UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check	the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

ANGIOTECH PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Angiotech Shareholders:

On behalf of the Board of Directors, we are pleased to deliver our Proxy Statement for our annual and special general meeting of shareholders. At the meeting, shareholders are being asked to:

•	approve a special resolution authorizing the transaction described below;

•	elect directors for the ensuing year;

•	appoint the auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

•	approve an ordinary resolution reconfirming the Company’s Shareholder Rights Plan with minor technical amendments to such plan;

•	approve a special resolution authorizing an amendment to the Company’s Articles to increase the quorum requirement for meetings of shareholders to comply with NASDAQ’s quorum requirements; and

•	transact such further or other business as may properly come before the meeting and any adjournments or postponements thereof.

YOUR VOTE IS VERY IMPORTANT.

The transaction involves the transfer of certain of our assets and liabilities, which are more fully described in the Proxy Statement, to our newly formed wholly owned subsidiary, Angiotech Pharmaceutical Interventions, Inc., which we refer to as API. The transaction additionally involves a proposed investment by Ares Corporate Opportunities Fund III, L.P., New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P., and/or their permitted assigns, whom we refer to as the Investors, of up to $300 million in the form of convertible notes to be issued by API.

The Investors will purchase a minimum of $200 million, and at our option up to $300 million, in convertible notes issued by API. The convertible notes bear interest at a blended annual rate of 7.75%, payable in kind, which payment in kind feature over time will increase the percentage of API’s common stock into which such notes are convertible, and are initially convertible into between approximately 32% and 48% of the common stock of API (excluding the effect of shares of common stock that may become issuable after the closing of the transaction). API will use the net proceeds to discharge its obligations to us under an intercompany promissory note.

Upon the consummation of an initial public offering of the common stock of API at specified values or the occurrence of certain other events described in the accompanying Proxy Statement, and the satisfaction of certain other conditions described in this Proxy Statement or, after September 30, 2009, at the election of the Investors (subject to certain restrictions), the convertible notes will be convertible into 50 shares of common stock of API per $1,000 principal amount of the convertible notes, subject to adjustment as described in the accompanying Proxy Statement.

In connection with the proposed transaction, we have commenced a tender offer to repurchase a portion of our Senior Floating Rate Notes due 2013, which we refer to as the 2013 Notes, and/or our 7.75% Senior Subordinated Notes due 2014, which we refer to as the 2014 Notes. Concurrently with the issuance of the convertible notes, we will use the net proceeds from the repayment of the intercompany promissory note by API

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to consummate such tender offer. API has the right to elect to raise up to $300 million in gross proceeds (or approximately $265 million in net proceeds) from the sale of the convertible notes. Consummation of the tender offer is contingent upon shareholder approval of the proposed transaction.

We expect that the transaction will provide our shareholders with a number of significant benefits, including:

•

the transaction will provide significant net proceeds to us, which will be used to reduce the outstanding principal amounts of our 2013 Notes and 2014 Notes. The 2013 Notes and 2014 Notes require the payment of interest in cash, and because the convertible notes will pay interest in kind, we anticipate that our annual cash interest expense will be reduced by approximately $21 million to $28 million (based on the interest rate of the 2013 Notes as the date hereof and assuming that the aggregate outstanding principal amounts of the 2013 Notes and 2014 Notes are proportionately reduced);

•

upon the close of the transaction, we will retain a significant stake in API (even assuming the conversion of the convertible notes), and as a result we will continue to benefit from the value and potential of the API businesses;

•

the cash interest expense reduction that may be achieved, combined with the significant implied equity value of Angiotech’s ownership stake in API, should improve our ability to continue to meet our debt obligations should royalties received from our partner Boston Scientific Corporation decline from current levels as a result of additional competitive entrants into the market for drug-eluting stents;

•

the proposed transaction at this value enables Angiotech to raise a significant amount of capital to address the Company’s current capital structure issues with more limited dilution than would likely be possible if Angiotech were to attempt to raise similar amounts of capital using security structures available to Angiotech on a consolidated basis;

•

the flexibility in the principal amount of the convertible notes sold to the Investors, as described above, will allow us to optimize the use of capital based on our ability to repurchase our outstanding 2013 Notes and 2014 Notes at attractive prices;

•

separately capitalizing API will help us to take the initial steps necessary to achieve a more equity-oriented capital structure for our operating business, consistent with our original strategy, the risks of our operating business and other companies in our industry; and

•	the transaction will allow us to partner with experienced healthcare investors who will be focused on growing the value of API.

For over nine months, the Company and our Board of Directors have evaluated potential strategic and financial alternatives. After evaluating alternatives available to us, the Company has determined to pursue the transaction. Our Board of Directors formed a Special Committee to evaluate the transaction and consider whether there are other strategic alternatives that are in the best interests of the Company and our shareholders. The Special Committee recommended that the Board of Directors approve the transaction. In connection with the recommendation of the Special Committee, Merrill Lynch Canada Inc., financial advisor to the Special Committee, provided an opinion stating that, as of the date of its opinion, the cash consideration received by API from the issuance of the convertible notes in the transaction is fair from a financial point of view to the Company.

After careful consideration, the Board of Directors has unanimously determined that the transaction is in the best interests of the Company and fair to its shareholders. The Board of Directors has approved the transaction and recommends that you vote in favor of the transaction and the other proposals set forth in the accompanying Proxy Statement.

Our common shares are listed on the NASDAQ Global Select Market under the trading symbol “ANPI” and on the Toronto Stock Exchange under the trading symbol “ANP”. On [—], 2008, the closing sale price of our common shares was $[—] per share on the NASDAQ and CDN$[—] per share on the TSX.

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The annual and special general meeting of shareholders will be held on [— ], 2008 at [—] a.m. local time at [location TBD].

The accompanying Proxy Statement provides you with detailed information concerning us, the transaction and other matters to be voted upon. Please pay careful attention to all of the information in the Proxy Statement. In particular, in connection with the transaction, you should carefully consider the discussion in “Risk Factors” beginning on page 14 of the Proxy Statement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the annual and special general meeting of shareholders, please take the time to vote by completing and mailing the enclosed proxy card or voting instruction card and returning it in the pre-addressed envelope provided.

David T. Howard
Chairman of the Board of Directors of Angiotech Pharmaceuticals, Inc.

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ANGIOTECH PHARMACEUTICALS, INC.

1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN THAT the 2008 annual and special general meeting (the “Meeting”) of the shareholders of Angiotech Pharmaceuticals, Inc. (the “Company”) will be held at [—], Pacific Time, on, [—], 2008 at [location TBD] for the following purposes:

1.	to consider, and if thought fit, to approve a special resolution, with or without amendment or variation, authorizing the transactions contemplated by the note purchase agreement dated July 6, 2008 among the Company and Ares Corporate Opportunities Fund III, L.P., New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. (collectively, the “Investors”), which will result in (a) the transfer of a significant portion of the Company’s existing business to Angiotech Pharmaceuticals Interventions, Inc. (“API”), (b) the issuance of convertible notes (including the increase of the aggregate principal amount thereunder to pay interest on issued convertible notes) by API to the Investors and the possible subsequent conversion of such notes into equity of API, and (c) the possible subsequent reduction of the Company’s investment in API, (as described in the Proxy Statement, the “Transaction”), the full text of which resolution is set out as the Transaction Resolution in Appendix A to the Proxy Statement accompanying this notice;

2.	to receive and consider the report of the directors and the financial statements of the Company, together with the auditors’ report thereon, for the fiscal year ended December 31, 2007;

3.	to fix the size of the Board of Directors at seven and elect directors for the ensuing year;

4.	to appoint the auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors;

5.	to consider, and if thought fit, to approve an ordinary resolution, with or without amendment or variation, reconfirming the Company’s Shareholder Rights Plan with minor technical amendments, as described in the attached Proxy Statement, the full text of which resolution is set out as the Shareholder Rights Plan Resolution in Appendix A to the Proxy Statement accompanying this notice;

6.	to consider, and if thought fit, to approve a special resolution, with or without amendment or variation, amending section 11.3 of the Company’s Articles to increase the quorum for meetings of shareholders to comply with NASDAQ’s quorum requirements as described in the attached Proxy Statement, the full text of which resolution is set out as the Quorum Resolution in Appendix A to the Proxy Statement accompanying this notice; and

7.	to transact such further or other business as may properly come before the Meeting and any adjournments or postponements thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors recommends shareholders vote “FOR” each of the proposals.

If you owned common shares of the Company on [—], 2008, the record date, you are entitled to attend and vote at the Meeting.

It is important that your shares be represented and that your wishes be made known. Whether or not you expect to attend the Meeting, please complete the enclosed form of proxy as indicated and return it by fax, mail or hand delivery to the office of Computershare Investor Services Inc., or provide voting instructions to Computershare Investor Services Inc. through its internet or telephone voting services, set out in the accompanying form of proxy. In order to be valid for use at the Meeting, the form of proxy must be duly completed, signed and deposited at the office of Computershare Investor Services Inc., as set out in the

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form of proxy, by 10:00 a.m. (Pacific Time) on [—], 2008 or, if the Meeting is adjourned or postponed, no later than 48 hours excluding Saturdays, Sundays and holidays before the time to which the Meeting is adjourned or postponed, in either case unless the Chair of the Meeting elects to exercise his or her discretion to accept proxies received subsequently. Your proxy is revocable and will not affect your right to vote in person at the Meeting. An undated proxy will be deemed to be dated the date the proxy is mailed by management or its agent to the registered shareholder.

Take notice that, if you are a registered holder of shares of the Company, you may deliver a notice of dissent with respect to the proposed resolutions to approve the Transaction. Dissenting shareholders must send any written notice of dissent to the Company, care of its legal counsel, Borden Ladner Gervais LLP, at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia, Canada V7X 1T2 (Facsimile: (604) 622-5824), Attention: Ian Webb, by no later than [—], 2008. Shareholders who validly exercise their dissent rights and do not withdraw their dissent will be entitled to receive the “fair value” of their common shares if the Transaction is consummated. Shareholders should be aware that simply voting against the resolutions being considered at the Meeting does not constitute the exercise of dissent rights.

DATED this [—]th day of [—], 2008.

BY ORDER OF THE BOARD OF DIRECTORS

K. Thomas Bailey, Chief Financial Officer

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ANGIOTECH PHARMACEUTICALS, INC.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by management of Angiotech Pharmaceuticals, Inc. (the “Company”) of proxies to be voted at the annual and special general meeting of shareholders of the Company to be held at [—], Pacific Time, on [—], 2008 at [location TBD], together with any adjournment or postponement of that meeting (the “Meeting”). Any registered shareholder of the Company holding common shares of the Company as at [—], 2008 will be entitled to vote at the Meeting.

The Company’s principal executive office of the Company is located at 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6. The Company’s website address is www.angiotech.com. The registered and records office of the Company is located at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada, V7X 1T2.

All references to currency in this Proxy Statement are in United States (U.S.) dollars, unless otherwise indicated.

The date of this Proxy Statement is [—], 2008, and it is first being sent to shareholders on or about [—], 2008.

SUMMARY TERM SHEET

This section contains a summary of the proposed transaction, consisting of the Restructuring and the API Investment, each as defined below. As more fully described in this Proxy Statement, we refer to the Restructuring and the API Investment, the related ancillary agreements and the transactions contemplated thereby (including without limitation a potential future sale, from time to time, in one or a series of transactions, by the Company of its shares of common stock of API), collectively as the “Transaction”.

Prior to the consummation of the API Investment, the Company proposes to enter into agreements to transfer certain of its assets and liabilities, as more fully described below, to API, a newly formed wholly owned subsidiary of the Company in exchange for 100% of the common stock of API and an intercompany promissory note. Additionally, the Company and API will concurrently enter into agreements, including a management services agreement and a registration rights agreement, to govern the continuing relationship between the Company and API. We refer to the entry into these agreements and the consummation of the transactions contemplated thereby as the “Restructuring”. In connection with the Restructuring, all but two employees of the Company will become employed by API and its subsidiaries.

Immediately after the Restructuring, API will issue up to two series (senior and subordinated) of notes in aggregate principal amount between $200 million and $300 million, convertible into shares of its common stock, par value $0.01 per share (the “Convertible Notes”), to Ares Corporate Opportunities Fund III, L.P. (“Ares”), New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. (together, “New Leaf”, and together with Ares and their permitted assignees, the “Investors”), in exchange for between $200 million and $300 million in cash pursuant to a note purchase agreement, dated as of July 6, 2008, among the Company, API and the Investors (the “Note Purchase Agreement”), and such parties will enter into other related agreements, including a governance agreement (the “Governance Agreement”) and a registration rights agreement (the “Investor Registration Rights Agreement”), to govern their continuing relationships. At the time of the issuance of the Convertible Notes, the Convertible Notes would be convertible into between approximately 32% and 48% of the outstanding shares of common stock of API on a fully diluted basis (excluding the effect of shares of common stock that may become issuable after the closing of the Transaction). API will use the net proceeds from the sale of the Convertible Notes to discharge its obligations under the intercompany promissory note referred to above. We refer to the entry into these agreements and the consummation of the transactions contemplated thereby as the “API Investment”. We refer to the agreements described in this paragraph as the “Transaction Agreements”.

In connection with the Transaction, the Company has commenced a tender offer to repurchase a portion of the Company’s Senior Floating Rate Notes due 2013 (the “2013 Notes”) and/or the Company’s 7.75% Senior Subordinated Notes due 2014 (the “2014 Notes”, and together with the 2013 Notes, the “Existing Notes”). Immediately after the issuance of the Convertible Notes, the Company will use the net proceeds from the API Investment to consummate such tender offer. API has the right to elect to raise up to $300 million in gross proceeds (or approximately $265 million in net proceeds) from the sale of the Convertible Notes and will exercise that right to the extent the Company has the ability to repurchase additional outstanding 2013 Notes and 2014 Notes at attractive prices. We refer to the tender offer described above as the “Tender Offer”.

This term sheet is a summary and does not contain all of the information that may be important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the Meeting. See the section of this Proxy Statement entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 137.

In order to implement the Restructuring, the Company and API will enter into a number of agreements to govern the continuing relationship between the companies. These agreements will be negotiated prior to the closing of the API Investment and are currently contemplated to include:

•

One or more asset transfer agreements and/or purchase agreements, pursuant to which the Company will transfer to API certain liabilities and all tangible, intangible and other assets (including stock of subsidiaries) and rights (including all intellectual property) of the Company, other than (i) certain intellectual property assets related to TAXUS paclitaxel-eluting coronary stent systems and related outlicenses under such intellectual property, including with Boston Scientific Corporation (“BSC”), Cook Group, Incorporated (“Cook”) and Broncus Technologies, Inc. (“Broncus”) as well as consideration generated from these outlicenses; (ii) a warrant to purchase common stock of Broncus, as well as certain liabilities related thereto, (iii) the capital stock of certain non-operating subsidiaries; and (iv) $1 million in cash (the assets and liabilities not so transferred, collectively, the “Retained Business”). For an additional description of the assets and liabilities of the Company and API following the consummation of the Transaction (assuming the Transaction had been consummated as of March 31, 2008), see the assets/liabilities allocation table included in the section of this Proxy Statement entitled “THE RESTRUCTURING” beginning on page 58. For certain additional pro forma financial information relating to the Transaction, the Tender Offer (as defined below) and certain other matters, see the section of this Proxy Statement entitled “UNAUDITED SELECTED FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS” beginning on page 86.

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A management services agreement, pursuant to which API and API Canada Holdings, Inc., a newly formed wholly owned subsidiary of the Company that will become a subsidiary of API pursuant to the purchase agreements described above (“API Canada”), will provide the Company with certain management, financial, accounting, legal, public relations, human resources and other services related to the Company’s ongoing business and financial reporting obligations for no cost for a minimum of six months, and for a negotiated cost thereafter;

•

A confidential disclosure agreement, pursuant to which API and the Company will agree to disclose to each other and maintain the secrecy of certain confidential information about the other party after the consummation of the Restructuring;

•	A registration rights agreement, pursuant to which the Company will receive certain registration rights permitting it to sell its shares of API’s common stock;

•	Supplemental indentures, pursuant to which API will agree to guarantee payments and other obligations of the Company under the Existing Notes, as required by the terms of the Existing Notes; and

•

A guaranteed debt agreement, pursuant to which the Company will reaffirm the nature of its primary obligation on the Existing Notes and agree to indemnify and reimburse API for any expenses or liabilities it may incur in connection with the guarantees by API and its subsidiaries of the Existing Notes.

For more information about the Restructuring, see the section of this Proxy Statement entitled “THE RESTRUCTURING”.

At the time of the consummation of the Restructuring, API will issue the Convertible Notes pursuant to the Note Purchase Agreement if the conditions to the respective parties’ obligations to close are met or waived. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Note Purchase Agreement—Conditions to the Closing” beginning on page 62 for a more detailed discussion.

The terms of the Convertible Notes provide, among other things:

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A maturity date that is the earliest of (i) December 2, 2013, so long as the 2013 Notes or 2014 Notes remain outstanding (with respect to senior Convertible Notes only), (ii) April 2, 2014, so long as the 2014 Notes remain outstanding, or (iii) seven years from the date of the Convertible Notes. The Convertible Notes that are subordinated will have an initial maturity date of April 2, 2014. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Maturity” beginning on page 69 for a more detailed discussion;

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A blended interest rate of 7.75% per annum, accrued daily and compounded and payable in kind semiannually. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Interest Rate” beginning on page 69 for a more detailed discussion;

•

An initial conversion rate of 50 shares of common stock per $1,000 principal amount of Convertible Notes, with conversion into nonvoting common stock of API if certain ownership thresholds would be exceeded and subject to certain anti-dilution adjustments. Subject to certain conditions, the Convertible Notes will convert upon the consummation of a “Qualified Transaction”, which consists of an initial public offering at specified values, and other specified events or, after September 30, 2009, at the election of the Investors (subject to certain restrictions). See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Conversion” and “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Anti-Dilution Adjustments” beginning on page 69 and 70, respectively, for a more detailed discussion;

•

API must offer to repurchase the Convertible Notes upon the occurrence of a “Designated Event” or “Parent Designated Event”, which consists of a change of control of the Company or API and other specified events. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Mandatory Redemption” beginning on page 70 for a more detailed discussion; and

•

The Company and its subsidiaries (other than API and its subsidiaries) must guarantee the Convertible Notes until such time as API and its subsidiaries no longer guarantee the Existing Notes. The Company’s guarantee of the Convertible Notes will restrict the business activities of the Company, require the Company to apply any net proceeds received in connection with a distribution or incurrence of indebtedness to repurchase, redeem, retire, repay or otherwise reduce the indebtedness represented by the Existing Notes and impose certain other restrictions on the Company. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Guarantee” beginning on page 73 for a more detailed discussion.

In connection with the Transaction, the Company has commenced the Tender Offer to repurchase a portion of the 2013 Notes and/or the 2014 Notes. Immediately after the issuance of the Convertible Notes, the Company will use the net proceeds from the repayment of the intercompany promissory note by API to consummate the Tender Offer. API has the right to elect to raise up to $300 million in gross proceeds (or approximately $265 million in net proceeds) from the sale of the Convertible Notes and will exercise that right to the extent the Company has the ability to repurchase additional outstanding 2013 Notes and 2014 Notes at attractive prices. See “DESCRIPTION OF THE TENDER OFFER” beginning on page 82 for a more detailed discussion.

QUESTIONS AND ANSWERS

What is being voted on at the Meeting?

The matters to be considered and voted upon at the Meeting are as follows:

1.	Authorization of the Transaction: To consider, and if thought fit, approve a special resolution authorizing the Transaction (the “Transaction Resolution”) (Proposal No. 1).

2.	Election of Directors: To fix the size of the Board of Directors at seven and elect seven members of the Board of Directors for the ensuing year (Proposal No. 2).

3.	Appointment of Auditors: To appoint the auditors for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditors (Proposal No. 3).

4.	Reconfirmation of the Shareholder Rights Plan: To consider, and if thought fit, approve an ordinary resolution reconfirming the Company’s Shareholder Rights Plan with minor technical amendments (Proposal No. 4).

5.	Amendment of Articles: To consider, and if thought fit, approve a special resolution authorizing an amendment to section 11.3 of the Company’s Articles to increase the quorum for meetings of shareholders to comply with NASDAQ’s quorum requirements (the “Quorum Resolution”) (Proposal No. 5).

6.	Other Business: To consider and transact such other business as may properly come before the Meeting.

At the time this Proxy Statement was printed, the Company was not aware of any other matters to come before the Meeting.

How do I vote?

Registered Shareholders

By Proxy. A registered shareholder has the right to appoint a person other than the persons designated in the accompanying form of proxy (and who need not be a shareholder) to attend and act for him or her and on his or her behalf at the Meeting. To exercise this right, the registered shareholder may insert the name of the desired person in the blank space provided in the form of proxy, or may submit another proxy in a form acceptable to the Chair in his or her discretion.

It is important that your shares be represented and that your wishes be made known. Whether or not you expect to attend the Meeting, please complete the enclosed form of proxy as indicated and return it by fax, mail or hand delivery to the office of Computershare Investor Services Inc., or provide voting instructions to Computershare Investor Services Inc. through its internet or telephone voting services, set out in the accompanying form of proxy. In order to be valid for use at the Meeting, the form of proxy must be duly completed, signed and deposited at the office of Computershare Investor Services Inc., as set out in the form of proxy, by 10:00 a.m. (Pacific Time) on [—], 2008 or, if the Meeting is adjourned or postponed, no later than 48 hours excluding Saturdays, Sundays and holidays before the time to which the Meeting is adjourned or postponed, in either case unless the Chair of the Meeting elects to exercise his or her discretion to accept proxies received subsequently. An undated proxy will be deemed to be dated the date the form of proxy is mailed by management or its agent to the registered shareholder.

In Person. A registered shareholder may attend the Meeting and vote in person. Attending the Meeting will not automatically revoke your prior proxy. You must comply with methods set forth below under “May I revoke my proxy?” in order to revoke your proxy.

Beneficial Shareholders

The information set out in this section is important to many shareholders as a substantial number of shareholders do not hold their common shares in their own name.

Persons who hold common shares through their brokers, agents, trustees or other intermediaries (such persons, “Beneficial Shareholders”) should note that only proxies deposited by registered shareholders whose names appear on the share register of the Company may be recognized and acted upon at the Meeting. If common shares are shown on an account statement provided to a shareholder by a broker, then in almost all cases the name of such shareholder will not appear on the share register of the Company. Such common shares will most likely be registered in the name of the broker or an agent of the broker. In Canada, the vast majority of such shares will be registered in the name of “CDS & Co.”, the registration name of CDS Clearing and Depositary Services Inc., and in the United States, the vast majority will be registered in the name of “Cede & Co.”, the registration name of the Depository Trust Company, which entities act as nominees for many brokerage firms. Common shares held by brokers, agents, trustees or other intermediaries can only be voted by those brokers, agents, trustees or other intermediaries in accordance with instructions received from Beneficial Shareholders. As a result, Beneficial Shareholders should carefully review the voting instructions provided by their intermediary with this Proxy Statement and ensure they communicate how they would like their common shares voted in accordance with those instructions.

Beneficial Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Company are referred to as “NOBOs”. Those Beneficial Shareholders who have objected to their intermediary disclosing ownership information about themselves to the Company are referred to as “OBOs”. In accordance with National Instrument 54-101 of the Canadian Securities Administrators and Rule 14a-13(a) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has distributed copies of the Notice of Meeting, this Proxy Statement and the form of proxy to the clearing agencies and intermediaries for onward distribution to Beneficial Shareholders.

Intermediaries will frequently use service companies to forward the Meeting materials to Beneficial Shareholders. Generally, a Beneficial Shareholder who has not waived the right to receive Meeting materials will either:

(a)	be given a form of proxy which (i) has already been signed by the intermediary (typically by a facsimile, stamped signature), (ii) is restricted as to the number of shares beneficially owned by the Beneficial Shareholder, and (iii) must be completed, but not signed, by the Beneficial Shareholder and deposited with Computershare Investor Services Inc. by the proxy delivery deadline; or

(b)	more typically, be given a voting instruction form (“VIF”) which (i) is not signed by the intermediary, and (ii) when properly completed and signed by the Beneficial Shareholder and returned to the intermediary or its service company, will constitute voting instructions which the intermediary must follow.

VIFs should be completed and returned in accordance with the specific instructions noted on the VIF. The purpose of this procedure is to permit Beneficial Shareholders to direct the voting of the common shares which they beneficially own.

Please return your voting instructions as specified in the VIF. Beneficial Shareholders should carefully follow the instructions set out in the VIF, including those regarding when and where the VIF is to be delivered.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purpose of voting common shares registered in the name of their broker, agent, trustee or other intermediary, a Beneficial Shareholder may attend the Meeting as a proxyholder for a registered shareholder and vote common shares in that capacity. Beneficial Shareholders who wish to attend the Meeting or have someone else attend on their behalf, and indirectly vote their common shares as proxyholder for the registered shareholder should contact their broker, agent, trustee or other intermediary well in advance of the Meeting to determine the steps necessary to permit them to indirectly vote their common shares as a proxyholder.

The Meeting materials are being sent to both registered shareholders and Beneficial Shareholders of common shares. If you are a Beneficial Shareholder, and the Company or its agent has sent these materials to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary on your behalf.

Who is soliciting proxies and who pays the cost of soliciting proxies?

This Proxy Statement is furnished in connection with the solicitation of proxies by the management of the Company for use at the Meeting. The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company. Additionally, the Company has retained The Altman Group, Inc., a proxy solicitation firm. The cost of solicitation, which is not determinable at present, but in any event is not material to the Company, will be borne by the Company.

How will proxies be voted?

The persons named as proxyholders in the enclosed form of proxy are directors or officers of the Company.

A registered shareholder may direct the manner in which his or her common shares are to be voted or withheld from voting by marking the form of proxy accordingly. The proxyholders designated in the enclosed form of proxy will vote or withhold from voting the common shares represented by proxy in accordance with the instructions of the registered shareholder on any ballot that may be called for, and if the registered shareholder specifies a choice with respect to any matter to be acted upon, the common shares will be voted accordingly.

Where no instruction is specified by a registered shareholder on a resolution shown on the form of proxy, or where the instructions are uncertain, the proxyholders designated in the enclosed form of proxy will vote the common shares “FOR” the resolution.

May I revoke my proxy?

Any registered shareholder returning the enclosed form of proxy may revoke the same at any time insofar as it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the registered shareholder or by his or her attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the registered office of the Company, at any time up to and including the last business day preceding the day of the Meeting or with the Chair of the Meeting prior to the commencement of the Meeting. The registered office of the Company is 1200—200 Burrard Street, Vancouver, British Columbia, Canada V7X 1T2.

How many votes may be cast at the Meeting?

Based on the number of common shares outstanding on the record date, up to [•] votes may be cast on any matter.

How many common shares must be represented at the Meeting to constitute a “quorum”?

Pursuant to Rule 4350(a)(1) of the NASDAQ Stock Market, Inc. Marketplace Rules, the Company previously relied on an exemption from Rule 4350(f) of the Marketplace Rules, requiring that each NASDAQ- quoted company have in place a minimum quorum requirement for shareholder meetings of 33 1/3% of the outstanding shares of the company’s voting common stock. The Company’s Articles currently provide that a quorum is met if two persons are present who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the Meeting. At the Company’s 2007 annual meeting of shareholders, holders of 60.13% of the common shares were present or represented by proxy at the meeting.

As of March 31, 2008, the Company ceased to qualify as a foreign private issuer as a result of changes in the location of the holders of a majority of its outstanding common shares. At the Meeting, the Company will impose a 33 1/3% quorum requirement and will request that shareholders approve the Quorum Resolution to amend the Company’s articles to comply with the NASDAQ’s quorum requirements thereafter.

Abstentions will be counted as present for the purposes of determining the presence of quorum for purposes of the matters to be voted on, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will not be counted as present for purposes of determining the presence of a quorum for purposes of the matters to be voted on and will not be voted. Accordingly, neither abstentions nor broker non-votes will have any effect on the outcome of the votes on the matters to be acted upon at the Meeting.

How many votes do I have?

Every registered shareholder who is present in person and entitled to vote at the Meeting, shall have one vote on a show of hands, and on a poll shall have one vote for each common share of which the shareholder is the registered holder, and such shareholder may exercise such vote either in person or by proxy.

How many votes are required for each of the proposals?

Proposal 1: Authorization of the Transaction

The authorization of the Transaction requires the affirmative vote of 75% of the votes cast at the Meeting on this Proposal.

Proposal 2: Election of Directors

The size of the Board of Directors must be fixed, and directors must be elected, by an affirmative vote of a simple majority of the votes cast at the Meeting on this Proposal.

Proposal 3: Appointment of Auditors

The appointment of the auditors for the ensuing year and the authorization of the directors to fix the remuneration to be paid to the auditors requires the affirmative vote of a simple majority of the votes cast at the Meeting on this Proposal.

Proposal 4: Reconfirmation of the Shareholder Rights Plan

Reconfirmation of the Company’s Shareholder Rights Plan with minor technical amendments requires the affirmative vote of a simple majority of the votes cast at the Meeting on this Proposal.

Proposal 5: Amendment of Articles

The amendment of the Company’s articles to increase the quorum for meetings of shareholders to comply with NASDAQ’s quorum requirements requires the affirmative vote of 75% of the votes cast at the Meeting on this Proposal.

How does the Board of Directors recommend I vote?

The Board of Directors recommends you vote “FOR” each of the proposals.

What are the anticipated benefits of the Transaction?

The Board of Directors anticipates that the Company will obtain a number of important benefits from the Transaction, including:

•

the Transaction will provide significant net proceeds to the Company, which will be used to reduce the outstanding principal amounts of the Company’s 2013 Notes and 2014 Notes. The 2013 Notes and 2014 Notes require the payment of interest in cash, and because the convertible notes will pay interest in kind, the Company anticipates that its annual cash interest expense will be reduced by approximately $21 million to $28 million (based on the interest rate of the 2013 Notes as the date hereof and assuming that the aggregate outstanding principal amounts of the 2013 Notes and 2014 Notes are proportionately reduced);

•

upon the close of the Transaction, the Company will retain a significant stake in API (even assuming the conversion of the Convertible Notes), and as a result it will continue to benefit from the value and potential of the API businesses;

•

the cash interest expense reduction that may be achieved, combined with the significant implied equity value of the Company’s ownership stake in API, should improve the Company’s ability to continue to meet its debt obligations should royalties received from its partner BSC decline from current levels as a result of additional competitive entrants into the market for drug-eluting stents;

•

the proposed Transaction at this value enables the Company to raise a significant amount of capital to address the Company’s current capital structure issues with more limited dilution than would likely be possible if the Company were to attempt to raise similar amounts of capital using security structures available to the Company on a consolidated basis;

•

the flexibility in the principal amount of the Convertible Notes sold to the Investors, as described above, will allow the Company to optimize the use of capital based on its ability to repurchase its outstanding 2013 Notes and 2014 Notes at attractive prices;

•

separately capitalizing API will help the Company to take the initial steps necessary to achieve a more equity-oriented capital structure for the Company’s operating business, consistent with its original strategy, the risks of the Company’s operating business and other companies in its industry; and

•	the Transaction will allow us to partner with experienced healthcare investors who will be focused on growing the value of API.

Has the Company received a fairness opinion in connection with the Transaction?

The Special Committee received an opinion from its financial advisor, Merrill Lynch Canada Inc., to the effect that, as of July 6, 2008 (the date as of which such opinion was rendered) and based on and subject to the matters described in its opinion, the cash consideration to be received by API pursuant to the issuance of the Convertible Notes was fair, from a financial point of view, to the Company. This opinion is attached as Appendix D to this Proxy Statement.

Merrill Lynch Canada Inc. provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the Transaction, and the opinion of Merrill Lynch Canada Inc. is not a recommendation as to how any shareholder should vote or act with respect to any matter relating to the issuance of the Convertible Notes or any other aspect of the Transaction. We encourage you to read the opinion and the section entitled “THE TRANSACTION—Opinion of the Special Committee’s Financial Advisor” carefully and in their entirety.

What are the consequences of the Transaction failing to receive shareholder approval?

If the shareholders of the Company do not approve the Transaction Resolution by the affirmative vote of 75% of the votes cast at the Meeting, the Transaction will not be consummated and the Company will not receive any of the anticipated benefits described in the section of this Proxy Statement entitled “THE TRANSACTION—The Company’s Reasons for the Transaction”. Additionally, the Tender Offer will not be consummated and $325 million aggregate principal amount of the 2013 Notes and $250 million aggregate principal amount of the 2014 Notes would remain outstanding, which would continue to leave a large cash interest burden on the Company ($52 million in 2007 and $12 million in the first quarter of 2008).

As described in the section of this Proxy Statement entitled “THE TRANSACTION—Background to the Transaction”, the Company evaluated a number of strategic and financial alternatives to the Transaction and determined that the Transaction was in the best interest of shareholders. Therefore, if the Transaction fails to receive the required shareholder approval, the Company would be forced to evaluate other strategic or financial transactions that management believes may generate less shareholder value than that provided under the Transaction. Whether we would be able to consummate any such alternative transaction on favorable terms, if at all, is uncertain. In addition, regardless of whether any such alternative transaction is consummated, it may be necessary for us to reduce certain expenditures, including investments in research and development and sales and marketing, that will impact both short- and long-term growth potential of our business. If, after the consummation of an alternative transaction and/or expenditure reduction noted above, for any reason we are unable to meet our obligations under the Existing Notes, a transaction with the holders of our Existing Notes may be necessary. However, if we were to pursue debt reduction alternatives directly with the holders of our Existing Notes (through an exchange offer or otherwise), we may not be able to complete such a transaction, if at all, on terms favorable to our shareholders.

In the event that shareholders of the Company do not approve the Transaction Resolution, (i) the Company would also be required to pay a commitment fee to the Investors in the amount of $3 million, plus expenses of the Investors up to an additional $3 million paid pursuant to the Note Purchase Agreement and (ii) if the Company agrees to an alternative transaction (as defined in the Note Purchase Agreement) within 12 months of termination of the Note Purchase Agreement, the Company would be required to pay $10 million plus expenses of the Investors up to an additional $4 million (less any commitment fee payable under clause (i)) at or prior to the time of agreeing to such alternative transaction. See the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Note Purchase Agreement—Fees and Expenses”.

What are the rights of shareholders who exercise dissent rights?

Shareholders of the Company will be entitled to exercise dissent rights with respect to the Transaction Resolution in accordance with the dissent rights in Sections 237 to 247 of the Business Corporations Act (British Columbia) (the “BCABC”). Shareholders who validly exercise their dissent rights and do not withdraw their dissent will be entitled to receive the “fair value” of their common shares determined in accordance with Sections 237 to 247 of the BCABC as at the day before the Transaction Resolution is adopted by shareholders. Unless this condition is waived by the Company and the Investors, the Transaction will not be consummated if more than 2.5% of the Company’s shares become dissenting shares through the exercise of the dissent rights described above. See the section of this Proxy Statement entitled “THE TRANSACTION—Dissenting Shareholders’ Rights” for a more detailed discussion.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Company consists of 250,000,000 shares without par value divided into 200,000,000 common shares and 50,000,000 Class I Preference shares.

As of [—], 2008, the record date, there were 85,121,983 common shares and no Class I Preference shares issued and outstanding.

Holders of common shares as at [—], 2008 are entitled to receive notice of the meeting of shareholders of the Company and to attend and vote thereat, but the failure of any shareholder to receive notice of the Meeting does not deprive the shareholder of the right to vote at the Meeting. Every shareholder who is present in person and entitled to vote at the Meeting shall have one vote on a show of hands, and on a poll shall have one vote for each common share of which the shareholder is the registered holder as at [— ], 2008, and such shareholder may exercise such vote either in person or by proxy. Accordingly, holders of common shares are the only class of the Company’s securities entitled to vote at the Meeting and are entitled to a total of [—] votes.

Beneficial Owners of More than Five Percent

As at [—], 2008, to the knowledge of the directors and executive officers of the Company, no person or group beneficially owns, directly or indirectly, or exercises control or direction over, greater than 5% of the voting rights attached to any class of voting securities of the Company other than the following:

Title of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (owned or controlled or directed, directly or indirectly)		% of Class(1)
Common	West Coast Asset Management Inc. California, USA	11,097,726	(2)	13.04	%(2)

Common	Franklin Resources California, USA	9,074,220		10.66%

Common	State of Wisconsin Investment Board Wisconsin, USA	8,396,557		9.86%

Common	Letko, Brosseau and Associates Inc. Quebec, Canada	7,725,205		9.08%

NOTE:

(1)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable percentage of ownership for each person is based on 85,121,983 common shares outstanding as of [—], 2008, plus any securities held by such person exercisable for or convertible into common shares within 60 days after the date of this Proxy Statement.
(2)	Derived from the Schedule 13G/A filed by West Coast Asset Management Inc. with the Securities and Exchange Commission on April 16, 2008. The Company notes that West Coast Asset Management Inc. subsequently filed Forms 3/A and 4/A disclaiming ownership of more than 10% of the common shares of the Company; however, the Company has no basis upon which to verify this information.

Beneficial Ownership of Directors and Named Executive Officers

As at [—], 2008, the number of common shares beneficially owned by each director and Named Executive Officer (defined below) of the Company, or over which each director and Named Executive Officer exercises control or direction, directly or indirectly, is set out in the following table:

Title of Class	Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership (owned or controlled or directed, directly or indirectly)		% of Class(1)
Common	William L. Hunter, MD, MSc. British Columbia, Canada	415,756		0.49%

Common	David T. Howard British Columbia, Canada	30,800		0.04%

Common	Hartley T. Richardson Winnipeg, Canada	1,176,000	(2)	1.38%

Common	Edward M. Brown California, U.S.A.	0		—

Common	Arthur H. Willms British Columbia, Canada	30,500		0.04%

Common	Laura Brege California, U.S.A.	0		—

Common	Henry A. McKinnell Jr. Wyoming, U.S.A.	50,000		0.06%

Common	K. Thomas Bailey Washington, U.S.A.	0		—

Common	Rui Avelar, MD British Columbia, Canada	9,800	(3)	0.01%

Common	David D. McMasters, ESQ Washington, U.S.A.	2,800	(4)	—

Common	Gary Ingenito, MD, PhD British Columbia, Canada(5)	1,000		—

NOTES:

(1)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable percentage of ownership for each person is based on 85,121,983 common shares outstanding as of [—], 2008, plus any securities held by such person exercisable for or convertible into common shares within 60 days after the date of this Proxy Statement.
(2)	Mr. Richardson’s holdings include 1,000 common shares held indirectly through his family and 750,000 shares held indirectly through his company.
(3)	Dr. Avelar’s holdings include 3,684 common shares held indirectly through his wife.
(4)	Mr. McMasters’ holdings include 2,000 common shares held indirectly through his wife.
(5)	Dr. Ingenito ceased employment on February 29, 2008.

As at [—], 2008, directors and executive officers of the Company beneficially owned or exercised control or direction over, directly or indirectly, 2,351,372 common shares representing approximately 2.76% of the outstanding common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

As a result of the Company’s status as a “foreign private issuer”, none of our executive officers or directors was required to file reports under Section 16(a) of the Exchange Act at any point during the fiscal year ended December 31, 2007. As of March 31, 2008, the Company ceased to qualify as a foreign private issuer as a result of changes in the location of holders of a majority of its outstanding common shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements contained in this Proxy Statement that are not based on historical fact, including without limitation statements containing the words “believes”, “may”, “plans”, “will”, “estimate”, “continue”, “anticipates”, “intends”, “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the second half of 2008 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research, development, product and drug development and our plans and anticipated effects of the Transaction. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements.

Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the inability to consummate the Transaction or that the Transaction will not provide the anticipated benefits described in this Proxy Statement; general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward-looking statements in this Proxy Statement to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the section of this Proxy Statement entitled “RISK FACTORS” and the “Risk Factors” section in our annual report for the year ended December 31, 2007 filed with the SEC on Form 40-F and our quarterly report for the three months ended March 31, 2008 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this Proxy Statement to reflect future results, events or developments.

RISK FACTORS

In addition to the other information included or incorporated by reference in this Proxy Statement, you should carefully consider the matters described below relating to the Transaction in deciding whether to vote for approval of proposals presented in this Proxy Statement. Additional risks and uncertainties not presently known to the Company or that are not currently believed to be material, if they occur, also may adversely affect the Transaction and results of operations of the Company following the Transaction. Additional risk factors relating to our business can be found in our Annual Report on Form 40-F for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

We will depend on our remaining cash on hand, royalty revenue related to the TAXUS coronary stent system and potential royalty and other income from certain other uses of paclitaxel and proceeds generated from future sales of shares of API common stock to pay interest and principal on the Existing Notes.

Upon the consummation of the Transaction, our assets will consist solely of shares of API common stock issued to us in connection with the Restructuring, $1 million in cash on hand and the other assets of the Retained Business. Although the majority of our operating expenses (other than intellectual property license fees and expenses to be incurred under the contemplated management services agreement) will also be incurred by API and no longer directly by us, we will continue to be materially dependent upon the royalty streams generated by our remaining wholly owned assets, as well as our ability to consummate future sales of shares of API common stock to make all payments of interest and principal on the Existing Notes when due.

We anticipate that, for the next several years, substantially all of our revenue will be derived from royalty revenues relating to sales of TAXUS paclitaxel-eluting coronary stent systems by our partner BSC. We do not have control over the sales and marketing efforts, stent pricing, production volumes, distribution or regulatory environment related to BSC’s paclitaxel-eluting coronary stent program. Our involvement is limited to the terms of our 1997 license agreement (as amended, the “1997 License Agreement”) with BSC and Cook, which provides for the receipt of royalty revenue based on the net sales of TAXUS and specifies the applicable royalty rates.

Royalty revenue from BSC for the year ended December 31, 2007 and the quarter ended March 31, 2008 decreased by 31% and 15%, respectively, from the corresponding prior period, which BSC has attributed to a decline in the number of angioplasty procedures and drug-eluting stent procedures in the U.S. Additionally, on July 2, 2008, Abbott Laboratories announced the approval of its competing XIENCE V stent for use in the U.S., which could further reduce our stent-related royalty revenues. If BSC is impaired in its ability to market and distribute TAXUS, whether for this reason or due to a failure to comply with applicable regulatory requirements, discovery of a defect in the device, increased incidence of adverse events or identification of other safety issues, or previously unknown problems with the manufacturing operations for TAXUS (any of which could, under certain circumstances, result in a manufacturing injunction), our revenues could be further significantly reduced. BSC’s failure to resolve these issues in a timely manner could have a significant impact on our royalty revenue from sales of TAXUS. Additionally, BSC may terminate the 1997 License Agreement under certain circumstances, including if BSC is unable to acquire a supply of paclitaxel at a commercially reasonable price, if BSC reasonably determines that the paclitaxel-eluting coronary stent is no longer commercially viable, or if our license agreement with the National Institutes of Health (“NIH”), certain of which rights are sublicensed to BSC, terminates.

The amounts payable by BSC to us vary from 1% to 9% of net sales depending on various factors, including volume of sales from time to time and patent protection laws in the country of sale. From these amounts, we must pay certain royalties to our licensors, including the NIH and the University of British Columbia (“UBC”), under license agreements. For the quarter ended March 31, 2008, the average gross royalty rate earned was 7.4% for sales in the U.S. and 7.7% for sales in other countries. The average gross royalty rate earned for the quarter ended March 31, 2007 was 7.7% for sales in the United States and 5.9% for sales in other countries. There is no guarantee that royalty payments under the 1997 License Agreement with BSC will continue, and demand for

BSC’s paclitaxel-eluting coronary stent products could continue to decline as a result of the factors stated above, as well as competition, technological change, reimbursement or other factors. Also, the royalty rate payable by BSC could decline if and when patent protection expires, or no longer exists as defined by our license agreement with BSC, in certain jurisdictions.

In the event that our available cash on hand, the royalty streams generated by our remaining wholly owned assets and our ability to consummate future sales of shares of API common stock are not sufficient to enable us to make all payments of interest and principal on the Existing Notes when due, we may be forced to cause API to lend us capital, to declare a cash dividend or to make a distribution of assets. In the event that we caused API to take any such actions, each Investor would have the right to receive an equivalent payment from API (in proportion to the number of shares of API common stock issuable upon conversion of such Investor’s Convertible Notes compared to the number of shares of API common stock owned by the Company) in the form, at such Investor’s election, of a cash distribution, an increase in the principal amount of such Investor’s Convertible Notes or an adjustment to the conversion price of the Convertible Notes. Any such payment to the Investors could have a potentially dilutive effect on our ownership interest in API and could otherwise be adverse to our interests and the interests of our shareholders.

We and our subsidiaries will be required to guarantee the Convertible Notes until such time as API and its subsidiaries are no longer required to guarantee our Existing Notes. In connection with this guarantee, we will be subject to certain restrictions in the operation of our business.

Under the terms of the Note Purchase Agreement, as API’s parent, we are required to guarantee the payment and performance obligations of API under the Convertible Notes until such time as API and its subsidiaries are no longer required to guarantee our payment and other obligations under the Existing Notes. This guarantee will restrict in certain respects actions we would usually be permitted to take in operating our business. These restrictions include:

•

If we or our subsidiaries (other than API and its subsidiaries) receive a distribution or asset from API or its subsidiaries or receive proceeds from the sale of assets or the incurrence of indebtedness, such amounts must be used to repurchase, redeem, repay, retire or otherwise reduce (i) first, the outstanding indebtedness under 2013 Notes until they are repaid in full, and (ii) thereafter, the outstanding indebtedness under 2014 Notes.

•

We and our subsidiaries may not engage in any business other than the business currently conducted at closing or incur any indebtedness other than indebtedness used to retire Existing Notes in the order specified above.

•

We and our subsidiaries may not take any action that could (i) cause a default under any of API’s indebtedness, (ii) cause the acceleration of contingent payments (other than milestone payments resulting from superior performance) owed by API, us or subsidiaries of API or us, (iii) result in an Extraordinary Transaction under the merger agreement pursuant to which we acquired Quill Medical, Inc. (the “Quill Merger Agreement”), (iv) pay any discretionary change of control payments, or (v) otherwise trigger an acceleration of obligations of us, API, or subsidiaries of us or API, under any similar agreements.

•

We may not pay any dividends on our capital stock or purchase, redeem or otherwise acquire or retire for value any of our capital stock or the capital stock of any direct or indirect parent of the Company or our subsidiaries.

•	We and our subsidiaries will agree not to transfer, settle or extinguish indebtedness owed by Angiotech Investment Partnership to us or our subsidiaries.

•	We and our subsidiaries will agree not to restrict the activities of API or its subsidiaries or create a lien on any asset of API or its subsidiaries.

These restrictions may prohibit us from taking actions in the future that we consider to be desirable and in the best interests of our shareholders and which may adversely affect the market price of shares of our common stock.

Under the terms of the Convertible Notes, upon a Change of Control of the Company or other specified events, the holders of such Convertible Notes shall have the right to require API to repurchase the Convertible Notes, which may have the effect of deterring a change of control or similar transaction of the Company, which would otherwise be in the best interest of its shareholders.

Under the terms of the Convertible Notes, a “Parent Designated Event” means:

•	any “Change of Control” as defined in the indentures governing the Existing Notes,

•	an “Extraordinary Event” or “Bankruptcy Event” of the Company, Angiotech Pharmaceuticals (US), Inc. or Quill Medical, Inc., in each case as defined in the Quill Merger Agreement;

•	the Company ceasing to own at least 50% of the common stock of API owned by it as of the issue date of the Convertible Notes;

•

any of the Existing Notes becoming due or subject to mandatory repurchase (provided that if the Existing Notes are repurchased or repaid by the Company or a third party without the direct or indirect receipt by the Company of any proceeds or use of funds or other assets of API or any of its subsidiaries, such event shall not be deemed to be a Parent Designated Event); or

•	there is a default under the guarantee issued by the Company in favor of the Convertible Notes.

If a Parent Designated Event occurs, then the holders of the Convertible Notes shall have the right to require API to repurchase all or any portion of such Convertible Notes for an amount equal to the greater of (a) 100% of the principal amount of the Convertible Notes to be purchased, and (b) the fair market value (as defined) of the common stock issuable upon conversion of such Convertible Notes. Such provision in the Convertible Notes may tend to deter any takeover or other offer affecting control of the Company, which might otherwise be in the best interest of the shareholders of the Company.

The Investors will be entitled to appoint directors to API’s Board of Directors until such time as the Investors on a combined basis no longer hold Convertible Notes representing at least 7.5% of API’s common stock on an as-converted basis and during such time a majority of the directors appointed by the Investors must approve certain corporate actions that API may consider in the future. The exercise of this discretion may be adverse to the interests of the Company and its shareholders.

Pursuant to the Governance Agreement, upon the closing of the Transaction until the consummation of a Qualified Transaction, the Investors will have the right to appoint three members to API’s Board of Directors. After the consummation of a Qualified Transaction until such time as the Investors on a combined basis no longer hold Convertible Notes representing at least 7.5% of API’s common stock on an as-converted basis, Investors will have the right to appoint at least one director to API’s Board of Directors. Until such time as the Investors no longer have the right to appoint at least one director to API’s Board of Directors, a majority of the directors appointed by the Investors must approve certain corporate actions that API may consider in the future (provided that the approval rights in numbers (7) through (11) below will expire upon the closing date of a Qualified Transaction), including with respect to:

(1)	consummation of any transaction that would result in a Designated Event (as such term is defined in the Convertible Notes (see the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes”));

(2)	any acquisition or transfer of any assets, properties, businesses or entities with an aggregate fair market value in excess of $35 million;

(3)	any loan, advance or capital contribution to any person (other than certain intercompany loans between API and subsidiaries guaranteeing the Convertible Notes);

(4)	any incurrence, optional repayment or material modification of any debt in an aggregate principal amount in excess of $25 million;

(5)	any issuance, redemption or repurchase of API’s capital stock, except for issuances contemplated under the Convertible Notes or upon exercise of options granted under the API’s option plans;

(6)	any declaration or payment of dividends or distributions of any kind on or with respect to capital stock of API or any of its subsidiaries (other than certain intercompany distributions between API and subsidiaries guaranteeing the Convertible Notes);

(7)	capital expenditures (other than up to $10 million in the aggregate to fund a coating facility located in Vancouver) in the aggregate in any fiscal year in excess of 10% of the consolidated revenues of API and its subsidiaries for such fiscal year or that would result in net negative consolidated cash flow for API and its subsidiaries for the fiscal year in which such expenditures are made;

(8)	research and development expenses in the aggregate in any fiscal year in excess of 15% of the consolidated revenues of API and its subsidiaries for such fiscal year or that would result in net negative consolidated cash flow for API and its subsidiaries for the fiscal year in which such expenses are incurred;

(9)	any appointment, termination or change (including a change in responsibilities) of either the chief executive officer or the chief financial officer of API;

(10)	any engagement of financial advisors or investment bankers;

(11)	any action that would cause a default under the Existing Notes or an acceleration or increase of the amounts paid or payable under the Quill Merger Agreement (including any Earnout Payment, as such term is defined under the Quill Merger Agreement);

(12)	the creation, termination or modification of any joint venture if API and its subsidiaries make, or are committed to make, cash payments in excess of $20 million in the aggregate with respect thereto, (other than transactions between API and subsidiaries guaranteeing the Convertible Notes);

(13)	commencement of bankruptcy proceedings; and

(14)	transfers of property or assets, or the entry into any agreements, between the Company and its subsidiaries and API and its subsidiaries, other than as required by the agreements governing the Restructuring.

API and its subsidiaries may take any of the actions identified in numbers (2), (3), (4), (6) or (14) above without the approval of a majority of the directors appointed by the Investors, to the extent that requiring such approval would contravene section 4.08 of the indentures governing the Existing Notes by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets.

Accordingly, even though the Company will own 100% of the outstanding shares of common stock of API prior to conversion of the Convertible Notes, the Investors will have the ability to exert significant influence over API’s operations with respect to the above matters. Additionally, because the Investors will have the right, prior to the consummation of a Qualified Transaction, to designate three of the seven directors comprising the Board of Directors of API, the Investors will have the right to exert influence with respect to decisions other than those over which they have approval rights. The interests of the Investors may not always be aligned with the interests of the Company or its shareholders, and accordingly, exercise by the Investors of the voting rights described above could be adverse to the interests of the Company and its shareholders. For additional information relating to the control rights over API of the Investors, see the summary of the Governance Agreement in the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Governance Agreement”.

Our ownership interest in API will be diluted upon any conversion of the Convertible Notes, including through interest payable in kind on the Convertible Notes. Interest payable in kind will continue to accrue until conversion of the Convertible Notes, and while it does, our ownership interest in API will continue to be diluted.

The Convertible Notes issued to the Investors will be convertible into 50 shares of common stock of API per $1,000 principal amount of the Convertible Notes. At the time of the issuance of the Convertible Notes, the Convertible Notes would be convertible into between approximately 32% and 48% of the outstanding shares of common stock of API on a fully diluted basis (excluding the effect of shares of common stock that may become issuable after the closing of the Transaction). Additionally, because interest on the Convertible Notes is payable in kind at a blended annual rate of 7.75%, accruing daily and payable semiannually, the number of shares of API common stock issuable upon conversion of the Convertible Notes will increase over time until any conversion of the Convertible Notes. See the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Interest Rate” for more information.

Interest payable in kind will continue to accrue until the occurrence of a Qualified Transaction, at which time the Convertible Notes will generally immediately convert, or an earlier election by the holders to convert the Convertible Notes (in each case, unless the conversion at such time would violate certain provisions of the indentures governing the Existing Notes, in which case pay-in-kind interest would continue to accrue). In the event that API consummates an initial public offering of shares of its common stock that does not meet the thresholds prescribed in the definition of Qualified Transaction, interest on the Convertible Notes will continue to accrue until such thresholds are met or the holders elect to convert their Convertible Notes (subject to the restrictions of the indentures governing the Existing Notes). Accordingly, even after an IPO of API’s common stock, our ownership interest in API may continue to be diluted, which may have an adverse effect on the market price of our common stock. See the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes—Conversion” for more information.

Upon the consummation of the Transaction, we will depend on API to provide us with certain management, financial, accounting, legal, public relations, human resources and other services related to our ongoing business and financial reporting obligations.

Upon the consummation of the Transaction, all but two of our employees at the time will become employees of API. As described in the section of this Proxy Statement entitled “THE RESTRUCTURING”, we will enter into a management services agreement with API and API Canada pursuant to which it is contemplated that API and API Canada will agree to provide us with certain management, financial, accounting, legal, public relations, human resources and other services related to our ongoing business and financial reporting obligations for a period of at least six months. In the event that API and API Canada elected to terminate the management services agreement, then we would be required to hire employees or contract with a third party to provide such services. If we were forced to do so, we may incur significant expenses beyond the annual management fee contemplated by the management services agreement. Any such incurrence of expenses could reduce our earnings and adversely affect the market price of our common stock.

Upon the occurrence of a Designated Event or a Parent Designated Event, API will be required to offer to repurchase the Convertible Notes from the Investors and if any such offer is accepted, the value of our shares of API common stock could be adversely affected, which in turn could adversely affect the market value of shares of our common stock.

Upon the occurrence of a Designated Event or a Parent Designated Event prior to the consummation of a Qualified Transaction, as each such term is defined in the Convertible Notes, API will be required to offer to repurchase the Convertible Notes from the Investors. For the definitions of Designated Event and Parent Designated Event, see the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes”.

Upon the occurrence of a Designated Event prior to the consummation of a Qualified Transaction, defined essentially as a change in control of or the dissolution of API, the repurchase price offered must be an amount equal to 100% of the principal amount of the Convertible Notes to be repurchased, including any increase in the aggregate principal amount of Convertible Notes outstanding due to the accrual of pay-in-kind interest.

Upon the occurrence of a Parent Designated Event prior to the consummation of a Qualified Transaction, defined essentially as a change in control of the Company, the sale by the Company of more than 50% of the shares of API common stock held by it upon the closing of the Transaction and certain other events, the repurchase price offered must be an amount equal to the greater of 100% of the principal amount of the Convertible Notes to be repurchased and the fair market value of the common stock of API issuable upon conversion of the Convertible Notes.

If API is required to repurchase all or a portion of the Convertible Notes, the value of the shares of API common stock owned by the Company could be adversely affected, which in turn could adversely affect the market value of shares of our common stock.

The Investors have the right to cause a sale of API or an initial public offering of API’s common stock after the fourth anniversary of the closing date of the Transaction. Any such sale of API or initial public offering of API’s common stock could be adverse to the interests of the Company and its shareholders.

Pursuant to the Governance Agreement, if a Qualified Transaction has not been effected prior to the fourth anniversary of the closing, Investors holding a majority of shares held by all Investors have the right to initiate and effect a Sale of API or an initial public offering of API’s common stock by giving notice to API’s board of directors. “Sale” means any liquidation, dissolution, winding up or sale of API or subsidiary of API (whether by merger, reorganization, stock sale or sale of all or substantially all of the assets, or otherwise, but excluding a reorganization effected solely to change API’s state of incorporation). Any such decision by the Investors to effect a Sale of API or an initial public offering of API’s common stock could be adverse to the interests of the Company and its shareholders. For a description of the rights of the Investors to cause a Sale of API or an initial public offering of API’s common stock, see the section of this Proxy Statement entitled “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Governance Agreement—Rights of Exit”.

Our ability to sell or otherwise transfer the shares of API common stock held by us is subject to certain restrictions and approval rights of the Investors, which could be adverse to the interests of the Company and its shareholders.

Pursuant to the Governance Agreement, our ability to Transfer (as such term is defined in the Governance Agreement) the shares of API common stock held by us is restricted or otherwise subject to the approval of the members of API’s Board of Directors appointed by the Investors (the “Investor Directors”), such approval not to be unreasonably withheld. Notwithstanding such restriction, we are permitted to Transfer up to 49% of the common stock of API held by us on the closing date of the Transaction to a third party (other than a material competitor) in an amount not to exceed the aggregate outstanding principal amount of the Existing Notes plus any fees and expenses associated with the repayment or retirement of such Existing Notes provided that we use any and all net proceeds received in connection with any such Transfer to repay or otherwise retire the Existing Notes.

The restrictions on our ability to Transfer the shares of API common stock held by us could prevent our Board of Directors from consummating a Transfer of the shares of API common stock held by us and there can be no assurance that the Investor Directors would otherwise consent to any proposed Transfer our shares of API common stock notwithstanding the fact that our Board of Directors may have determined that such a Transfer would be in the best interests of our shareholders. Our inability to freely Transfer our shares of API common stock could be detrimental to the interests of the Company and its shareholders. For a description of the circumstances under which we are permitted to Transfer our shares of API common stock without the consent of the Investor Directors, see the section of this Proxy Statement entitled “DESCRIPTION OF THE TRANSACTION AGREEMENTS—Governance Agreement—Transfer Restrictions”.

Under the Governance Agreement, the Investors will have the right to tag-along with certain sales by the Company of its shares of common stock in API.

In general, and subject to our ability to Transfer up to 49% of our shares of API common stock as described in the preceding risk factor, such tag-along right will apply if the Company at any time proposes to transfer any shares of API common stock to a third party, other than in a registered public offering pursuant to a registration rights agreement between the Company and API or in connection with an initial public offering. The existence of the tag-along right for the benefit of the Investors may make it more difficult for the Company to reduce or liquidate its ownership position in API if that should become necessary or desirable in order to provide funds for the Company’s own needs. The Investors will have the right to participate proportionately in such a transfer and therefore may reduce the ability of the Company to sell the full number of shares of API common stock that it wishes to sell. For a description of the rights of the Investors to tag-along with certain sales by the Company of its shares of common stock of API, see the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Governance Agreement—Tag-Along Rights”.

Under the Note Purchase Agreement, the Company, along with API, may be liable to the Investors for losses caused by breaches of certain representations and warranties.

Under the Note Purchase Agreement, the Company will share responsibility with API for breaches of certain representations and warranties made to the Investors. These include, but are not limited to, the more important representations and warranties relating to intellectual property, title to properties, financial statements, taxes, full disclosures and liabilities. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Note Purchase Agreement”. As a result, if there is a failure to make the correct disclosure of exceptions to such representations and warranties, the Company will be responsible along with API for losses suffered by Investors caused by such failure.

Transactions between the Company and its subsidiaries and API and its subsidiaries are subject to certain restrictions and approval rights of the Investors. Our inability to engage in certain transactions with API and its subsidiaries could be adverse to the interests of the Company and its shareholders.

The ability of the Company and its subsidiaries, on the one hand, and API and its subsidiaries, on the other hand, to engage in certain transactions is limited by the terms of the Convertible Notes and the Governance Agreement. Pursuant to the terms of the Convertible Notes, API and its subsidiaries are generally prohibited from engaging in any Affiliate Transaction (as defined in the Convertible Notes) unless such transaction is on terms that are no less favorable to API or its subsidiaries than would have been obtained in a comparable arms’ length transaction. Additionally, in the event that API proposes to engage in an Affiliate Transaction involving aggregate consideration in excess of $10 million, approval of a majority of the disinterested directors of API is required and, in the case of any proposed Affiliate Transaction involving aggregate consideration in excess of $25 million, a fairness opinion must be obtained. Pursuant to the terms of the Governance Agreement, any Affiliate Transaction (as such term is defined in the Governance Agreement) between API and its subsidiaries and the Company and its subsidiaries is subject to the approval of the Investor Directors. Additionally, the Investor Directors have the right to control the exercise of any rights and the conduct of any proceedings in respect of API and its subsidiaries against the Company and its subsidiaries under the Transaction Agreements and the Restructuring Agreements.

Our inability to engage in related party transactions with API and its subsidiaries and our inability to control the exercise of rights or the conduct of proceedings by API under the Transaction Agreements and the Restructuring Agreements could be adverse to our interests or the interests of our shareholders.

Some of our directors and executive officers have interests in the Transaction that may differ from the interests of the Company’s shareholders, including the receipt of financial and other benefits.

Certain of our directors and executive officers will become directors and executive officers of API, as described in the section of this Proxy Statement entitled “THE TRANSACTION—Directors and Management of API Following the Transaction”. In connection with the consummation of the Transaction, certain members of our management will enter into transaction award and retention agreements with the Company, which provide incentives for these individuals to remain employed with the Company until the occurrence of the payment events (which are the latest to occur of 18 months from the date of closing of the Transaction and the repayment of the Existing Notes). Additionally, certain members of our management will be granted stock appreciation rights under the API 2008 Incentive Plan. For additional information, see the section of this Proxy Statement entitled “THE TRANSACTION—Interest of the Company’s Executive Officers and Directors in the Transaction”.

A factor having an adverse impact on API’s business, financial condition or results could adversely impact the value of the shares of API’s common stock owned by us, which in turn could adversely affect the market value of shares of our common stock.

Because the shares of common stock of API owned by us constitute a large portion of our assets, the market value of shares of our common stock is largely dependent on the value of these shares. API’s business, financial condition and results are subject to a variety of risks, including but not limited to (generally described in more detail in our Annual Report on Form 40-F for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008):

•	API may not be able to achieve or maintain profitability;

•	API’s available sources of cash may not be sufficient to operate its business;

•	API may be unsuccessful in marketing, selling and distributing its products;

•	Many of API’s products are not yet ready for sale or have only been recently introduced for sale;

•	Certain single-source suppliers may fail to deliver key product components in a timely manner, resulting in the impairment of API’s manufacturing ability;

•	API’s technology may not be successfully commercialized;

•	Physicians may not recommend or endorse API’s products or products that use API’s technology or API’s working relationships with physicians may deteriorate;

•	API depends on its strategic collaborators for the development, regulatory approval, testing, manufacturing and commercialization of some of its products;

•	API may be unable to license new technologies to utilize in the development of products;

•	API’s process related to product development may not result in regulatory approvals for its products;

•	API’s current and planned clinical trials for new product candidates may not begin on time or at all, and may not be completed on time or at all;

•	Pre-clinical development of new product candidates is a long, expensive and uncertain process, and API may terminate one or more of its pre-clinical development programs;

•	API may not be able to protect its intellectual property or obtain necessary intellectual property rights from third parties;

•	Compulsory licensing and/or generic competition may affect API’s business in certain countries;

•	API may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights;

•	API’s ability to operate could be hindered by the proprietary rights of others;

•	Technological advances and evolving industry standards could reduce API’s future product sales;

•	API may be subject to damages resulting from claims that API or its employees have wrongfully used or disclosed alleged trade secrets of their former employers;

•	API may incur significant costs complying with environmental laws and regulations;

•	API faces and will continue to face significant competition;

•	The commercial potential of API’s products and product candidates will be significantly limited if API is not able to obtain adequate levels of reimbursement or market acceptance for them;

•	Future legislation or regulatory changes to, or consolidation in, the healthcare system may affect API’s ability to sell its products profitably;

•

API must receive regulatory approval for each of its product candidates before they can be sold commercially in the U.S., Europe, Canada or other international jurisdictions, which can take significant time and be very costly;

•	API’s products and manufacturing facilities that have, or may receive, regulatory approval, are or will be subject to ongoing regulation;

•	API has little or no control over the manufacturing facilities of its collaborators in which certain of its products or product components are manufactured;

•	If API’s products are alleged to be harmful, API may not be able to sell them, API may be subject to product liability claims not covered by insurance and API’s reputation could be damaged;

•	If API is unable to fully comply with federal and state “fraud and abuse laws”, API could face substantial penalties;

•	API may encounter unanticipated costs or loss of business associated with terminating or relocating facilities and operations;

•	API may incur losses associated with foreign currency fluctuations;

•	Acquisition of companies or technologies may result in disruptions to API’s business; and

•	API may not generate sufficient cash flow to service its indebtedness or the indebtedness under the Existing Notes, which it will guarantee.

We cannot be certain that the Tender Offer will be successful and if the Tender Offer is not successful we will not be able to consummate the Transaction.

As described in this Proxy Statement, we have commenced a Tender Offer to repurchase a portion of the 2013 Notes and/or the 2014 Notes. Pursuant to the Tender Offer, we are offering to purchase, for cash, an amount of Existing Notes that will result in an aggregate purchase price (including Accrued Interest and the Early Tender Premiums, each as defined in the section of this Proxy Statement entitled “DESCRIPTION OF THE TENDER OFFER”) of at least $165.0 million. The consummation of the Tender Offer is subject to the satisfaction of certain conditions, including the tender of an amount of 2013 Notes that will result in an aggregate purchase price (including Accrued Interest and Early Tender Premiums) of at least $85.8 million and the tender of an amount of Existing Notes that will result in an aggregate purchase price (including Accrued Interest and Early Tender Premiums) of $165.0 million. There can be no guarantee that holders of the Existing Notes will tender a sufficient amount of Existing Notes to satisfy the condition described above. If we are unable to consummate the

Tender Offer and are, therefore, unable to consummate the Transaction, the consequences to the Company and its shareholders would be the same as those described in the risk factor contained in this Proxy Statement under the heading “—We have incurred and will incur certain costs in connection with the Transaction, whether or not we complete it. In the event that we complete the Transaction, we will incur substantial additional costs which will reduce the net proceeds available to us from the sale of the Convertible Notes.” and the section of this Proxy Statement entitled “QUESTIONS AND ANSWERS—What are the consequences of the Transaction failing to receive shareholder approval?”.

Interest expense on the Convertible Notes may not be deductible for U.S. federal income tax purposes.

Under Section 163(l) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), our deductions for interest on the Convertible Notes would be disallowed if they are found to be “disqualified debt instruments”. Disqualified debt instruments are debt instruments:

•	where a substantial amount of the principal or interest is required to be paid or converted, or at the option of the issuer or a related party is payable in or convertible into, issuer equity; or

•	which are part of an arrangement that is reasonably expected to result in a transaction described in the preceding clause.

For these purposes, principal or interest on a debt instrument is treated as required to be paid in or converted into issuer equity if the payment or conversion may be required at the option of the holder and that option is substantially certain to be exercised. The application of Section 163(l) of the Code to the Convertible Notes is not certain. Furthermore, whether an instrument, such as the Convertible Notes, will be respected as indebtedness for U.S. federal income tax purposes generally is determined under all of the facts and circumstances and, if not, interest on the Convertible Notes would not be deductible for such purposes. Accordingly, no assurance can be given that interest on the Convertible Notes will be deductible for such purposes.

We have incurred and will incur certain costs in connection with the Transaction, whether or not we complete it. In the event that we complete the Transaction, we will incur substantial additional costs which will reduce the net proceeds available to us from the sale of the Convertible Notes.

We have incurred and expect to incur certain costs related to the Transaction. These expenses include financial advisory, legal and accounting fees and expenses, filing fees, proxy solicitation fees, public relations expenses, printing expenses, the Investors’ fees and expenses that we may be obligated to reimburse and other related charges. We may also incur additional unanticipated expenses in connection with the transaction. A significant portion of the costs related to the Transaction, such as legal and accounting fees and similar Investor expenses, will be incurred regardless of whether the Transaction is completed. Additionally, we will incur substantial further costs upon the closing of the Transaction based on the terms of our fee arrangements with our financial advisors, including Goldman, Sachs & Co. and other representatives. These expenses reduce the net proceeds available to repurchase Existing Notes upon the closing of the Transaction. If we fail to consummate the Transaction but later enter into an alternative transaction, we may be required under the terms of our existing agreements with certain of our advisors to pay fees to such advisors, whether or not such advisors participate in such alternative transaction. See the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS—Note Purchase Agreement—Fees and Expenses”.

THE TRANSACTION

Background to the Transaction

Prior to 2006, we derived the majority of our revenue from royalties received from sales of TAXUS paclitaxel-eluting coronary stent systems by our partner BSC. Coronary stent systems are medical devices which are used to re-open the arteries of patients whose blood vessels to the heart have become narrower due to coronary artery disease. Our scientific team discovered, developed and patented the use of the drug paclitaxel together with stents to treat coronary artery disease, and we originally licensed our technology in this scientific area to BSC and Cook in 1997.

On March 23, 2006, we completed the acquisition of American Medical Instruments Holdings, Inc. (“AMI”). The AMI acquisition brought several important benefits to the Company, including a diverse product line of single-use medical device products and product components, and significant medical device manufacturing capabilities and commercial sales infrastructure. The AMI acquisition also represented a strategic step to diversify our business and reduce our dependence upon royalty revenue received from BSC relating to sales of TAXUS paclitaxel-eluting coronary stent systems, and established infrastructure enabling us to manufacture and commercialize certain of our product candidates under development without having to depend entirely upon corporate partners. We financed the AMI acquisition with a combination of cash on hand and through the issuance of $350 million of senior secured credit facilities and $250 million of 7.75% Senior Subordinated Notes due 2014 (the “2014 Notes”). For the year ended December 31, 2005 (the fiscal year ended immediately prior to the AMI acquisition), our royalty revenue derived from sales of TAXUS by BSC was $184 million.

Under our initial financing strategy, we anticipated we would reduce our $350 million senior secured credit facilities by between $20 million and $25 million per quarter for approximately eight to ten quarters subsequent to the acquisition’s close. Our objective was to utilize excess cash flows derived from royalty revenue received from BSC, which in the quarter ended March 31, 2006 was $39 million, to reduce our senior secured credit facilities approximately by those amounts, up until the time additional competition in the drug-eluting stent market in the United States was expected to potentially impact the market share of TAXUS, and thereby our revenue derived from BSC sales. In the first quarter following the AMI acquisition, we reduced our senior secured credit facilities by $25 million as planned, to a total of $325 million outstanding.

Beginning in approximately the third quarter of 2006, several developments in the market for drug-eluting stents began to negatively impact BSC’s sales of TAXUS and our royalty revenue. Specifically, during the second and third quarter of 2006, certain clinical data was released that indicated drug-eluting stents might lead to greater risk of a certain complication, known as late stent thrombosis, in patients receiving a drug-eluting stent as compared to patients that had received a non-drug-eluting, or bare metal, coronary stent. In addition, in approximately the same time frame, certain medical studies were released that indicated that alternative medical treatments, including drug therapy or lifestyle management, may be just as effective in preventing heart attack or death in coronary artery disease patients as treating these patients with balloon angioplasty or coronary stents. While scientifically not conclusive, the significant media attention received and the discussion generated among physicians and patients by these studies had a rapid and significant negative impact on BSC’s TAXUS sales levels. In the second quarter of 2006, BSC’s total sales of TAXUS coronary stent systems were $647 million. By the fourth quarter of 2006, BSC’s TAXUS sales had declined to $506 million, a decline of $141 million per quarter in only two quarterly periods. In the first quarter ended March 31, 2008, BSC’s sales of drug-eluting stents totaled $428 million, or $219 million below their peak level recorded during 2006.

The rapid decline in BSC’s TAXUS sales had a concurrent rapid negative impact on our royalty revenue, and hence our level of excess cash flow available to further reduce our senior secured credit facilities. As a result, in December 2006, we refinanced our senior secured credit facilities with an issuance of Senior Floating Rate Notes due 2013 (the “2013 Notes”). The 2013 Notes and the 2014 Notes remain outstanding today, accounting for our total debt outstanding of $575 million, or $25 million less than the original total principal amount borrowed in March of 2006.

In December 2006, we implemented processes to facilitate more frequent interim management and Board reviews of our business, strategic plans and budgets. Our objective was to allow time to evaluate additional financial and strategic alternatives as necessary, should our royalties derived from sales of TAXUS not stabilize, or should our operating businesses not indicate growth rapid enough to offset any future anticipated declines in royalty revenue, with the expectation that BSC would face added competition in the drug-eluting stent market from new products to be launched from Medtronic, Inc. (“Medtronic”) and Abbott Laboratories, Inc. (“Abbott”) in 2007 and 2008.

While in 2007 our operating initiatives continued to progress, the competitive positioning of TAXUS as compared to new drug-eluting stent market entrants became increasingly difficult to accurately forecast. The situation was further complicated by BSC’s decision in September 2006 to co-market the competitive Abbott drug-eluting stent product (under their own brand name of Promus™), making it difficult to forecast the amount of internal sales and marketing effort our partner BSC would apply to TAXUS in the future as compared to Promus, and the potential impact on our royalty revenue. Furthermore, regulatory problems BSC had encountered with its manufacturing activities delayed the likely U.S. launch date of BSC’s most advanced and competitive paclitaxel-eluting stent offering, the Liberté®, such that it was uncertain when the Liberté might be available to compete against the new market entrants. In addition, while our management and Board of Directors continued to be optimistic about our various new product opportunities, the early stages of selected new product launches and the uncertain outcomes and timing of our new product development initiatives (as is typical in our industry) made forecasting of the exact timing of future product revenues subject to variability. Management and the Board of Directors also agreed that progress in our various operating and research and development initiatives may in any case never be adequately or fully realized for our shareholders, given the substantial investor focus on the drug-eluting stent market and the impact of TAXUS and BSC’s market position on the Company and its share price.

Given the above factors, it was determined in the fourth quarter of 2007 that we would begin a review and discussion of financial and strategic alternatives that could reduce risk related to the Company’s capital structure and that could potentially capture value for shareholders, with a view to our original March 2006 goal of achieving $200 million or more of debt reduction in advance of drug-eluting stent product launches from Abbott, BSC and Medtronic that had the potential to negatively impact BSC’s sales of TAXUS.

During the fourth quarter of 2007 and in early 2008, management worked with and interviewed various financial and legal advisors, and analyzed a broad range of financial and strategic alternatives. On January 18, 2008, a meeting was held with the Board of Directors to discuss the preliminary findings of those discussions, identify potential alternatives and evaluate and discuss the hiring of financial advisors.

On March 6, 2008, management entered into an engagement letter with Goldman, Sachs & Co. (“Goldman Sachs”) to assist in preparing for potential proposals relating to a sale of the Company, and on March 18, 2008, management entered into a second engagement letter with Goldman Sachs to assist in analyzing and considering various financial alternatives available with respect to a restructuring or similar transaction. Sullivan & Cromwell LLP and Borden Ladner Gervais LLP were engaged as the Company’s U.S. and Canadian legal advisors, respectively.

On March 5 and March 6, 2008, management and the Board of Directors held meetings during which the Company’s near-term and long-term financial and strategic plans were reviewed. In addition, management, Goldman Sachs and the Company’s legal advisors led a discussion of various strategic and financial alternatives for the Board of Directors. The range of alternatives reviewed or discussed included, among others: (i) pursuing the Company’s strategic plan as currently configured, with the capital structure as is; (ii) a sale of the Company to a strategic or financial buyer, or a merger with a strategic partner; (iii) a sale or sales of certain assets or businesses of the Company, including but not limited to a sale, monetization or securitization of future expected royalties derived from BSC’s sales of TAXUS; (iv) pursuing a convertible debt or common equity offering or other similar financing; (v) pursuing an exchange offer, debt for equity exchange or similar debt restructuring transaction; and (vi) pursuing an initial public offering, spin off, split off or similar privately financed transaction for certain of the Company’s businesses.

In reviewing the various alternatives, management, the Board and its advisors considered, among other factors: (i) the various risks and opportunities associated with each alternative; (ii) the impact any alternative might have on the strategic and budget flexibility that could be sustained at significantly lower levels of TAXUS royalty revenue and on risk of financial distress (i.e., a potential event of default under the Company’s debt obligations or other event requiring significant cost reductions) generally; (iii) the capital structures and competitive positions of comparable mid-sized companies in the life sciences sector; (iv) the amount of proceeds that could be raised or debt that could be reduced under each alternative; (v) the potential shareholder value implications of each alternative; (vi) the impact that current capital market conditions might have on success, including the condition of the market for initial public offerings; (vii) the certainty and speed of completing any process; (viii) important competitive or employee issues that may arise, either in general or through the conducting of due diligence necessary with respect to any process; (ix) any legal, fiduciary, confidentiality or related party transaction issues that might arise with any transaction; and (x) the view that much of the potential of the Company’s operating business and new product initiatives had yet to be fully realized. Upon evaluating the various alternatives and concluding discussions, the Board of Directors and management elected to pursue and evaluate private financing or private sale alternatives relating to certain of its operating businesses.

In March of 2008, with guidance provided by the Board of Directors and management, Goldman Sachs and the Company contacted approximately 26 financial sponsors or other prospective investors regarding a potential investment in API. Of the approximately 26 firms contacted, 13 entered into confidentiality agreements with the Company and were granted access to electronic diligence materials, and 12 of these subsequently met with management to evaluate the business of API and to discuss details of their potential investments in API. These 13 firms were instructed by Goldman Sachs to provide preliminary written first round proposals relating to an investment during the week of April 14.

On April 17, 2008, Goldman Sachs presented a summary to the Board of Directors of first round proposals received from eight of the 13 firms, consisting of four bids representing “change of control” transactions (acquisitions of greater than a 50% interest in API), one bid for a minority stake in API, two bids from venture capital firms indicating a desire to participate in any control or minority transaction ultimately consummated, and one bid to acquire a portfolio of product lines. These initial proposals valued the equity of API in the range of $350 million to $600 million. Ares at this stage provided an oral bid on April 17, indicating a proposed investment in API of $300 million, and valued the equity of API at $550 million to $600 million (implying ownership of 50% to 55% at close). The remaining five bidders who had entered into confidentiality agreements with the Company did not present proposals. Upon concluding their review, management and the Board of Directors determined to pursue further discussions with six of the eight parties that submitted first round proposals.

In response to the proposals presented at the April 17 meeting, which contemplated transactions that could result in majority control of API at closing, on May 7, 2008, the Company’s Board of Directors formed a Special Committee, consisting of Edward M. Brown (Chair), David T. Howard and Arthur H. Willms, all of whom are independent members of the Company’s Board of Directors under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NASDAQ. The Special Committee retained Merrill Lynch Canada Inc. (“Merrill Lynch”) as its financial advisor to provide financial advisory and investment banking services, including, among other things, rendering an opinion regarding the fairness to the Company of a transaction involving a third-party investment in API. The Special Committee also retained Lawson Lundell LLP as its legal advisors.

As discussed, four of the first round proposals received from potential financial sponsors proposed an acquisition of all or a majority of API’s common stock. The Board of Directors ultimately determined, in consultation with its financial advisors, that the proceeds of such a transaction might not be sufficient to repay all of the Existing Notes. In addition, certain of these proposals contemplated implementing a leveraged capital structure at API, increasing execution risk given uncertainties in the debt capital markets. Upon further discussion of the various proposals, the Board of Directors expressed a preference for an unleveraged transaction, and for transactions that did not contemplate an immediate change in control of API, within all other factors considered. On May 7, 2008, the Board of Directors held a meeting with management and the Company’s advisors to deliver its assessment and guidance as to next steps. The Special Committee subsequently held 15 separate meetings in connection with the evaluation of the Transaction and related matters over the period to July 6, 2008. For a more detailed discussion of the Special Committee’s formation and deliberative process, see the section of this Proxy Statement entitled “THE TRANSACTION—Deliberations and Recommendation of the Special Committee”.

During the week of May 5, 2008, the Company’s management conducted extensive in-person due diligence meetings with the six remaining parties selected at the previous Board meeting. On May 16, 2008, Goldman Sachs provided the firms who submitted first round proposals with a further process letter requesting that proposals for an unleveraged minority equity ownership interest in API be submitted on June 3, 2008.

On June 3, 2008, the Company received revised proposals from two potential financial sponsors (one being Ares), and one venture capital firm (New Leaf). At this time, Ares’ bid proposed an investment of $150 million to $300 million in convertible notes of API, assuming $100 million in cash and zero debt, including a payment-in-kind (“PIK”) interest rate of 8.0%, and valuing the equity of API at $615 million (implying ownership of API at close of 24.4% to 48.8%). The other bid, which was received from another large private equity firm, was for an investment of $275 million in convertible notes of API, including a PIK interest rate of 12.0%, and valuing the equity of API at $550 million (implying ownership of API of 49.9% at close). New Leaf’s proposal was for a joint investment with a larger investor, and indicated a contribution from New Leaf of between $30 million and $35 million, and valued the equity of API at $500 million. Ares and the other bidder each expressed a willingness to partner with a venture investor.

On June 6, 2008, the Board of Directors held a meeting with management and the Company’s advisors to review the second round proposals and discuss next steps. Upon concluding the review, it was determined to pursue further negotiations with each of the parties that had submitted proposals on June 3.

Throughout the remainder of June 2008, management and its advisors, with the advice and guidance of the Special Committee and their advisors, held conference calls and meetings with Ares and New Leaf (who had requested permission to submit a joint bid with Ares, which was approved by the Company) and the other bidder to negotiate the final terms and structure of the transaction. Both groups continued their due diligence during this time.

On June 20, 2008, Goldman Sachs provided both potential investors with a further process letter requesting that final proposals for the transaction be submitted on June 24, 2008. A Board meeting was also held on the same day to provide the Board of Directors with an update as to timing and open issues with respect to each potential bidder.

Ares and New Leaf (in a joint bid) and the other bidder submitted updated proposals on June 24, 2008. At this time, the Ares/New Leaf bid (including a post-bid revision), which assumed $75 million in cash and zero debt, was for an investment of $200 million to $285 million, including a PIK interest rate of 7.75%, and valuing the equity of API at $617 million (implying ownership of API at close of 32.4% to 46.2%). The other bid, which assumed $75 million in cash and contained no assumption regarding debt levels at API, was for an investment of $275 million, including a PIK interest rate of 10%, and valuing the equity of API at $600 million (implying 45.8% ownership of API at close).

On June 26, 2008 the Board of Directors held a meeting with respect to the Transaction, at which its advisors and representatives, the Company’s advisors and representatives of management participated and made presentations and at which the Board of Directors continued to evaluate the proposals received from Ares/New Leaf and the other bidder. Following this meeting, at the direction of the Board of Directors, the Company and its advisors communicated with each bidder to seek further movement on key terms in their respective proposals. As a result of these discussions, Ares increased its bid to offer proceeds of $200 million to $290 million, at the Company’s option, and valued the equity of API at $625 million (implying ownership of 32.0% to 46.4% at close). The other bidder did not adjust its proposed equity valuation, but did indicate that it was willing to decrease its PIK interest rate from 10% to 9%, and proposed improved terms to the Company with respect to the timing and mechanism of conversion of the Convertible Notes into shares of API common stock. Additionally, the Company requested full markups of the Note Purchase Agreement, the Convertible Notes, the Governance Agreement and the Investor Registration Rights Agreement from each bidder. In response, Ares provided full markups of these agreements; while the other bidder responded with a revised term sheet only. New Leaf agreed to accept the terms of the agreements negotiated by Ares in connection with their joint bid.

On June 29, 2008, the Board of Directors held a meeting at which Goldman Sachs and Sullivan & Cromwell LLP made presentations with respect to the relative merits of the final proposals received on June 24, 2008 from the two potential financial sponsors. At that meeting, the Board of Directors resolved that the proposal of Ares/New Leaf represented the proposal most favorable to the Company, with the greatest certainty of reaching signing on the terms as proposed. In connection with this determination, the Company and Ares entered into an agreement granting Ares negotiating exclusivity through Sunday, July 6.

Between June 29 and July 6, the Company and Ares continued to negotiate and finalize the terms of the various agreements relating to the transaction. Ares increased the maximum amount of proceeds made available to the Company to $300 million, at the Company’s option.

On July 6, 2008, the Special Committee held a meeting at which Merrill Lynch presented the Special Committee with its opinion as to the fairness to the Company from a financial point of view of the cash consideration to be received by API from the issuance of the Convertible Notes as part of the Transaction. At the July 6 meeting, the Special Committee resolved to recommend to the Company’s Board of Directors that it approve the Transaction on the terms set forth in the Transaction Agreements and that they recommend that the shareholders of the Company vote in favor of the Transaction Resolution required to be passed to authorize the Transaction on the terms set forth in the Transaction Agreements. At a subsequent meeting on July 6, 2008 of the Board of Directors, the Board unanimously approved the Transaction and determined to recommend to the Company’s shareholders that they vote in favor of the Transaction Resolution approving the Transaction. API, the Company, the Investors and certain subsidiaries of the Company entered into the Note Purchase Agreement on July 6, 2008.

Deliberations and Recommendation of the Special Committee

Organization of the Special Committee

The Board of Directors formed the Special Committee, consisting of Edward M. Brown (Chair), David T. Howard and Arthur H. Willms, on May 7, 2008 to consider potential transactions involving the direct or indirect sale of all or a portion of the business assets and intellectual property relating to the Company’s medical products unit and the Company’s intellectual property relating to its pharmaceutical technologies segment, with the exception of certain royalties and intellectual property relating to paclitaxel-eluting stents. The Special Committee was also directed to report on, among other things, whether there are other strategic alternatives that are in the best interests of the Company and its shareholders and to advise the Board in connection therewith.

The Special Committee engaged Lawson Lundell LLP as its legal counsel. Lawson Lundell provided advice with respect to the organization of the Special Committee, the duties and the responsibilities of its members and the conduct of its affairs.

Merrill Lynch was engaged as the financial advisor to the Special Committee as of May 14, 2008. The Special Committee, based in part on representations made to it by Merrill Lynch, concluded that Merrill Lynch was independent of management of the Company and the parties that had been identified to the date of its engagement to make a potential investment in the Company or certain businesses of the Company and was qualified to provide the financial advisory services required by the Special Committee. Under the terms of its engagement, Merrill Lynch will be paid a fixed fee of $3 million which is not contingent upon the closing of the Transaction. The Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses and to indemnify Merrill Lynch and certain related parties against certain liabilities and expenses related to its engagement. As at July 3, 2008, Merrill Lynch beneficially owned less than 0.2% of the Company’s securities.

The scope of Merrill Lynch’s engagement included reviewing the process being conducted at the time of its engagement to identify a party or parties to make an investment in the Company or certain businesses of the Company, assisting the Special Committee in evaluating any proposals received in connection with such process and considering such proposals in the context of other potential shareholder value enhancement options available to the Company. In connection with its engagement, Merrill Lynch agreed to provide an opinion regarding the fairness to the Company of any potential transaction to be pursued by it.

Deliberations of the Special Committee

During the period from May 14, 2008 until July 6, 2008, the Special Committee met separately as a committee 15 times. In addition, between meetings, members of the Special Committee held numerous discussions among themselves and with the Special Committee’s financial and legal advisors in connection with potential transactions and other potential strategic alternatives.

Over this period, the Special Committee and its financial and legal advisors were regularly updated by the Company and its legal and financial advisors on the status of the solicitation process being conducted through Goldman Sachs. The Special Committee and its advisors participated in determining the instructions to be provided to potential investors to attempt to ensure that expressions of interest and proposals received from them would meet the objectives intended to be met by the Company in pursuing any strategic alternative of effecting a meaningful improvement in the Company’s leverage and liquidity position and enhancing value to the Company’s shareholders. The Special Committee provided oversight and guidance on the negotiation of the terms of a potential transaction with such investors.

Merrill Lynch assisted the Special Committee in identifying a range of strategic alternatives potentially available to the Company. The alternatives identified by Merrill Lynch included:

•	the “status quo” option of the continued execution of the Company’s current budget and long range business plan;

•	the development and pursuit of a revised business plan involving reduced research and development activities and expenditures;

•	the pursuit of a potential significant equity offering by the Company;

•	the monetization of the TAXUS-related royalty stream and application of the resulting proceeds to reduce debt; and

•	the sale of 100% of the business to be transferred to API and application of the resulting proceeds to reduce debt.

Merrill Lynch assisted the Special Committee in evaluating and assessing the Transaction and such alternatives. The Special Committee, with the assistance of Merrill Lynch, considered the Transaction and each alternative in terms of its viability and potential ability to meet the objectives of the Company in pursuing any potential transaction. The Special Committee reviewed and discussed in detail the advice and analysis provided by Merrill Lynch. Representatives of Merrill Lynch answered questions from members of the Special Committee regarding the advice and analysis and assisted the Special Committee to form judgments on financial matters with respect to the Transaction and other strategic alternatives.

At the request of the Special Committee, representatives of management and the legal and financial advisors to the Company were present at portions of certain meetings of the Special Committee to assist the Special Committee when requested to do so. Management and the legal and financial advisors to the Company did not participate in the deliberations of the Special Committee.

Once the final Investors were identified, the Transaction Agreements and certain other principal documents required to undertake and implement the Transaction were prepared and negotiated by management and the legal advisors to the Company and the Investors and their counsel, with high-level review by legal counsel to the Special Committee, and were reported upon to the Special Committee and the Board of Directors by management and the legal advisors to the Company.

During the course of its deliberations and in arriving at its recommendation, the Special Committee considered:

•	the significant outstanding debt load of the Company and resulting liquidity constraints;

•	the uncertainty surrounding the future royalty revenues related to the TAXUS coronary stent system;

•

the risks posed to the Company’s ability to continue to develop potentially value-enhancing products in its development pipeline without a significant improvement to its leverage and liquidity position;

•	the strategic alternatives available to the Company to improve its leverage and liquidity position;

•

the relative potential of each such alternative, including the Transaction, to enable the Company to effect a significant reduction of its outstanding debt while allowing the Company and its shareholders the opportunity to participate in any increased value resulting from the successful development of such products; and

•	other factors relevant to the relative viability of the Transaction and such other strategic alternatives, including the assessed execution risks of each such alternative, including the Transaction.

The Special Committee considered the potential for the Company to execute its current budget and long range business plan and effect an improvement in its liquidity and leverage position, but noted the potential for its operating and financial results to fall short of the levels required to achieve this. The Special Committee considered the consequent risk of the Company having to pursue options to address leverage and liquidity concerns in the future without the relative flexibility afforded by its current cash position and the potential unavailability of alternatives currently available to it. The Special Committee determined that the Transaction is the best of the strategic alternatives identified and considered by the Special Committee with its financial advisors. The Transaction will result in a significant reduction of the Company’s cash interest obligation. The Company will retain its TAXUS-related royalty stream and will retain, as a result of its initial 52% to 68% equity interest in API (assuming conversion of the Convertible Notes but excluding the effect of shares of common stock that may become issuable under the API 2008 Incentive Plan and shares issuable upon any conversion of additional Convertible Notes issued as a result of the accrual of interest in kind), the ability to participate in the successful continued development of the business to be transferred to API under the Transaction, including the Quill SRS and 5-FU CVC product lines, through an ongoing ownership interest in API and/or any potential initial public offering or sale of API.

The Special Committee concurred in the strategy of management and the financial advisors to the Company to advance discussions with more than one party along parallel tracks to maintain competitive pressure and facilitate negotiating the best transaction terms available to the Company. Such strategy ultimately resulted in the receipt by the Company of proposals from two potential investors, allowing a final negotiation that produced the Transaction representing enhanced value to the Company compared to earlier expressions of interest.

At the meeting of the Special Committee on July 6, 2008, at which the Transaction was considered, Merrill Lynch rendered its oral opinion (the “Fairness Opinion”), which opinion was later confirmed by delivery of a written opinion as of the same date to the effect that, as of July 6, 2008 and based upon and subject to the various considerations, limitations and assumptions set forth in the Fairness Opinion, the cash consideration to be received by API pursuant to the issuance of the Convertible Notes as part of the Transaction is fair from a financial point of view to the Company.

The full text of the Fairness Opinion is attached as Appendix D to this Proxy Statement. The Fairness Opinion sets forth certain assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch in connection with its preparation. See “—Opinion of the Special Committee’s Financial Advisor”.

The Special Committee also analyzed the proposed structure of the Transaction and noted the following aspects of the Transaction which provide protection to the shareholders of the Company:

•	the Transaction must be approved by a special majority of 75% of the votes cast by the shareholders of the Company; and

•	the shareholders of the Company have the right to dissent with respect to the Transaction and to be paid fair value for their shares of the Company (see “—Dissenting Shareholders’ Rights”).

In connection with its mandate, the Special Committee considered the potential implementation of compensation arrangements intended to retain and provide appropriate incentives to senior management of the Company through the period of potential uncertainty relating to the review of strategic alternatives available to the Company and the negotiation and implementation of any resulting transaction. The Special Committee engaged the human resources consulting firm Towers Perrin to provide advice in this regard, including with respect to any market precedents for compensation arrangements in comparable or analogous circumstances. The Special Committee determined to recommend to the Board of Directors that the Company adopt a transaction award and retention program totaling $10 million, representing 1.6% of the implied equity value resulting from the Transaction. Consistent with the retention element of the award, it would be payable 18 months after closing or later if certain thresholds are not then met. As a condition of the award, an employee must waive rights under existing employment contracts relative to a change of control on terms acceptable to the Company’s Compensation Committee. Towers Perrin provided advice to the Special Committee to the effect that the proposed program is within the range of competitive market practice, includes design features that enhance the value of the program to the Company and its shareholders, supports the retention of the senior executive team both through and following the Transaction, and rewards participants for successfully completing the Transaction. See “—Interest of the Company’s Executive Officers and Directors in the Transaction—Transaction Award and Retention Program”.

Conclusions and Recommendation of the Special Committee

The Special Committee concluded that the Transaction described in the Transaction Agreements is in the best interests of the Company and is fair to the shareholders of the Company. Accordingly, the Special Committee recommended that the Board of Directors: (i) approve the Transaction substantially on the terms and subject to the conditions set out in the Transaction Agreements and (ii) recommend that the shareholders of the Company vote in favor of the Transaction Resolution required to be passed to authorize such Transaction.

Opinion of the Special Committee’s Financial Advisor

The Special Committee retained Merrill Lynch to act as its financial advisor in connection with its consideration of the Transaction and various other strategic options that may be available to the Company. At the meeting of the Special Committee on July 6, 2008, at which the Transaction was considered, Merrill Lynch rendered its oral opinion, which opinion was later confirmed by delivery of a written opinion as of the same date, that as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the cash consideration to be received by API pursuant to the issuance of an aggregate principal amount of up to $300 million but not less than $200 million of Convertible Notes was fair, from a financial point of view, to the Company. We refer to such issuance as the “Convertible Notes Issuance”.

The full text of the written opinion of Merrill Lynch, dated July 6, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Appendix D to this Proxy Statement. You should read the written opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the written opinion.

The Merrill Lynch opinion is for the use and benefit of the Special Committee and addresses only the fairness, as of the date of the opinion, from a financial point of view, to the Company of the cash consideration to be received by API pursuant to the Convertible Notes Issuance.

The opinion of Merrill Lynch does not address any other aspect of the Transaction, including the merits of the underlying decision by the Company and API to engage in the Transaction, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on the proposed issuance of the Convertible Notes or any aspect of the Transaction. In addition, the opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the Company as the sole stockholder of API. Moreover, the opinion of Merrill Lynch does not address the fairness of the terms of the Convertible Notes, but Merrill Lynch did consider the conversion price and interest rate of the Convertible Notes in rendering its opinion. In rendering its opinion, Merrill Lynch expresses no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, and has not incorporated such matters into its analysis.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

•

reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and API furnished to Merrill Lynch by the Company;

•	performed, with the consent of the Company, a sensitivity analysis with respect to the financial forecast information provided to Merrill Lynch by the Company;

•	conducted discussions with members of senior management and representatives of the Company concerning the matters described in the preceding three bullet points;

•	reviewed the results of operations of the Company and API and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the issuance of the Convertible Notes with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of the Company and the Investors and their financial and legal advisors;

•	reviewed a draft dated July 5, 2008 of the Note Purchase Agreement; and

•

reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Company or API and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Company or API under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company or API. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best then currently available estimates and judgment of the Company as to the expected future financial performance of the Company and API. Merrill Lynch also confirmed with the Company the sensitivity analysis performed by it with respect to such financial forecast information. Merrill Lynch also assumed that the final form of the Note Purchase Agreement would be substantially similar to the last draft reviewed by it and that the Restructuring would be completed as contemplated in the last draft of the Note Purchase Agreement reviewed by it.

Merrill Lynch’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion, but in rendering its opinion Merrill Lynch has not made any specific assumptions relating to market, economic and other conditions except as disclosed in this Proxy Statement.

Financial Analyses

At the July 6, 2008 meeting of the Special Committee, and in connection with preparing its opinion for the Special Committee, Merrill Lynch made a presentation of certain financial analyses with respect to the Convertible Notes Issuance.

The following is a summary of the material analyses contained in the presentation that was delivered to the Special Committee related to the opinion. Some of the summaries of financial analyses which follow include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the table must be read together with the accompanying text of each summary. The table alone does not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The fact that any specific analysis has been referred to in the summary below and in this Proxy Statement is not meant to indicate that such analysis was given more weight by Merrill Lynch than any other analysis in reaching its conclusion. Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness, from a financial point of view, to the Company of the cash consideration to be received by API in the Convertible Notes Issuance. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness to the Company, from a financial point of view, as of the date of the opinion, of the cash consideration to be received by API pursuant to the Convertible Notes Issuance on the basis of the multiple, financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating API or the Convertible Notes Issuance. In addition, no company or transaction used as a comparison is either identical or directly comparable to API or the Convertible Notes Issuance.

The estimates of future performance of API in or underlying Merrill Lynch’s analyses (those provided by the Company and those reflected in the sensitivity case) are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

Merrill Lynch developed the sensitivity case with input from, and based on discussions with, management of the Company, taking into account, among other things, the Company’s historical financial performance, actual performance versus forecasted performance for that timeframe and API’s prospective opportunities and challenges, as well as the projected growth rates and respective performances of select public companies. The sensitivity case incorporates revised assumptions versus the base case for market share, revenue growth rates and gross margins for API’s business segments. Overall, the sensitivity case resulted in a six-year (2008 estimated to 2014 projected) compounded annual adjusted EBITDA growth rate of 19.0% for API, as compared to a six-year compounded annual adjusted EBITDA growth rate of 33.8% in the base case.

The cash consideration to be received by API pursuant to the Convertible Notes Issuance was determined through negotiation between management of the Company, and the Investors, with oversight and guidance on the negotiation of the terms of the transaction from the Special Committee, and the decision to enter into the Convertible Notes Issuance was solely that of the Investors, the Company and API. The opinion and financial analyses of Merrill Lynch were one of a number of factors considered by the Special Committee in its evaluation of the Convertible Notes Issuance.

Summary of Imputed Enterprise Values

Merrill Lynch assessed the fairness of the cash consideration to be received by API pursuant to the Convertible Notes Issuance by assessing the value of API using several methodologies, including a sum of the parts discounted cash flow analysis, a comparable acquisitions analysis, a comparable companies analysis using revenue valuation multiples from selected publicly traded companies and an imputed public market value analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the $550 million enterprise value of API implied by the cash consideration with respect to the Convertible Notes Issuance.

The following tables show the ranges of imputed enterprise value of API derived under each of these methodologies and whether the valuation range is based on the base case or the sensitivity case where applicable. The tables should be read together with the more detailed summary of each of these valuation analyses as set forth below. The values in the analyses summarized below have been rounded to the nearest $1,000,000.

	Imputed Enterprise Value ($ million)
	Base Case		Sensitivity Case
Valuation Methodology	Minimum	Maximum	Minimum	Maximum
Sum of the Parts Discounted Cash Flow Analysis	$524	$889	$248	$396
Comparable Acquisitions Analysis	$544	$891	$388	$640

			Imputed Enterprise Value ($ million)
			Minimum	Maximum
Comparable Public Companies Analysis (base case)			$529	$740
Imputed Public Market Value Analysis (based on July 2, 2008 share price)			$461	$561

Valuation Methodology

Sum of the Parts Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis of API as a stand-alone entity. Merrill Lynch calculated the discounted cash flow values for API as the sum of the present values of:

•	the estimated future unlevered free cash flows that API would generate for the fiscal year ending 2009 through the fiscal year ending 2013, and

•	the terminal value of API at the end of that period.

The estimated future free cash flows were based on the base case as well as the estimates reflected in the sensitivity case for the years 2009 through 2013. The range of terminal values for API were calculated based on projected 2013 normalized free cash flow and a range of perpetual growth rates from 2.0% to 4.0%. Merrill Lynch used discount rates for API ranging from 11.5% to 13.5% for commodity medical products and promoted brands, 14.0% to 18.0% for new products and 12.5% to 13.5% for other cash flow, based on Merrill Lynch’s judgment of the estimated weighted average cost of capital of the Company taking into account, among other things, the significant debt of the Company.

Based on this analysis, Merrill Lynch derived ranges of implied enterprise values of API of $524 million to $889 million in the base case and $248 million to $396 million in the sensitivity case, as compared in each case to the enterprise value of $550 million implied by the cash consideration to be received by API pursuant to the Convertible Notes Issuance.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of API’s present or future value or results.

Comparable Acquisitions Analysis

Using publicly available information, Merrill Lynch reviewed the multiples implied in certain change of control transactions involving companies participating in industries deemed to be comparable to API by Merrill Lynch. The review focused on selected transactions announced between January 2007 and the date of the opinion. The announced transactions not completed to date may not ultimately be consummated.

Merrill Lynch performed this analysis to understand the range of ratios of enterprise value to EBITDA in these comparable transactions and to estimate the comparable enterprise value of API. No company or transaction used as a comparison is either identical or directly comparable to API. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the Convertible Notes Issuance.

Based in part on the multiples and qualitative judgments of selected acquisition comparables and considering the differences between the characteristics of these transactions and the Convertible Notes Issuance, Merrill Lynch derived indicative aggregate values of API by applying multiples ranging from 9.0x to 14.0x to API’s 2008 AMI EBITDA and then adding an estimated value for API’s development pipeline based on selected acquisition comparables. The resulting range of enterprise values based on the analysis of comparable transactions was $544 million to $891 million in the base case and $388 million to $640 million in the sensitivity case, as compared in each case to the enterprise value of $550 million implied by the cash consideration to be received by API pursuant to the Convertible Notes Issuance.

Comparable Public Companies Analysis

Merrill Lynch reviewed certain financial information of publicly traded companies that it deemed comparable to API.

With regard to the comparable public companies analysis summarized below, Merrill Lynch selected publicly traded companies that operate in a similar industry to API and have similar lines of business to API, then analyzed their relevance/comparability based on various factors, including but not limited to the sizes of the companies, their industry sub-sector or product focuses, and their growth and profitability profiles. However, none of the companies selected is identical or directly comparable to API. There may have been other companies that met the criteria above but none were identified as comparable to API by Merrill Lynch. Accordingly, an analysis of the results of the comparable public companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and API. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch based its analysis in part on projections and estimates provided by the base case. Merrill Lynch performed this analysis to understand the range of enterprise value to estimated revenue ratios of these comparable public companies based upon market prices.

Based in part on the multiples described above, Merrill Lynch derived indications of the enterprise value of API by applying multiples ranging from 2.5x to 3.5x to API’s estimated 2008 revenue of $211.4 million based on the base case. Merrill Lynch utilized these selected multiples after considering the current market conditions and the size and diversification of operations of the comparable public companies, among other things. The resulting indicated range of enterprise value was $529 million to $740 million, as compared to the enterprise value of $550 million implied by the cash consideration to be received by API pursuant to the Convertible Notes Issuance.

Imputed Public Market Value Analysis

Merrill Lynch reviewed certain valuations by Wall Street equity research analysts of the TAXUS business in order to understand the valuation of API imputed by the public markets. Merrill Lynch derived indications of the imputed enterprise value of API by subtracting analyst valuations of the TAXUS business ranging from $200 million to $300 million from enterprise value of the Company as determined by public markets, based on the share price of $3.00 as of July 2, 2008 and net debt of $505 million as of March 31, 2008. The resulting indicated the imputed enterprise value of API was $461 million to $561 million, as compared in each case to the enterprise value of $550 million implied by the cash consideration to be received by API pursuant to the Convertible Notes Issuance.

Miscellaneous

Merrill Lynch is acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and received fees from the Company for its services, payable upon the delivery of the fairness opinion. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in performing its services, including reasonable fees and disbursements of its legal counsel, and has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement, including liabilities arising under the federal securities laws. Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and its affiliates and affiliates of Ares and may continue to do so and has received, and may receive, fees for the rendering of such services. Those engagements included acting as Book Runner on a term loan facility, and as Co-Manager with respect to a senior notes offering, for GNC Corporation, an affiliate of Ares, each of which occurred in March 2007. Merrill Lynch also acted as Book Runner on several occasions between July 2006 and August 2007 in connection with equity offerings conducted by Ares Capital Corporation, an affiliate of Ares, as well as Book Runner in connection with a rights offering by Ares Capital Corporation in April 2008. In addition, in the ordinary course of its business, Merrill Lynch or its affiliates may actively trade shares and other securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Description of the Transaction

Immediately prior to the consummation of the API Investment, the Company intends, pursuant to one or more asset transfer agreements and/or purchase agreements (collectively, the “Purchase Agreement”) to transfer to API the assets and liabilities of the Company, other than the Retained Business. In exchange for this transfer, API will issue to the Company shares of common stock, par value $0.01 per share, representing ownership of 100% of API, and a promissory note (the “Intercompany Promissory Note”). The amount of the Intercompany Promissory Note will be approximately the same as, and will be repayable from, the net proceeds of the API Investment. In connection with the Restructuring, William L. Hunter and K. Thomas Bailey will remain Chief Executive Officer and Chief Financial Officer of the Company, respectively, all but two of the employees of the Company at the time of the consummation of the Restructuring will become the employees of API and its subsidiaries, and API and the Company will enter into a number of agreements in order to define the relationship between the Company and API after the closing of the Transaction. These agreements are currently contemplated to consist of:

•	the Purchase Agreement;

•	a sub-license agreement;

•	a management services agreement;

•	a confidential disclosure agreement;

•	a registration rights agreement;

•	supplemental indentures related to the Company’s Existing Notes;

•	a guaranteed debt agreement; and

•	the API 2008 Incentive Plan.

The terms of these agreements, which we refer to collectively as the “Restructuring Agreements”, remain subject to negotiation between the Company and the Investors prior to the consummation of the Transaction. For a description of certain of the terms of the API 2008 Incentive Plan, see the section of this Proxy Statement entitled “THE RESTRUCTURING—API 2008 Incentive Plan”.

Upon the completion of the Restructuring described above, and upon the satisfaction or waiver of the other conditions to closing contained in the Note Purchase Agreement, API will issue a minimum of $200 million, and at API’s option up to $300 million, in aggregate principal amount of Convertible Notes to the Investors in exchange for cash. At the time of issuance, the Convertible Notes will be convertible into between approximately 32% and 48% of the common stock of API (excluding the effect of shares of common stock that may become issuable after the closing of the Transaction). Subject to certain conditions, upon the occurrence of a Qualified Transaction, the Convertible Notes shall be automatically converted into shares of common stock, par value $0.01 per share, of API. In connection with the issuance by API of the Convertible Notes pursuant to the Note Purchase Agreement, API, the Company and the Investors will enter into:

•	the Governance Agreement; and

•	the Investor Registration Rights Agreement.

For a description of certain of the terms of the Transaction Agreements, see the section of this Proxy Statement entitled “DESCRIPTION OF TRANSACTION AGREEMENTS”.

The net proceeds received by API (after the payment of all fees and expenses incurred in connection with the Transaction) from the issuance of the Convertible Notes will be paid to the Company in full satisfaction of the Intercompany Promissory Note. The Company, upon the repayment of the Intercompany Promissory Note by API, will use the proceeds received from API to reduce the Company’s outstanding indebtedness under the Existing Notes. Specifically, the Company will consummate the Tender Offer to repurchase a portion of the 2013

Notes and/or the 2014 Notes. API has the right to elect to raise up to $300 million in gross proceeds (or approximately $265 million in net proceeds) from the sale of the Convertible Notes and API will exercise that right to the extent the Company has the ability to repurchase additional outstanding 2013 Notes and 2014 Notes at attractive prices. For more information about the Tender Offer, see the section of this Proxy Statement entitled “DESCRIPTION OF THE TENDER OFFER”.

Following the consummation of the Transaction, we may, from time to time, directly or directly, reduce our investment in API, whether through a sale of securities, merger involving API, dilution through additional issuances of securities by API (including the issuance of additional Convertible Notes due to accrual of pay-in-kind interest) or otherwise.

The Company’s Reasons for the Transaction

This proposed Transaction was selected after considering a broad range of potential strategic and financial alternatives, and is expected to provide important benefits to the Company’s shareholders, taking into account the Company’s obligations to the holders of its Existing Notes, the impact on the Company’s business plan as a result of its current interest obligations and the need to reduce such obligations, which we believe make the Transaction as proposed a potentially superior alternative to other courses of action that were considered by management and the Board of Directors.

We believe the Transaction offers meaningful benefits for all constituencies of the Company. The Transaction provides holders of the Existing Notes an opportunity to realize a premium over the current trading price of the Existing Notes with respect to a portion of the aggregate principal amount of Existing Notes held by any such holder. Additionally, we believe that the $200 million to $300 million range of proceeds contemplated in connection with the Transaction is sufficiently large to effectuate a reasonable capital structure change and risk mitigation while minimizing the dilution of our current shareholders as compared to other capital raising alternatives. The Transaction also minimizes the disruption of the Company’s strategy and human resources at a time when our various businesses and new product opportunities are beginning to grow, and preserves a substantial portion of the future upside potential from those businesses for our existing shareholders. A more detailed discussion of the benefits of the Transaction follows below.

Our proposed Transaction raises substantial proceeds, in the form of a convertible debt security with payment-in-kind features, the proceeds of which will be used to reduce cash pay debt. Our original strategy at the time of the AMI acquisition was to target cash pay debt (debt principal bearing interest payments in cash) reduction between March of 2006 and early 2008 of approximately $200 million principal amount or more. The amount of gross proceeds expected to be raised in the proposed Transaction of between $200 million and $300 million will allow for cash pay debt reduction of up to 46% of our current outstanding principal amounts, effectively achieving our original objective.

We believe that we need to raise a minimum of $200 million in gross proceeds to achieve our objective of reducing cash interest and substantially reducing or eliminating debt, and we believe that this goal was best accomplished through the issuance of an equity interest at a subsidiary level. Any alternative approach that might raise fewer proceeds, we believe, would not provide enough cash interest expense reduction to completely accommodate the range of reasonable potential TAXUS royalty revenue outcomes indicated by the range of current analyst estimates. By approaching large private equity firms and other substantial private sources of capital, we were able to capture substantial proceeds in this Transaction. We believe such an outcome would have been less likely to be achieved expediently, or would not likely have been possible to achieve, through alternative approaches.

Additionally, the convertible security structure as proposed will bear interest payable in kind that is not expected to result in cash outflow except upon maturity or the occurrence of a Designated Event or a Parent Designated Event, and will be convertible into shares of API. Utilizing such a security structure will improve our interest coverage ratio by replacing securities that bear interest in cash with securities that do not. A company’s interest coverage ratio is defined as the ratio of a company’s cash flow generated by its businesses to its cash interest expense during a specified time period, which is an indicator of a company’s financial flexibility and ability to withstand any sudden or unexpected negative changes to its business and not experience an event of default. Because the Convertible Notes will pay interest in kind, we anticipate that our annual cash interest expense will be reduced by approximately $21 million to $28 million (based on the interest rate of the 2013 Notes as the date hereof and assuming that the aggregate outstanding principal amounts of the Existing Notes are proportionately reduced), or by approximately 30% to 50% as compared to what we would pay annually if our current capital structure were to remain constituted as is.

Our proposed Transaction retains an initial majority API stake for the Company’s shareholders, retaining future value creation for current owners. Importantly, the Company’s existing shareholders will continue to participate meaningfully in the success of the various API businesses and product opportunities, including API’s proprietary Quill SRS technology, its recently approved 5-fluorouracil-eluting central venous catheter (“5-FU CVC”) and in the continued sales and operations progress that has been observed across all of API’s businesses during the last two quarters. Our proposed Transaction leaves a pro forma API initial ownership stake of between approximately 52% and 68% for the Company’s existing shareholders (measured accounting for the Convertible Notes on an “if converted” basis at closing).

The API businesses consist of a mix of established businesses and emerging products that are either early in their life cycles or have yet to commercially launch. Management and the Board of Directors determined that any alternative pursued should provide existing Company shareholders with the opportunity to participate in the future potential of these emerging products. Accordingly, an outright sale of the entire Company, or a 100% sale of one or more high-potential emerging products to a strategic buyer was determined to be less attractive. However, the Board of Directors also determined that unless a transaction was sizable, it would not afford the Company with the opportunity to meaningfully reduce its unsustainable cash interest burden, and therefore would not meet the desired goal of allowing the Company to invest in its current and future product lines.

The two primary assets of the Company (namely, API and the TAXUS royalty stream) are very distinct. We would not be able to maximize value if we required that they be sold together, given each asset appeals to a different subset of potential buyers. We also believe that the positive developments and growth of API in recent periods has been overshadowed to some degree by the negative publicity surrounding TAXUS and the drug-eluting stent market in general, making a sale of the entire Company even more challenging. Furthermore, the current uncertainty in the drug-eluting stent market resulting from the recent competitive product launches by Medtronic and Abbott makes it an inopportune time to consider monetizing the TAXUS royalty on its own as we believe prospective buyers would unfairly discount the prospects of TAXUS in their valuation up until such time as the drug-eluting stent market has stabilized. Accordingly, transactions that would involve selling any interest in TAXUS at a depressed level were determined to be less attractive.

To raise between $200 million and $300 million of capital utilizing securities of, or by selling an interest in, the Company, at our public stock price prior to the announcement of the Transaction ($2.95 as of July 3, 2008) we would have had to issue between approximately 67.8 and 101.7 million shares of our common stock. As a result, the Company’s public shareholders would have been diluted by 44% and 54%, respectively. Furthermore, given the size of the equity issuance relative to our market capitalization, we believed that any of the available public financing alternatives would have likely taken place at a significant discount to the current market price, thereby increasing the dilution to the Company’s shareholders. The proposed Transaction raises the same amount of capital, while keeping 100% of the value of TAXUS and initially maintains 52% to 68% of the value in the non-TAXUS assets for the Company’s current shareholders. Since we have only sold ownership in the API business (which represents only a portion of our total assets) on a pro forma basis the Company’s shareholders are able to keep a greater percentage ownership interest in all of the Company’s businesses relative to a public financing alternative.

Our proposed Transaction mitigates risks related to the Company’s drug-eluting stent royalty revenue and cash flows by reducing, in magnitude, current high cash interest obligations. The cash interest expense reduction to be achieved by our proposed Transaction may enable us to sustain our current levels of investment in our business operations, sales and marketing and research and development initiatives through much lower levels of TAXUS royalties than would be possible under our current capital structure. Specifically, we believe that within the current drug-eluting stent market size, should TAXUS achieve a U.S. market share of less than 30% to 35% (a decline of 15 to 20 percentage points from current levels), we may have to implement further budget reductions to continue to meet our interest obligations under the 2013 Notes and the 2014 Notes. Should we complete the proposed Transaction, we believe we could potentially sustain our business investment levels at U.S. TAXUS market share levels of 15% to 20%.

Even with the diversification of revenue and cash flow sources achieved through the AMI acquisition, our ability to service our debt obligations and sustain our most critical business investments continue to be materially impacted by the levels of royalty revenue we receive from BSC. Every dollar of royalty revenue we receive from BSC generates in excess of 80 cents of operating profit, as very limited administrative resources are required to support collection of royalties, which contrasts with our operating businesses where our revenue generation is supported by significant sales, manufacturing and administrative resources and personnel. In the first quarter following the acquisition of AMI in March 2006, we received royalties from BSC of $41. In the most recent quarter ended March 31, 2008 we received $27 from BSC. This significant decline in royalty revenue has disproportionately impacted our operating profit and cash flows available to service debt and invest in our business, and has more than offset the recent improving contribution of our operating businesses. Future declines in our royalty revenue are expected starting in the fourth quarter of 2008, as BSC’s sales and U.S. market share of TAXUS are expected to be impacted by competitive product launches from Medtronic and Abbott. The market share achieved by these competitors and BSC’s market share, which have been the subject of much speculation and uncertainty, may have a material impact on our ability to sustain and execute our current business initiatives, to service our debt obligations as they stand today or both, which may materially impact shareholder value and increase the difficulty of implementing capital structure changes at a later date.

We believe the various investments we have made, and continue to make, in certain key areas are necessary if API is to realize revenue growth from new products, improved operating margins and continue its innovation and new product initiatives, all of which are important contributors to improved equity value for shareholders. The investment levels we have budgeted are also generally consistent with levels of spending in key areas observed at competing companies of our approximate size in our industry sector.

Our proposed Transaction unlocks and captures value embedded in our non-TAXUS assets, and provides visibility for the growth prospects of those assets. We believe utilizing API as a focal point for raising capital, as opposed to the Company as a whole, enables us to raise the amount of proceeds we believe are necessary to sufficiently reduce our debt while mitigating the dilutive impact of such a financing. The conversion ratio of the securities to be issued implies a total equity value for API of $625 million, and our Transaction value implies, at close calculated on an if converted basis, a sale of between a 32% and 48% interest in API. Importantly, API represents only a portion of the Company’s total assets. The revenue of API represented less than two-thirds of our total consolidated revenue for the year ended December 31, 2007. Yet, by focusing potential investors on the growth prospects of API alone, we were able to secure a Transaction that raises substantial proceeds while likely offering a more limited dilutive impact than other potential financing alternatives.

In addition, the value for API determined by this Transaction resulted from a competitive “auction”, and was negotiated with multiple potential capital partners up until the announcement of the Transaction. While other financing approaches were discussed that may have involved the Company’s existing constituents, it was determined that our fiduciary obligations would be best met by conducting a broad process with a number of parties that were not previously engaged with the Company, so as to increase the probability of achieving the maximum value potential for API and enhancing the probability of receiving multiple proposals.

Our proposed Transaction optimizes the use of capital through a flexible transaction size. One of the Company’s objectives was to offer a financial or strategic alternative that balanced the benefits and costs across all of our capital structure constituents. As a result, we were able to construct a creative option with Ares and New Leaf, whereby we could elect to raise more or less total capital, and monetize a smaller or larger interest in API, depending on management’s and our Board’s view of market conditions, the Company’s financial condition and the outcome of our Tender Offer process prior to the Transaction’s closing. We expect to raise a minimum of $200 million in gross proceeds (or approximately $165 million in net proceeds) through the Transaction. The Company has the right to elect to raise up to $300 million in gross proceeds (or approximately $265 million in net proceeds) and will exercise that right to the extent we view the Tender Offer for the 2013 Notes and the 2014 Notes has delivered an attractive financial outcome, or based on other factors in the capital markets or our business that management and the Board deem appropriate.

Our proposed Transaction aligns our Company’s capital structure with business risk and business strategy. At the time of the AMI acquisition, our intention was to incur cash pay debt in our capital structure as a temporary choice in order to minimize up front costs and to maximize the speed and certainty of closing the AMI acquisition. We had planned at that time to utilize excess cash flows derived from royalties derived from BSC’s TAXUS sales to reduce debt to a level such that our operating flexibility or investments in innovation would not be competitively constrained by our capital structure. The rapid decline in TAXUS sales, only two quarters after completing the AMI acquisition, we believe has left our operating business with a capital structure that does not facilitate the flexibility and level of investment necessary for a business of our size to deliver material value to, or mitigate risk for, our shareholders.

By forming and capitalizing API, the Company has established a plan to achieve a more equity-oriented capital structure for the businesses to be transferred to API, more consistent with our original strategy. A debt-free or equity-oriented capital structure is also more consistent with the capital structure choices of the majority of our peer companies in the life sciences industry. With the opportunity to pursue an initial public offering of API in the future, or other financial and strategic alternatives together with Ares and New Leaf, API will have improved financial flexibility, enabling API to better capitalize on its various business and product development opportunities. In addition, by selectively reducing cash pay debt, the Company expects the remaining royalty revenue derived from its partners BSC and Cook may be adequate for interest service on any remaining debt. The assets owned by the Company, consisting of the Retained Business and API equity stake, will also allow continued exploration of additional financing and strategic alternatives to potentially further reduce or eliminate the Company’s remaining debt.

Our proposed Transaction allows us to partner with experienced healthcare investors who will be focused on growing the value of API. The Transaction provides API the opportunity to partner with Ares and New Leaf, each of which has a long track record of building value in their respective healthcare portfolio companies for both public and private shareholders. The Investors have expertise investing in mature public and private companies (in the case of Ares) and early stage, high-growth, entrepreneurial ventures (in the case of New Leaf). API will also have the opportunity to leverage the Investors’ significant healthcare investing experience and valuable industry relationships to drive continued growth. Furthermore, the Investors have access to additional capital that could be made available to fund future growth or expansion of API.

Description of the Business of the Company Following the Transaction

Prior to the Transaction, our business consisted of our Retained Business and the businesses being transferred to API. Our Retained Business consists primarily of the intellectual property and royalty revenue related to the TAXUS coronary stent system and potential royalty revenue and other income from certain other uses of paclitaxel licensed to BSC and Cook under the 1997 License Agreement and to Broncus under a 2005 license agreement (the “2005 License Agreement”). The businesses being transferred to API consists primarily of the sale of single-use medical device products and medical device components, and the related sales and marketing, manufacturing, research and development and general and administrative functions necessary to support the businesses to be transferred to API. For the year ended December 31, 2007, our combined business generated total revenue of approximately $288 million, $110 million of which was royalty revenue derived from sales of TAXUS by BSC, $170 million of which was product revenue and $7 million of which was royalty revenue derived from the operating assets to be transferred to API. For the quarter ended March 31, 2008, our combined business generated total revenue of approximately $77 million, $27 million of which was royalty revenue derived from sales of TAXUS by BSC, $48 million of which was product revenue and $2 million of which was royalty revenue derived from the operating assets to be transferred to API.

Upon completion of the Transaction, our business will consist of the Retained Business. In addition, we will also retain ownership of between approximately 52% and 68% of the common stock of API (assuming initial conversion of the Convertible Notes but excluding the effect of shares of common stock that may become issuable after the closing of the Transaction) and certain additional assets.

Current Royalty Streams

After the consummation of the Transaction, our primary direct revenue source will be royalty revenue derived from sales of TAXUS by BSC. The following describes certain information relating to our license agreement with BSC relating to the paclitaxel drug-eluting stent technology that will be retained by us. For additional information relating to the Company’s business, see our Annual Report on Form 40-F and other reports filed or furnished by the Company with the SEC pursuant to the Exchange Act.

Boston Scientific Corporation

In 1997, the Company entered the 1997 License Agreement with BSC, whereupon BSC became a coexclusive licensee (together with Cook) of our proprietary paclitaxel technology for use in certain coronary and peripheral vascular and gastrointestinal (“GI”) fields of use. This agreement provided for payment of certain product development milestones, as well as royalties to be derived from the sales of any products commercialized by BSC relating to the licensed technology. The technology licensed by BSC through this agreement is incorporated in BSC’s proprietary TAXUS coronary vascular stent product line.

In November 2004, the Company amended the 1997 License Agreement upon BSC’s election to allow BSC to become the exclusive worldwide licensee of the Company’s proprietary paclitaxel technology for use with coronary vascular products. Pursuant to the terms of the amendment to the 1997 License Agreement, the royalty rates payable to the Company by BSC were increased by one percentage point (1%) across all royalty tiers (ranging from 5% to 8%) as of November 23, 2004. The Company also granted BSC the right to sublicense the Company’s paclitaxel-eluting coronary vascular stent technology to third parties for cash consideration of $13.9 million, which was recognized as license revenue in 2004. If BSC exercises its sublicensing rights in the future, the Company will receive a percentage of any sublicensing consideration paid to BSC and a royalty rate payable on any third-party product sales.

The following lists the various TAXUS coronary stent systems currently sold or under development by BSC:

•

TAXUS Express™ paclitaxel-eluting coronary stent system. BSC commenced sales of the TAXUS Express paclitaxel-eluting coronary stent system in January 2003 in the E.U. and other countries outside of the U.S., and in March 2004 in the U.S. The TAXUS Express coronary stent system represents the first commercial product developed by BSC from the Company’s research efforts and intellectual property related to the use of paclitaxel to treat restenosis and other local inflammatory diseases. As of December 31, 2007, over four million TAXUS paclitaxel-eluting coronary stents incorporating the Company’s technology had been implanted worldwide in patients with coronary artery disease. For the year ending December 31, 2007, BSC’s sales of paclitaxel-eluting coronary stent systems were approximately $1.8 billion. We recognize our royalty revenue from BSC one calendar quarter later than when BSC records its TAXUS product revenue. We recognized TAXUS royalty revenue for the year ended December 31, 2007 and the quarter ended March 31, 2008 of approximately $110 million and $27 million, respectively.

•

TAXUS Liberté™ paclitaxel-eluting coronary stent system. The TAXUS Liberté paclitaxel-eluting coronary stent system, which is under evaluation in clinical trials being conducted by our partner BSC, is BSC’s second-generation coronary stent system platform that incorporates our research, technology and intellectual property related to the use of paclitaxel to prevent restenosis. The TAXUS Liberté stent system has been designed to further enhance coronary stent deliverability and blood vessel conformability, particularly in challenging coronary lesions. To date, BSC has only commenced sales of the TAXUS Liberté in countries outside of the U.S. BSC has stated that it expects to receive approval and begin marketing the TAXUS Liberté stent in the U.S. in 2008.

•

TAXUS Element™ Platinum Chromium paclitaxel-eluting coronary stent system. The TAXUS Element paclitaxel-eluting coronary stent system is the third-generation BSC coronary stent platform that incorporates our research, technology and intellectual property related to the use of paclitaxel. The TAXUS Element stent features BSC’s proprietary platinum chromium alloy, which is designed to enable thinner stent struts, increased flexibility and a lower stent profile while improving radial strength, recoil and radiopacity. In addition, the TAXUS Element stent platform incorporates new balloon technology intended to improve upon BSC’s market leading Maverick® Balloon Catheter technology. BSC is currently conducting clinical trials with this stent platform.

•

TAXUS Petal™ bifurcation paclitaxel-eluting coronary stent system. The TAXUS Petal bifurcation paclitaxel-eluting coronary stent system, which is under evaluation in clinical trials being conducted by our partner BSC, represents a novel BSC coronary stent product candidate that incorporates our research, technology and intellectual property related to the use of paclitaxel. Conventional coronary stents were designed to treat tubular arteries, and are considered less than optimal for the y-shaped anatomy of a bifurcated area of the coronary arteries. The TAXUS Petal is a specialized coronary stent designed to treat both the main branch and the side branch of a bifurcation by incorporating an innovative side structure (the Petal strut) in the middle of the stent that opens into a side branch. BSC is currently conducting clinical trials with this stent platform.

Potential Future Royalty Streams

In addition to our current royalty streams, we also have the opportunity to realize royalty revenue from products currently being developed by other corporate licensing partners. A description of these license agreements with our other partners and a description of these technologies and stage of development are as follows:

Cook Group, Incorporated

In 1997, the Company entered into the 1997 License Agreement with Cook, whereupon Cook became a co-exclusive licensee of the Company’s proprietary paclitaxel technology for use in certain vascular and GI fields of use. This agreement provided for payment of certain product development milestones, as well as royalties to be derived from the sales of any products commercialized by Cook relating to the licensed technology. The technology licensed by Cook through this agreement is incorporated in Cook’s proprietary ZILVER PTX peripheral vascular stent product candidate, which is currently undergoing human clinical trials in the United States, Asia, Latin America, Canada and Europe.

In September 2004, the Company amended the 1997 License Agreement to accommodate Cook’s election to exit and return all licensed rights related to the coronary vascular field and to focus on the development of paclitaxel-eluting peripheral vascular and gastrointestinal stents. The 1997 License Agreement was amended to increase the royalty rate upon the commercial sale of paclitaxel-eluting peripheral vascular stent products, and to provide a multi-year extension to the 1997 License Agreement for Cook related to the peripheral vascular and gastrointestinal fields of use. In consideration for these amendments, the Company made a $25.0 million license payment to Cook upon execution of the amendment. The following lists the various paclitaxel-eluting peripheral vascular stent systems currently under development by Cook:

•

ZILVER PTX paclitaxel-eluting peripheral vascular stent system. The ZILVER PTX paclitaxel-eluting peripheral vascular stent, which is under evaluation in clinical trials being conducted by our partner Cook, a multinational medical device manufacturer, is a specialized stent product incorporating our proprietary paclitaxel technology and is designed for placement in diseased arteries in the lower limbs to restore blood flow. Cook is a co-exclusive licensee, together with BSC, of our proprietary paclitaxel technology to reduce restenosis in peripheral vascular disease. The ZILVER PTX is currently undergoing human clinical trials to assess product safety and efficacy. In June 2008, Cook announced positive interim data for the ZILVER PTX in peripheral arterial disease. The clinical study is designed to evaluate the ZILVER PTX in more than 1000 patients across 89 trial sites in the United States, Asia, Latin America, Canada and Europe. In addition to the 790 DES patients enrolled in the registry arm of the study, approximately 240 of the 480 patients to be enrolled in the randomized arm of the study will receive the DES. Follow-up is ongoing for the registry, while enrollment in the randomized study is expected to be complete within the coming months.

Broncus Technologies, Inc.

In June 2005, we entered into a non-exclusive License Agreement with Broncus, allowing Broncus to combine our paclitaxel technology with their Exhale system to treat emphysema. In connection with the license agreement, we received a warrant to purchase 2,280,328 shares of Broncus Series E Preferred Stock, exercisable at $0.01 per share. Under the terms and conditions of the warrant agreement, the warrant is exercisable for 760,110 shares as of the effective date, June 21, 2005. An additional 760,109 shares vested upon the approval of the IDE for the Exhale Drug-Eluting Stent, and the balance of 760,109 shares will vest upon the first commercial sale in any country of the world. We will also be entitled to royalties on future product sales by Broncus from products which use our technology. Currently, Broncus is conducting a pivotal human clinical trial for the Exhale stent system.

Company Strategy

Subsequent to the Transaction, our primary business purpose will be to utilize our remaining assets, including the TAXUS royalty and our ownership position in API, to service and further reduce our remaining debt obligations and maximize value to our shareholders. As part of the Transaction, we will enter into several agreements with API that will govern the relationship between our two companies. The intercompany agreements with API will have specific provisions with respect to governance, shared services, registration rights and other provisions between us and API. Some of these provisions may prohibit certain activities and limit activities that we are able to pursue that are not directly related to our Retained Business until we no longer guarantee the Convertible Notes or until we have completely retired our Existing Notes. For a summary of matters contemplated to be addressed by these agreements, see the section of this Proxy Statement entitled “THE RESTRUCTURING”. Specific elements of our strategy to satisfy our debt obligations will include the following:

•	Minimize cash interest expense through repayment of outstanding cash pay Existing Notes.

•	Minimize our expenses to maximize cash balance in order to service our debt obligations.

•	Potentially monetize, securitize or sell our remaining assets to reduce our outstanding debt pro forma for the Transaction.

The timing of any future equity offerings or dispositions of the Company’s ownership of API will be designed to maximize value to our shareholders and will depend in part upon market conditions, limitations contained in certain intercompany agreements between the Company and API and other factors.

Company Corporate Information

At the close of this Transaction, our business will remain headquartered in Vancouver, British Columbia and the Company will employ a total of two employees. The executive officers of the Company will be William L. Hunter, MD (Chief Executive Officer) and K. Thomas Bailey (Chief Financial Officer). In addition, Dr. Hunter and Mr. Bailey will be employed by and will concurrently serve as Chief Executive Officer and Chief Financial Officer, respectively, of API.

The Company is incorporated under the laws of the Province of British Columbia. The Company’s principal executive offices are located at 1618 Station Street, Vancouver, BC, Canada V6A 1B6 and the Company’s telephone number is (604)  221-7676.

Description of the Business of API Following the Transaction

This section presents the business of API following the consummation of the Transaction as if the Transaction had previously been consummated.

API is a specialty pharmaceutical and medical technology company that discovers, develops and markets technologies and products primarily to treat local diseases or to address complications associated with medical device implants, surgery or acute injury. API’s business strategy is to develop and market proprietary, locally delivered drug formulations or drug-device combination products, together with a portfolio of selected proprietary medical device products, that are designed to reduce surgical procedure side effects, improve surgical outcomes, shorten hospital stays, or are easier or safer for a physician to use. API targets specialized medical markets that it believes can benefit from its technology and in which API can effectively market its products through its two specialized sales and marketing organizations, including selected general surgical markets and minimally invasive, or interventional, surgical markets. For the year ended December 31, 2007, API generated product and royalty revenues of approximately $170 million and $7 million, respectively. For the quarter ended March 31, 2008, API generated product and royalty revenues of approximately $48 million and $2 million, respectively.

API’s research and development efforts focus on understanding and characterizing biological conditions that often occur concurrently with medical device implantation, surgery or acute injury. These conditions may include scar formation, inflammation, cell proliferation, infection or bleeding. API’s product development approach involves screening known pharmaceutical agents for their usefulness in addressing these biological conditions. API then combines the pharmaceutical agents selected through its screening processes with its proprietary surgical drug delivery or medical device technologies to develop novel product candidates, including locally delivered drug formulations or drug-eluting medical devices.

API has a traditional medical device product line that consists of over 5,000 SKUs and includes proprietary manufacturing and direct sales capabilities. API’s product offerings contain certain proprietary branded products that it believes offer technical advantages over competing products. Several of these medical device products may also provide opportunities to develop novel combination product candidates that utilize certain of API’s local drug delivery capabilities and technologies. API believes the potential technology advances represented by such combination product candidates may provide it the opportunity for increased market share, revenue and gross margins as compared to API’s traditional medical device product lines.

API has significant manufacturing capabilities for its medical devices. It has 11 manufacturing facilities globally—seven in the United States and Puerto Rico, three in Denmark, and one in the United Kingdom. API’s medical device manufacturing capabilities include core competencies in each of the following areas: sutures, metals, plastics, textiles and assembly. API’s sutures manufacturing capabilities include the ability to make its Quill barbed suture with various approved polymer materials. API’s metal manufacturing capabilities include bending, grinding, drilling, polishing, chemical etching, thermal curing and wire winding. API’s plastics manufacturing capabilities include injection molding, insert molding and wire coating. API’s textiles manufacturing capabilities include braiding and embroidery of sutures. API’s assembly capabilities include small lot assembly, suture attachment, kit assembly and packaging.

API has a sales team comprised of over 100 individuals focused primarily on selling product lines to interventional radiologists, interventional cardiologists, vascular surgeons, general surgeons and aesthetic surgeons and ophthalmologists. This sales team is supplemented by a network of over 160 independent distributors. These sales forces target physician customers directly, as well as alternate site healthcare providers such as ambulatory surgery centers or urgent care centers. The primary goal of API’s sales teams is to increase market share of API’s highest margin products into markets that it believes are not well served by API’s larger competitors. These competitors sell their products primarily to larger hospitals or large group purchasing organizations based on contracts for a range of products and do not employ direct sales professionals targeting API’s key market segments.

Currently Marketed or Approved Products

API believes it has several innovative products that have the potential to be market leading brands. API markets and sells these brands primarily through its two specialized sales and marketing organizations, with its Surgical sales organization focused primarily on selected general surgical markets and its Interventional sales organization focused primarily on interventional radiology or minimally invasive surgical markets.

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Quill™ Self-Retaining Suture (“SRS”)—API’s Quill SRS self-anchoring sutures contain proprietary patterns of tiny teeth-like barbs, which can eliminate the need for surgeons to tie knots when closing certain wound types. API believes that use of Quill SRS sutures can lead to faster surgical times, improved wound cosmesis and lower wound infection and complication rates. API markets and sells Quill SRS primarily to general and plastic surgeons through its Surgical sales organization.

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EnSnare™ Retrieval Device—EnSnare is an intra-vascular device used for retrieving foreign bodies or devices from vascular structures, organs, or ducts. API believes EnSnare provides ease-of-use advantages for physicians due to its proprietary “four loop” design. API is the exclusive worldwide manufacturer and distributor of EnSnare, which is marketed and sold primarily to interventional radiologists through API’s Interventional sales organization.

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SKATER™ Drainage Catheters—The SKATER catheter line is used to facilitate drainage of fluid from wounds, infectious tissues or surgical sites, and features larger lumens and drainage holes, kink resistance, resistance to encrustation and high radiopacity. SKATER catheters also utilize API’s proprietary Slip-Coat™ lubricious coatings to facilitate placement. API markets and sells SKATER primarily to interventional radiologists through its Interventional sales organization.

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BioPince™ Full Core Biopsy Devices—BioPince is API’s biopsy instrument product line featuring a proprietary tri-axial “Cut and Trap” cannula system. This system allows the device to deliver cylindrical, full-length biopsy specimens that are complete and largely undamaged, which API believes significantly improves the diagnostic value of the sample. API markets and sells BioPince primarily to interventional radiologists through its Interventional sales organization.

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HemoStream™ Dialysis Catheter—API’s HemoStream product is expected to be used for short-term vascular access for patients undergoing hemodialysis. HemoStream has a novel triple outflow lumen that is designed to prevent the common complication of “sidewalling”, which occurs when the catheter is drawn next to the vessel wall during dialysis. API is the exclusive distributor of the HemoStream dialysis catheter line and markets and sells HemoStream primarily to interventional radiologists through its Interventional sales organization.

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BioSeal™ Lung Biopsy System—BioSeal is API’s biopsy system containing a proprietary hydrogel plug designed to prevent air leaks in patients having lung biopsies. On contact with moist tissue, the hydrogel plug absorbs fluids and expands to fill the void created by the biopsy needle puncture. The plug is absorbed into the body after healing of the puncture site has occurred. API markets and sells BioSeal in the European Union primarily to interventional radiologists through its Interventional sales organization. API has completed its human clinical trial in the U.S. and intends to file for FDA approval in the third quarter of 2008.

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Sharpoint™ Specialty Microsurgical Products—API’s Sharpoint microsurgical sutures include specialized suture configurations and materials that are complex to manufacture, as well as needles that are manufactured from specialty stainless steel wire that has been tempered to a specific balance of hardness and tensile strength, which allows a fine edge that resists bending as the surgeon applies pressure. API markets and sells Sharpoint primarily to selected general, plastic and ophthalmic surgeons through its Surgical sales organization.

API Pipeline

API’s discovery approach has yielded a number of proprietary product candidates that are in various stages of research and clinical development. Selected key product candidates include:

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Anti-Infective Central Venous Catheter (“CVC”)—API’s 5-Fluorouracil (“5-FU”)-eluting CVC is the initial product candidate deriving from API’s Infection Management Program. CVCs are usually inserted into critically ill patients to administer fluids, drugs, and nutrition, as well as to facilitate frequent blood draws. Through API’s proprietary drug identification strategy, API elected to evaluate 5-FU, a drug previously approved by the U.S. Food and Drug Administration (the “FDA”) for treatment of various types of cancer, as a compound to prevent certain types of infection in patients receiving a CVC. API’s 5-FU-eluting CVC recently completed evaluation in a randomized, 960-patient human clinical trial in the U.S. designed to assess the product candidate’s safety and efficacy in preventing various types of catheter-related infections. In July 2007, API announced that it had completed enrollment of the study, and in October 2007 it announced this study had met its primary statistical endpoint of non-inferiority as compared to the market leading anti-infective CVC, and indicated an excellent safety profile. Specifically, API’s 5-FU-eluting CVC showed a 46% reduction in the bacteria colonization rate of the catheter as compared to the market leading anti-infective CVC (p-value 0.05). API’s 5-FU-eluting CVC also had a zero percent catheter-related bloodstream infection rate. Based on the positive results achieved in the study, in December 2007 API filed a request for 510(k) clearance from the FDA to market and sell the CVC in the U.S. In April 2008, API received its 510(k) approval to market its 5-FU-eluting CVC in the U.S.

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Drug-Eluting Hydrogels—API is developing several novel product candidates that combine its proprietary biomaterial technologies with various drugs to treat certain medical conditions or complications using a local delivery approach, either during or immediately after surgery. API has a sprayable polyethylene glycol-based tissue sealant technology that is FDA-approved in the U.S. and CE Marked in the E.U. and is marketed and sold by its partner Baxter International (“Baxter”). This non-drug-eluting biomaterial is used to achieve adjunctive hemostasis in vascular reconstruction and to rapidly seal tissue surfaces, suture lines and synthetic grafts during surgery. API has maintained all rights to drug-eluting versions of this and similar biomaterials, and it has developed several pre-clinical product candidates, including sprayable drug-eluting hydrogels to treat post-operative pain directly at the surgical site, which may potentially reduce the need for use of systemic pain medications. Additional product candidates are designed to aid in managing bleeding at the surgical site, or to aid in management of the incidence of cancer cell re-growth at tumor surgery resection sites. API believes it can advance at least one of these product candidates into human clinical studies within the next 12 to 18 months.

API Strategy

API’s strategy is to utilize its various technologies in the areas of drugs, drug delivery, surface modification, biomaterials and medical devices to create and commercialize novel, proprietary medical products that reduce surgical procedure side effects, improve surgical outcomes, shorten hospital stays, or are easier or safer for a physician to use. API calls this its “Drugs for Surgeons” approach. Specific elements of API’s strategy include the following:

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Identify and Prioritize Market Opportunities. API begins its product development process by identifying medical devices or surgical procedures where problems or complications arise soon after device implantation or the initial procedure, and where re-intervention is expensive, potentially harmful for patients or difficult to perform. API targets areas where it has previously developed successful technologies, such as the treatment of scar formation and cell proliferation with paclitaxel and its analogues or derivatives, or where it has particular scientific focus or expertise.

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Develop Novel, Proprietary Product Candidates. After prioritizing opportunities, API identifies the biology that may contribute to complications or failure of a device or procedure. It then selects a potential drug or drugs to combine with its biomaterial or drug delivery technologies to create proprietary, locally delivered drug formulation or drug-device combination product candidates.

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Establish and Develop Intellectual Property Portfolio. After identifying potentially useful technologies or developing novel product candidates, API incorporates these elements into its new patent filings or its existing patent portfolio, and it attempts to develop and establish new intellectual property in jurisdictions throughout the world.

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Select Commercialization Path. Once API reaches a certain stage with a technology or product candidate, it selects a development and commercialization path. Where API has a distribution channel, it may elect to fully develop a product itself, or in selected cases where product opportunities may not fit its commercial capabilities, API will license certain of its products, technologies or product candidates to be developed, manufactured or commercialized by partners.

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Pursue Selective Strategic Acquisitions and Licenses. To support its product development and commercialization activities, API has pursued, and will continue to selectively pursue, acquisitions or licenses to obtain proprietary pharmaceutical compounds or compound classes, formulation technologies, medical device technologies, and intellectual property or other commercial assets.

API Corporate Information

At the close of this Transaction, API’s consolidated business will be headquartered at 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6, where it will oversee over 1,500 employees in 18 facilities in five countries. API’s telephone number is (604) 221-7676. The executive officers of API will include William Hunter, M.D. (President and Chief Executive Officer) and Thomas Bailey (Chief Financial Officer).

API was incorporated under the laws of the State of Delaware on February 5, 2008.

Interest of the Company’s Executive Officers and Directors in the Transaction

The Company’s executive officers and directors have compensation arrangements that give them interests in the Transaction that may be different from, or in addition to, the interests of the Company’s other shareholders. The Special Committee and the Board of Directors were aware that these arrangements existed when they determined that the Transaction is in the best interests of the Company and fair to its shareholders and, in the case of the Board of Directors, when they approved the Transaction. These material interests are summarized below.

Transaction Award and Retention Program

In conjunction with entering into the Transaction, in order to encourage management to remain with the Company through the Transaction and thereafter, the Company will enter into transaction award and retention agreements with each of Dr. Hunter, Mr. Bailey, Dr. Avelar, Mr. McMasters and other executive officers. Under the transaction award and retention agreements, each of these executive officers will be entitled to receive the awards provided the Transaction closes and the executives remain employed by the Company as described below.

Under the transaction award and retention agreements, if the Transaction closes on or before December 31, 2008, each of the recipients will be eligible to receive a cash transaction award from the Company (but not from API or any of its subsidiaries) on the later of (a) the payment or satisfaction of all amounts owing under the Existing Notes (generally without any amounts being paid by API or any of its subsidiaries), and (b) the 18-month anniversary of the closing of the Transaction. A recipient who resigns without good reason or whose employment is terminated for cause will forfeit the award. The Company’s Named Executive Officers are eligible to receive the following awards: Mr. Hunter, $2,250,000; Mr. Bailey, $1,750,000; Mr. Avelar, $750,000; Mr. McMasters, $750,000; and other executive officers and employees as a group $4,500,000.

Assignment of Existing Employment Agreements

In conjunction with the transaction award and retention program, the respective employment agreements of participants (including each of the Company’s Named Executive Officers) will be assigned as of the closing of the Transaction as follows: (i) existing employment agreements with the Company will be amended and restated and assigned to API Canada and (ii) existing employment agreements with Angiotech Pharmaceuticals (US), Inc. will be assigned to API or one if its U.S. subsidiaries. Conforming changes will be made to the employment agreements, including obtaining the agreement of each participant that, following the closing of the Transaction, for the purposes of the employment agreement, references to a “change of control” of the Company will be deemed to mean a change of control of API and acknowledging that none of the Transaction, the events contemplated under the Transaction Agreements, or a future initial public offering of the stock of API will constitute a “change of control” under the participant’s employment agreement.

The employment agreements between the Company and the Named Executive Officers are described below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control”.

API 2008 Incentive Plan

If the Company’s shareholders approve the Transaction and the Transaction is consummated, each of Dr. Hunter, Mr. Bailey, Dr. Avelar, Mr. McMasters and other executive officers will be granted a stock appreciation right (“SAR”) award under the API 2008 Incentive Plan (the “2008 Plan”), provided he or she is still employed by the Company as of the consummation of the Transaction, in the following respective numbers of SARs: Dr. Hunter 937,500; Mr. Bailey 390,625; Dr. Avelar 281,250; Mr. McMasters 281,250; and other executive officers and key employees as a group 2,002,625. The initial SAR awards granted under the 2008 Plan will be granted at a base price of $20 per SAR. The maximum term of awards granted under the 2008 Plan is ten years from the date of grant and the term of the 2008 Plan is ten years from the closing of the Transaction. 4,981,884 shares of API’s common stock are reserved for issuance under the 2008 Plan. The 2008 Plan is described in the section of this Proxy Statement entitled “THE RESTRUCTURING—API 2008 Incentive Plan”.

Awards granted to the recipients who are a Vice President or above as of the date of grant will vest in equal annual installments on the 1st, 2nd, 3rd, 4th, and 5th anniversaries of the date of grant; provided, however, that 33% of the award will be subject to additional vesting requirements and will only vest (assuming such award has met its time-based vesting) upon the first to occur of (A) the consummation of a Performance Transaction (as described below); or (B) if, following an initial public offering of API that is not a Qualified IPO (as defined below), the closing price per share of API common stock is equal to or greater than $35.00 for 20 consecutive trading days. Notwithstanding the five-year vesting provided for above, if (A) or (B) occurs, the five-year vesting schedule described above will be changed to a four-year vesting schedule, which will be retroactively effective as of the date of grant. A “Performance Transaction” means (i) a public offering of API common stock in which the gross proceeds are at least $100 million at a price per share of at least $35.00 (a “Qualified IPO”); (ii) a sale where the Investors receive at least $35.00 per share; or (iii) a series of transactions in which (1) all of the shares of API common stock owned by the Company are distributed to the shareholders of the Company, (2) API has a class of securities registered in the United States under Section 12 of the Exchange Act, (3) API common stock is listed in the United States on the New York Stock Exchange or the Nasdaq Global or Global Select Market and (4) the closing price per share of API common stock is equal to or greater than $35.00 for 20 consecutive trading days.

To the extent vested, SAR awards under the 2008 Plan will be exercisable upon the occurrence of an Exercisability Event. An “Exercisability Event” means the first to occur of (A) the termination of the guarantees provided by API or any of its subsidiaries with respect to the Company’s outstanding indentures and (B) any transaction or series of transactions (whether or not related) that results, directly or indirectly, in the sale, transfer or other disposition of (i) at least 80% of the voting securities (including, without limitation, the Convertible Notes) held by the Investors as of the closing date and with respect to which the Investors receive cash for 100% of their proportionate share of the proceeds received in connection with such sale, transfer or other disposition; or (ii) the sale of at least 80% of the assets of API determined by value as of the date or dates of such asset sale, in which the Investors receive distributions of cash for 100% of their proportionate share of the proceeds received in connection with such sale.

In addition to the SAR grants under the 2008 Plan, our Named Executive Officers also will retain their equity-based awards over Company common shares that are described below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION—Outstanding Equity Awards at Fiscal Year End”. All NEO equity-based awards are currently underwater (i.e., the exercise price of each option exceeds the market price of such option as of the date hereof).

Directors and Management of the Company Following the Transaction

Immediately following the consummation of the Transaction, the Company’s Board of Directors shall continue to consist of the current directors of the Company. See the sections of this Proxy Statement entitled “PROPOSAL 2: ELECTION OF DIRECTORS” and “CORPORATE GOVERNANCE—The Board of Directors” for more information.

Immediately following the consummation of the Transaction, the officers of the Company shall be as follows:

•	William Hunter M.D., as the Company’s Chief Executive Officer; and

•	K. Thomas Bailey, as the Company’s Chief Financial Officer.

Directors and Management of API Following the Transaction

Immediately following the consummation of the Transaction, API’s Board of Directors shall consist of three directors designated by the Company, which are currently contemplated to be William Hunter, Henry McKinnell and Edward Brown; three directors designated by the Investors, the identities of whom remain to be determined; and one independent director selected by the Company and subject to the reasonable approval of the Investors, the identity of whom remains to be determined. For more information about the directors to be designated by the Company, each of whom is a current member of the Company’s Board of Directors, see the sections of this Proxy Statement entitled “PROPOSAL 2: ELECTION OF DIRECTORS” and “CORPORATE GOVERNANCE—The Board of Directors”.

Immediately following the Consummation of the Transaction, the executive officers of API shall consist of the current executive officers of the Company as described in the section of this Proxy Statement entitled “CORPORATE GOVERNANCE—Executive Officers”.

Regulatory Matters Related to the Transaction

Canada—Investment Canada Act

Under the Investment Canada Act (the “ICA”), certain proposed transactions by non-Canadians to acquire control of a Canadian business exceeding certain financial thresholds may be reviewable under the ICA and cannot be completed until an Application for Review has been submitted and the proposed transaction has been determined by the Minister of Industry to be of net benefit to Canada. Certain other proposed transactions by non-Canadians to acquire control of a Canadian business where the applicable financial thresholds are not exceeded may be subject to post-closing notification under the ICA. The Restructuring and issuance of the Convertible Notes under the Note Purchase Agreement are not notifiable or reviewable under the ICA. A conversion of the Convertible Notes into common stock of API may be notifiable or reviewable under the ICA upon conversion, but a definitive conclusion in that regard cannot be made until the time of any such conversion, based on, among other factors, the applicable financial thresholds in effect under the ICA at that time.

Canada—Competition Act

Under the Competition Act (the “CA”), certain types of proposed transactions involving Canadian entities which exceed certain financial thresholds cannot be completed until the Commissioner of Competition has been notified in advance of the proposed transaction and the applicable waiting period has thereafter expired. In some cases the notification requirement can be waived and/or the applicable waiting period shortened by applying for and obtaining an advance ruling certificate. Neither the Restructuring nor the issuance of the Convertible Notes under the Note Purchase Agreement is subject to these advance notification requirements under the CA. A conversion of the Convertible Notes into common stock of API may be notifiable under the CA upon such conversion, but a definitive conclusion in that regard cannot be made until the time of any such conversion, based on, among other factors, the applicable financial thresholds in effect under the CA at that time.

United States Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules thereunder, certain transactions, including the Transaction, may not be completed unless certain waiting period requirements have been satisfied. The Company and the Investors expect to file a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission as a condition to and in advance of the closing of the Transaction, and may each receive additional requests for information. The requirements of the HSR Act will be satisfied if the closing of the Transaction is consummated within one year from the termination of the waiting period. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws with respect to the Transaction, including seeking to enjoin the Transaction, to rescind the Transaction or to conditionally approve the Transaction. There can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Dissenting Shareholders’ Rights

Shareholders of the Company will be entitled to exercise dissent rights (the “Dissent Rights”) with respect to the Transaction Resolution in accordance with the Dissent Rights in Sections 237 to 247 of the BCABC. Shareholders who validly exercise their Dissent Rights and do not withdraw their dissent (“Dissenting Shareholders”) will be entitled to receive the “fair value” of their common shares (“dissenting shares”) determined in accordance with Sections 237 to 247 of the BCABC as at the day before the Transaction Resolution is adopted by shareholders. Unless this condition is waived by the Investors and the Company, the Transaction will not be consummated if the dissenting shares represent more than 2.5% of the Company’s outstanding shares.

Shareholders should note that, even if the Company would be inclined to waive this condition respecting the number of dissenting shares, Ares may not be willing to do so, and in any event, there are conditions in the Note

Purchase Agreement requiring a minimum amount of cash to be available at API, as well as contractual limitations under existing indentures respecting the payment on account of equity interests in the Company, that may prevent (as a practical or legal matter) any significant increase in the number of dissenting shares being waived by the Company.

The following summary of the Dissent Rights is not a comprehensive description of the procedures to be followed in connection with the exercise of these Dissent Rights. The summary is qualified in its entirety by reference to the full text of Sections 237 to 247 of the BCABC, which are set out in Appendix C to this Proxy Statement. Shareholders who intend to exercise Dissent Rights should seek legal advice and carefully consider and comply with the provisions of the Dissent Rights. Failure to comply with the applicable Dissent Rights provisions and to adhere to the procedures established therein may result in the loss of the Dissent Rights in respect of the Transaction Resolution. Dissenting Shareholders must send any written notice of dissent in respect of the Transaction Resolution pursuant to the Dissent Rights to the Company, care of its legal counsel, Borden Ladner Gervais LLP, at 1200 Waterfront Centre, 200 Burrard Street, P.O. Box 48600, Vancouver, British Columbia, Canada V7X 1T2 (Facsimile: (604) 622-5824), Attention: Ian Webb, by no later than [—], 2008. Shareholders should be aware that simply voting against the Transaction Resolution at the Meeting does not constitute the exercise of Dissent Rights.

Dissent Rights—Transaction Resolution

Each registered shareholder of the Company, the name of which appears on the central securities register of the Company, shall have the right to exercise Dissent Rights in respect of the Transaction Resolution. The Dissent Rights are effected in accordance with Sections 237 to 247 of the BCABC. In the event the Transaction is completed, any Dissenting Shareholder who dissents in the required manner from the Transaction Resolution will be entitled to be paid the fair value of their shares immediately before the approval by shareholders of the Transaction Resolution.

A shareholder of the Company intending to dissent in respect of the Transaction Resolution must send written notice of dissent to the Company at least two days before the Meeting and such written notice of dissent must otherwise strictly comply with the requirements of section 242 of the BCABC, including setting forth details of the ownership of shares of Company. A Dissenting Shareholder may only dissent with respect to all of the shares of the Company held on behalf of any one beneficial owner and registered in the Dissenting Shareholder’s name. Under the BCABC there is no right of partial dissent.

A vote against the Transaction Resolution does not constitute notice of dissent under the BCABC and a shareholder who votes in favor of the Transaction Resolution will not be considered a Dissenting Shareholder.

Promptly after the approval of the Transaction Resolution and after the date on which the Company forms the intention to proceed with the Transaction, the Company must send notice of such fact to each Dissenting Shareholder who has not withdrawn its objection and who has not voted in favor of the Transaction Resolution. Such Dissenting Shareholder has one month after receipt of such notice to send the Company or its transfer agent a written notice setting out such holder’s name, address, the number of the common shares of the Company that are subject to the objection and a demand for payment of the fair value of such common shares. The Dissenting Shareholder must send to the Company any certificates representing common shares subject to the objection with the notice containing the demand for payment.

Upon the sending of the notice to the Company containing the demand for payment, the Dissenting Shareholder is deemed to have sold its shares to the Company and the Company is deemed to have purchased such shares. Accordingly, after the sending of such notice, the Dissenting Shareholder ceases to have any further rights as a shareholder of the Company except the right to be paid the fair value for the Dissenting Shareholder’s common shares, unless (i) the shareholder withdraws the notice before the Company makes the offer to pay for the common shares, or (ii) the Company fails to make the offer to pay for the common shares and the Dissenting

Shareholder withdraws the notice, or (iii) the directors of the Company revoke the Transaction Resolution, in which case the Dissenting Shareholder will be reinstated as a shareholder of the Company as of the date the notice was sent.

The Company and the Dissenting Shareholder may agree on the amount of the payout value on the common shares and in that event, the Company must promptly pay the agreed amount to the Dissenting Shareholder unless the Company has reasonable grounds to believe that the Company is insolvent or the payment would render the Company insolvent, in which case the Company must not make the payment and must send notice to the Dissenting Shareholder that the Company is unable to lawfully pay the Dissenting Shareholder for its common shares. In the event that the Company fails to make an offer to a Dissenting Shareholder, or in the event that such offer is not accepted, the Company or the Dissenting Shareholder may apply to court to fix a fair value for the common shares of the Dissenting Shareholder. The BCABC contains provisions governing such court application.

Subsection 244(4) and Section 246 of the BCABC outline certain events when Dissent Rights will cease to apply where such events occur before payment is made to the Dissenting Shareholder of the fair value of the shares, (including if the Transaction Resolution does not pass or is otherwise not proceeded with). In such events, the Dissenting Shareholder will be entitled to the return of the applicable share certificate(s), if any, and rights as a shareholder of the Company in respect of the applicable common shares will be regained.

Shareholders who are ultimately not entitled, for any reason, to be paid fair value for their common shares, in respect of which they dissent, may be deemed to have participated in the Transaction as though they were non-dissenting shareholders of the Company.

Certain Canadian Federal Income Tax Considerations for the Exercise of Dissent Rights

The following is a summary of Canadian federal income tax considerations relating to the exercise of Dissent Rights generally applicable to a Dissenting Shareholder who, for purposes of the Income Tax Act (Canada) (“ITA”) holds common shares of the Company (the “Shares”) as capital property and deals at arm’s length with, and is not affiliated, with the Company. Generally, the Shares will be capital property to a Dissenting Shareholder unless the Shares are held or were acquired in the course of carrying on business or as part of an adventure in the nature of trade. Dissenting Shareholders who are residents of Canada for purposes of the ITA may, in some circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have such Shares and every other “Canadian security” (as defined in the ITA) owned by them deemed to be capital property in the taxation year of election and in all subsequent taxation years. Dissenting Shareholders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the ITA is available or advisable in their particular circumstances.

This summary is based on the current provisions of the ITA, the regulations thereunder (the “Regulations”) and the current administrative policies and assessing practices published in writing by the Canada Revenue Agency prior to the date hereof. This summary also takes into account all specific proposals to amend the ITA and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account provincial, territorial or foreign tax legislation or considerations which may be different from those discussed in this summary.

This summary is not applicable to a Dissenting Shareholder (a) that is, for the purposes of certain rules in the ITA applicable to securities held by financial institutions, a “financial institution” (as defined in the ITA), (b) an interest in which is a “tax shelter investment” (as defined in the ITA), (c) that is a

“specified financial institution” or “restricted financial institution” (as defined in the ITA), (d) who acquired his or her Shares upon exercise of an employee stock option, (e) to whom the functional currency reporting rules in subsection 261(4) of the ITA would apply or (f) to a Non-Resident Dissenting Shareholder (as defined below) that is an insurer carrying on business in Canada and elsewhere. Such Dissenting Shareholders should consult their own tax advisors with respect to their particular circumstances.

This summary is not, and is not intended to be, legal or tax advice to any particular Dissenting Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Dissenting Shareholders should consult with their own tax advisors with respect to the Canadian federal income tax consequences of the transactions described herein having regard to their own particular circumstances.

In general, a Dissenting Shareholder who receives from the Company a payment in the amount equal to the fair value of the Dissenting Shareholder’s Shares will be deemed to receive, in respect of each Share, a dividend equal to the amount, if any, by which the fair value of the Share exceeds the paid-up capital (as computed for purposes of the ITA) of the Share. To the extent the payment (other than interest) exceeds the amount of the deemed dividend, the excess will be treated as proceeds of disposition of the holder’s Share, and the holder will realize a capital gain (or capital loss) in respect of each Share to the extent that such proceeds, net of any reasonable disposition costs, exceed (or are less than) the adjusted cost base of the holder’s Share. In certain circumstances, the full amount of the payment (other than interest) received by a holder that is a corporation resident in Canada for purposes of the ITA may be treated as proceeds of disposition, rather than as a dividend. Corporations that are considering exercise of Dissent Rights should consult their own tax advisors for specific advice in this regard.

Deemed Dividends

A Dissenting Shareholder who is resident in Canada for purposes of the ITA (a “Resident Dissenting Shareholder”) will be required to include in the holder’s income, as a taxable dividend, the portion of the payment received from the Company that is deemed to be a dividend. The normal gross-up and dividend tax credit rules applicable to taxable dividends received from a taxable Canadian corporation will apply to such dividend received by a Resident Dissenting Shareholder who is an individual. The Company does not intend to designate any portion of such dividend as an “eligible dividend” for the purpose of the enhanced gross-up and dividend tax credit rules. A dividend deemed to be received by a Resident Dissenting Shareholder that is a corporation, to the extent not treated as proceeds of disposition, will generally be deductible in computing its taxable income. Certain corporations may be liable to pay a refundable tax of 33 1/3% under Part IV of the ITA on such dividends.

In the case of a Dissenting Shareholder who is not resident in Canada for purposes of the ITA (a “Non-Resident Dissenting Shareholder”), a dividend deemed to be received on the Shares will be subject to Canadian withholding tax at the rate of 25%, subject to reduction of such rate under an applicable income tax convention.

Capital Gains and Capital Losses

One-half of any capital gain realized by a Resident Dissenting Shareholder will be included in income as a taxable capital gain and one-half of any capital loss will normally be deducted as an allowable capital loss against taxable capital gains realized in the year of disposition. Any unused allowable capital losses may be applied to reduce net taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to the provisions of the ITA in that regard.

The amount of any capital loss realized on the disposition of Shares by a Resident Dissenting Shareholder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on such Shares to the extent and in the circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or beneficiary of a trust that owns Shares, or where a partnership or trust of which a corporation is a member or beneficiary is itself a member of a partnership or a beneficiary of a trust that owns such Shares.

A Resident Dissenting Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the ITA) also may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the ITA) for the year, which will include taxable capital gains.

A Non-Resident Dissenting Shareholder will not be subject to tax under the ITA on any capital gain realized on the disposition of Shares as a result of the Transaction unless the Shares are “taxable Canadian property” (within the meaning of the ITA) to the Non-Resident Dissenting Shareholder at the time they are acquired by the Company (the “Acquisition Time”) and such gain is not otherwise exempt from tax under the ITA pursuant to the provisions of an applicable income tax treaty.

Generally, Shares will not be taxable Canadian property to a Non-Resident Dissenting Shareholder at the Acquisition Time provided that:

•	the Non-Resident Dissenting Shareholder does not use or hold, and is not deemed to use or hold, the Shares in connection with carrying on a business in Canada;

•	the Non-Resident Dissenting Shareholder did not acquire the Shares in a transaction as a result of which they are deemed to be “taxable Canadian property”;

•	the Shares are listed on a designated stock exchange (which currently includes the TSX) at that time; and

•

the Non-Resident Dissenting Shareholder, persons with whom the Non-Resident Dissenting Shareholder does not deal at arm’s length, or the Non-Resident Dissenting Shareholder together with all such persons, has not owned 25% or more of the issued shares of any class or series of the capital stock of the Company at any time during the 60-month period that ends at the Acquisition Time.

Even if Shares are considered to be taxable Canadian property of a Non-Resident Dissenting Shareholder, the Non-Resident Dissenting Shareholder may be exempt from tax under the ITA on any gain on the disposition of Shares pursuant to the terms of an applicable income tax treaty. Non-Resident Dissenting Shareholders whose Shares may be taxable Canadian property should consult with their own tax advisors with respect to the availability of any relief under the terms of any applicable income tax treaty in their particular circumstances.

In the event that the Shares constitute taxable Canadian property to a Non-Resident Dissenting Shareholder and any capital gain realized by the Non-Resident Dissenting Shareholder on the disposition of Shares as a result of the Transaction is not exempt from tax under the ITA by virtue of an applicable income tax treaty, then the tax consequences described above under “Capital Gains and Capital Losses” will generally apply. Non-Resident Dissenting Shareholders should consult their own tax advisors regarding any Canadian reporting requirements applicable to them arising from the Transaction.

Interest

Interest awarded by a court to a Resident Dissenting Shareholder will be included in the holder’s income for purposes of the ITA. Interest awarded to a Non-Resident Dissenting Shareholder will not be subject to withholding tax under the ITA.

Certain United States Federal Income Tax Considerations for the Exercise of Dissent Rights

The following discussion is limited to the material U.S. federal income tax aspects of the exercise of Dissent Rights for a Dissenting Shareholder who is a citizen or resident of the United States for U.S. federal income tax purposes and who holds common shares as a capital asset. The following discussion does not address taxpayers subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their common shares upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction.

A Dissenting Shareholder generally will recognize capital gain or loss equal to the difference between such shareholder’s adjusted tax basis in those common shares and the amount of cash received (or, in case of payments made in Canadian dollars, the U.S. dollar value of the amount received) pursuant to the exercise of such shareholder’s Dissent Rights. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Each shareholder who contemplates exercising Dissent Rights should consult its tax advisor as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Backup withholding may apply to payments received by a Dissenting Shareholder unless a Dissenting Shareholder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Dissenting Shareholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Backup withholding tax is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a Dissenting Shareholder’s U.S. federal income tax liability, if any, and a Dissenting Shareholder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service in a timely manner.

PROPOSAL 1: AUTHORIZATION OF THE TRANSACTION

Our Board of Directors adopted resolutions authorizing the consummation of the Transaction, including the entry into the Restructuring Agreements and Transaction Agreements and the issuance of the Convertible Notes, and directing that the Transaction be submitted to the shareholders of the Company for their consideration and, if thought fit, approval by special resolution.

This Proposal 1 requests that the shareholders of the Company adopt, pursuant to Section 301 of the Business Corporations Act (British Columbia), the special resolution, referred to as the Transaction Resolution, included in Appendix A to this Proxy Statement approving, among other things, the consummation of the Transaction through the entry into the Restructuring Agreements and Transaction Agreements. The Transaction is described in the section of this Proxy Statement entitled “THE TRANSACTION”. For a summary of the Restructuring and the Transaction Agreements, see the sections of this Proxy Statements entitled “THE RESTRUCTURING” and “DESCRIPTION OF TRANSACTION AGREEMENTS”, respectively.

In order for the Transaction to be approved, the Transaction Resolution must be passed by 75% of the votes cast by the holders of common shares who vote in respect thereof. The full text of the Transaction Resolution approving the Transaction is set out in Appendix A to this Proxy Statement. In the event that the Company’s shareholders do not adopt the Transaction Resolution approving this Proposal 1, the Transaction will not be consummated.

THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE TRANSACTION IS IN THE BEST INTERESTS OF THE COMPANY AND IS FAIR TO ITS SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE CONSUMMATION OF THE TRANSACTION.

In the absence of instructions to the contrary or where instructions are uncertain, the enclosed form of proxy will be voted “FOR” the Transaction Resolution.

THE RESTRUCTURING

As described elsewhere in this Proxy Statement, prior to the consummation of the API Investment, the Company and API intend to enter into certain agreements to effectuate the Restructuring, which agreements are currently contemplated to include:

•	One or more asset transfer agreements and/or purchase agreements, pursuant to which the Company will transfer to API the assets and liabilities of the Company, other than the Retained Business;

•	A sub-license agreement, pursuant to which the Company will grant to API its rights to certain intellectual property;

•

A management services agreement, pursuant to which API and API Canada will provide the Company with certain management, financial, accounting, legal, public relations, human resources and other services related to the Company’s ongoing business and financial reporting obligations for a minimum of six months;

•

A confidential disclosure agreement, pursuant to which API and the Company will agree to disclose to each other and maintain the secrecy of certain confidential information about the other party after the consummation of the Restructuring;

•	A registration rights agreement, pursuant to which the Company will receive certain registration rights permitting it to sell its shares of API’s common stock;

•	Supplemental indentures, pursuant to which API will agree to guarantee payments and other obligations of the Company under the Existing Notes, as required by the terms of the Existing Notes; and

•

A guaranteed debt agreement, pursuant to which the Company will reaffirm the nature of its primary obligation on the Existing Notes and agree to indemnify and reimburse API for any expenses or liabilities it may incur in connection with API’s guarantees of the Existing Notes.

The terms of these agreements remain subject to ongoing negotiations between the Investors and the Company. Following the Restructuring, the assets and liabilities of the Company will consist of the Retained Business. The below assets/liabilities allocation table illustrates the division of assets and liabilities between the Company and API as if the Restructuring had occurred on March 31, 2008 and giving effect to the Restructuring as of as such date. For certain additional pro forma information relating to the Transaction, the Tender Offer and certain other matters, see the section of this Proxy Statement entitled “UNAUDITED SELECTED FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS”.

Angiotech Pharmaceutical Interventions, Inc.

Assets/Liabilities Allocation Table

As At March 31, 2008

The following table is intended to show the allocation of assets and liabilities between the Company and API assuming the Transaction had closed on March 31, 2008 and immediately prior to the consummation of the Tender Offer and the issuance of any of the Convertible Notes:

(unaudited; all amounts are expressed in thousands of U.S.$)	API	The Company	Historic Consolidated
ASSETS
Cash and cash equivalents(a)	68,792	1,000	69,792
Other current assets(b)	71,403	799	72,202
Property and equipment, net	60,978	—	60,978
Long term investments	19,765	561	20,326
Identifiable intangible assets, net(c)	202,785	17,235	220,020
Goodwill(d)	667,691	—	667,691
Deferred financing costs, net(e)	—	13,041	13,041
Other long-term assets	9,913	—	9,913

Total Assets	1,101,327	32,636	1,133,963

LIABILITIES AND EQUITY
Current liabilities(b)(e)	44,639	13,139	57,778
Notes payable—affiliated companies(a)	(6,208)	6,208	—
Other long term liabilities	6,025	—	6,025
Deferred and other taxes	61,463	—	61,463
Senior floating rate & subordinated notes(e)(f)	—	575,000	575,000
Equity(f)	995,408	(561,711)	433,697

Total Liabilities and Equity	1,101,327	32,636	1,133,963

(a)	Pursuant to the Note Purchase Agreement, all cash in the Company in excess of $1,000 will be transferred to API immediately prior to close. In addition, API will have a minimum of $75,000 in cash and notes receivable from the Company, with the balance of such notes receivable not to exceed $15,000.
(b)	Prepaid property and product liability insurance will be transferred to API to correlate with the coverage of activities within API. Trade accounts payable and certain accrued liabilities that do not relate to TAXUS will be transferred to API.
(c)	Intellectual property that is not related to TAXUS will be transferred to API on close.
(d)	Pursuant to the Note Purchase Agreement, all Goodwill will be transferred to API on close.
(e)	The amount of senior floating rate and senior subordinated debt that would be reduced on closing to reflect the Tender Offer and the amount of new convertible debt has not been reflected.
(f)	The net transfer of assets and liabilities described above is shown as capital contributions from the Company to API. However, this treatment is utilized for illustrative purposes and it does not reflect:

•	the intercompany Promissory Note issued by API to the Company in connection with the Restructuring, or the issuance of Convertible Notes by API to the Investors;

•	the consummation of the Tender Offer and any resulting reduction in the Existing Notes; and

•	that the equity of API will be reduced and the equity of the Company will be increased as a result of the changes disclosed in the two prior bullets.
(g)	The assets and liabilities of API and the Company, as illustrated above, are derived from the consolidated balance sheet of the Company as at March 31, 2008. However, individual balance sheets of API and the Company as presented above, are not presented accordance with U.S. GAAP, which requires allocations of certain assets and liabilities that are inconsistent with the intended distribution of assets and liabilities as between such companies as provided in the Note Purchase Agreement.

API 2008 Incentive Plan

The 2008 Plan is designed to assist API in attracting, retaining and motivating directors, officers and employees of API and will be administered by API’s Board of Directors. The 2008 Plan will provide for grants of SARs to employees, officers, directors and consultants of API and its subsidiaries. Holders of SARs are not required to pay an exercise price, but rather, upon exercise of an SAR, the holder receives the difference (in cash or shares, at API’s discretion) between the base price of the SAR and the fair market value of a share of the Company’s common stock on the date of exercise.

Each SAR granted under the 2008 Plan is required to have a base price equal to at least fair market value of a share of API common stock on the date of grant. The maximum term of awards granted under the 2008 Plan is ten years from the date of grant and the term of the 2008 Plan is ten years from the closing of the Transaction. 4,981,884 shares of API’s common stock (which represents 13.75% of API’s common stock on a fully diluted basis) are reserved for issuance under the 2008 Plan.

Vesting. Awards granted to the recipients who are a Vice President or above as of the date of grant will vest in equal annual installments on the 1st, 2nd, 3rd, 4th, and 5th anniversaries of the date of grant; provided, however, that 33% of the award will be subject to additional vesting requirements and will only vest (assuming such award has met its time based vesting) upon the first to occur of (A) the consummation of a Performance Transaction (as defined below); or (B) if, following an initial public offering of API that is not a Qualified IPO (as defined below), the closing price per share of API common stock is equal to or greater than $35.00 for 20 consecutive trading days. Notwithstanding the five-year vesting provided for above, if (A) or (B) occurs, the five-year vesting schedule described above will be changed to a four-year vesting schedule, which will be retroactively effective as of the date of grant. A “Performance Transaction” means (i) a public offering of API common stock in which the gross proceeds are at least $100 million at a price per share of at least $35.00 (a “Qualified IPO”); (ii) a sale where the Investors receive at least $35.00 per share; or (iii) a series of transactions in which (1) all of the shares of API common stock owned by the Company are distributed to the shareholders of the Company, (2) API has a class of securities registered in the United States under Section 12 of the Exchange Act, (3) API common stock is listed in the United States on the New York Stock Exchange or the Nasdaq Global or Global Select Market and (4) the closing price per share of API common stock is equal to or greater than $35.00 for 20 consecutive trading days. For SAR award recipients who are below Vice President on the date of grant, the award vests in equal annual installments on the 1st, 2nd, 3rd and 4th anniversaries of the date of grant, regardless of whether a Qualified IPO has occurred. Accordingly, the portion of the SAR subject to performance vesting will not vest until there has been a significant increase in the price per share of API common stock, thereby incentivizing holders of SARs to create additional value in API.

Exercisability. To the extent vested, SAR awards under the 2008 Plan will be exercisable upon the occurrence of an Exercisability Event. An “Exercisability Event” means the first to occur of (A) the termination of the guarantees provided by API or any of its subsidiaries with respect to the Company’s outstanding indentures and (B) any transaction or series of transactions (whether or not related) that results, directly or indirectly, in the sale, transfer or other disposition of (i) at least 80% of the voting securities (including, without limitation, the Convertible Notes) held by the Investors as of the closing date and with respect to which the Investors receive cash for 100% of their proportionate share of the proceeds received in connection with such sale, transfer or other disposition; or (ii) the sale of at least 80% of the assets of API, in which the Investors receive distributions of cash for 100% of their proportionate share of the proceeds received in connection with such sale.

Termination of Employment. If an award recipient’s employment is terminated by API for “cause” (as defined in the 2008 Plan or the recipient’s applicable employment agreement), vested and unvested awards will be cancelled as of date of termination. If a recipient terminates employment without “good reason” (as defined in the 2008 Plan or the recipient’s applicable employment agreement), 50% of vested awards and 100% of unvested awards will be cancelled as of date of termination. If an Exercisability Event has occurred on or prior to termination without good reason, vested awards that are not cancelled remain exercisable for 60 days after the date of termination, but in no event beyond the expiration date of the award. If an Exercisability Event has not occurred on or prior to termination without good reason, vested awards that are not cancelled remain exercisable until 60 days after the later of (i) the date of termination and (ii) an Exercisability Event, but in no event beyond the expiration date. If an award recipient’s employment is terminated by API without cause or is terminated by the recipient for good reason, all unvested awards will be cancelled. If an Exercisability Event has occurred on or prior to such termination, vested awards remain exercisable for 90 days. If a Exercisability Event has not occurred on or prior to such termination, vested awards remain exercisable until 90 days after the later of (i) the date of termination and (ii) an Exercisability Event, but in no event beyond the expiration date.

Certain U.S. Federal Income Tax Consequences

The following description of the tax consequences under the 2008 Plan is based on U.S. Federal income tax laws currently in effect and does not address non-U.S., state or local tax consequences.

There are no U.S. Federal income tax consequences either to the recipient or to API upon the grant of SARs. Upon exercise of a SAR, the recipient will generally recognize ordinary income on, and API will generally be entitled to a tax deduction equal to, the amount of money paid to the award holder or the fair market value of the shares on the date on which the shares are issued.

Certain Canadian Income Tax Consequences

The following description of the tax consequences under the 2008 Plan is based on Canadian federal income tax laws currently in effect and does not address foreign, provincial, territorial or local tax consequences. The description does not apply to a consultant who is not an employee, officer or director of API or a related entity. The Canadian federal income tax consequences to a consultant who is subject to Canadian income tax by reason of being resident, or carrying on business, in Canada will depend on the award holder’s specific circumstances.

There are no Canadian federal income tax consequences to a recipient who is an employee, officer or director of API or a related entity upon the grant of SARs. Upon exercise of a SAR, such a recipient who is subject to Canadian income tax by reason of being resident, or employed, in Canada will generally recognize a taxable benefit equal to the amount of money paid to the award holder or the fair market value of the shares on the date on which the shares are issued.

DESCRIPTION OF TRANSACTION AGREEMENTS

The following is a summary of certain terms of the Transaction Agreements. This summary may not contain all of the information that is important to you. The summary of the Note Purchase Agreement is qualified in its entirety to the full text of the Note Purchase Agreement, including, without limitation, the forms of the Governance Agreement, Convertible Notes and Investor Registration Rights Agreement attached as Exhibits thereto, which is available on EDGAR and SEDAR. The Company urges you to read the full text of the Note Purchase Agreement carefully.

Note Purchase Agreement

As described under “THE TRANSACTION—Description of the Transaction”, the Company, API and the Investors will enter into the Note Purchase Agreement. Pursuant to the Note Purchase Agreement, API will issue a minimum of $200 million, and at API’s option up to $300 million, in aggregate principal amount of Convertible Notes to the Investors in exchange for up to $300 million in cash. The net proceeds, after payment of all expenses in connection with the Transaction, are expected to be approximately $265 million, assuming the maximum number of Convertible Notes is issued.

Use of Proceeds

Upon closing, API will deliver to the Company the net proceeds from the sale of the Convertible Notes to repay the Intercompany Promissory Note. The Company will then use the net proceeds to complete the Tender Offer for the 2013 Notes and/or the 2014 Notes, as described under “DESCRIPTION OF THE TENDER OFFER”.

Closing

Unless the parties agree otherwise, the closing of the transactions contemplated by the Note Purchase Agreement will take place at the offices of Sullivan & Cromwell LLP located at 1888 Century Park East, Suite 2100, Los Angeles, California 90067, no later than the second business day after the satisfaction or waiver of the conditions to the closing. See “—Conditions to the Closing”.

Conditions to the Closing

The Note Purchase Agreement contains the following conditions of both parties to close:

•	no injunctions prohibiting the transactions contemplated by the agreement;

•

the Company shall have received shareholder approval for the Restructuring and the sale of the Convertible Notes by API, and no more than 2.5% of the outstanding shares of the Company shall have properly delivered notices of dissent;

•	the consummation of the Tender Offer, subject only to closing of the agreement and payment of the purchase price to tendering holders of the Existing Notes;

•	execution and delivery of the Transaction Agreements by each of the parties thereto; and

•	expiration or termination of any waiting periods required by the HSR Act and receipt of all required approvals with the foreign or multinational antitrust or competition legislation.

The Note Purchase Agreement contains the following conditions to the obligation of the Investors to close:

•

performance by the Company in all material respects of its covenants in the Transaction Agreements, including that none of the Company, API and their subsidiaries shall have taken, or shall have agreed, authorized or committed to take, certain actions prohibited by the interim covenants contained in the Note Purchase Agreement;

•

accuracy at closing of all of API’s and the Company’s representations and warranties in all material respects, except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date, and those qualified by Material Adverse Change (of the Company or API as defined in the Note Purchase Agreement), which shall be true and correct in all respects at closing;

•	receipt by the Investors of an opinion letter of each of Sullivan & Cromwell LLP and Borden Ladner Gervais LLP;

•	receipt by API and the Company of required consents;

•

receipt by the Investors of written opinion from a nationally recognized investment bank or valuation firm reasonably acceptable to Investors that immediately before and after giving effect to issuance of the Convertible Notes and the execution, delivery and performance of the Transaction Agreements and any other instrument governing the indebtedness of API (including its subsidiaries), each of the Company and API is solvent;

•

acceptance by the Secretary of State of the state of Delaware of the amended and restated certificate of incorporation of API (the “Amended Certificate”); amendment and restatement of the bylaws of API (the “Amended Bylaws”); confirmation that there has been no amendment or modification of the Amended Certificate or Amended Bylaws; and delivery of a copy of the Amended Certificate and Amended Bylaws to the Investors;

•

creation of the Board of Directors of API, consisting of three directors appointed by the Company, three directors appointed by the Investors, and one independent director appointed by the Company and reasonably acceptable to the Investors; and entry into an indemnification agreement with each director appointed by the Investors;

•

assignment of the employment agreements of William L. Hunter, MD, Kenneth Thomas Bailey, Rui Avelar, Jonathan Chen, Chris J.W. Dennis, Jay Dent, Victor Diaz, David McMasters, Tammy Neske and Jeffrey Walker to API or one of its subsidiaries, and amendment of such agreements to substitute API for the Company;

•	completion of the Restructuring; and, following the Restructuring, API will have no liabilities other than certain assumed liabilities specified in the agreement;

•

API (including its subsidiaries) shall have an amount of cash and cash equivalents (including for this purpose up to $15 million of an intercompany payable from the Company in favor of API) not less than $75 million after the completion of the Restructuring and after giving effect to the closing of the sale of the Convertible Notes and repayment of the Intercompany Promissory Note and expenses related to the sale of the Convertible Notes; and

•

API (or an affiliate) shall have a D&O insurance policy in place covering all directors and officers of API (the Company’s current policy is satisfactory if it covers API’s directors and officers following the closing).

The Note Purchase Agreement contains the following conditions to the obligation of API to close:

•	performance by the Investors in all material respects of their covenants;

•

accuracy of all of the Investors’ representations and warranties in all material respects, except for representations and warranties that speak of a specific date, which shall be true and correct as of such date; and

•	payment by the Investors for the Convertible Notes being purchased.

Notwithstanding any of the above, if New Leaf defaults in its obligation to purchase Convertible Notes or otherwise breaches the Note Purchase Agreement such that there is a failure of one of the closing conditions,

Ares may (but shall not be obligated to) purchase the Convertible Notes that were to be purchased by New Leaf or otherwise make arrangements for the purchase of such Convertible Notes by other persons reasonably satisfactory to API.

Representations and Warranties

The Note Purchase Agreement contains customary representations and warranties made by API and the Company as to organization, good standing and qualification; capitalization; authorization, execution, and delivery of the Convertible Notes; governmental consents; enforceability of Transaction Agreements; no violation; title to properties; government permits; employment matters; intellectual property; environmental; litigation; absence of certain changes; material contacts; ordinary course; financial statements; taxes; employee benefit plans; brokers and finders; no required registration of the Convertible Notes or the shares into which they convert; conflicts of interest and related party transactions; insurance; full disclosure; and no liabilities other than under the Transaction Agreements and the Restructuring Agreements, as set forth on an exhibit to the Note Purchase Agreement describing the Restructuring or other liabilities that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Change (as defined in the Note Purchase Agreement).

The Note Purchase Agreement contains customary representations and warranties by the Investors as to organization and authority; due authorization; no conflicts; no filings; purchase for investment purposes; access to information; financial capability to consummate the transaction; and broker and finders.

Implementation Steps by the Company

Prior to closing, the Company shall take the following steps in order to effectuate the transaction:

•	convene and hold a meeting of its shareholders as soon as reasonably practicable and no later than October 31, 2008 to consider the Transaction;

•

prepare a notice of the meeting and proxy statement (with all exhibits and schedules) and all other documents required by law for approval of the Restructuring by the shareholders (the “Solicitation Documents”), and give the Investors five business days to review and comment before the Solicitation Documents are filed or distributed to the Company’s shareholders, which shall be reasonably satisfactory to the Investors;

•	send the Solicitation Documents to each of the Company’s shareholders, and file the Solicitation Documents as required by any applicable law before such mailing;

•

include in the proxy statement that the directors of the Company recommend approval of the Transaction by the shareholders, provided that the directors may withdraw, modify, or change such recommendation if (i) both the Company and API have complied with their exclusivity obligations under the Note Purchase Agreement; (ii) the Company or API has received a proposal for an alternative transaction that the Company’s Board in good faith determines will be materially more favorable to stockholders than the Transaction; and (iii) the Company’s Board receives a written opinion from a Canadian law firm of national recognized reputation that the failure to make such withdrawal, modification or change would be inconsistent with its fiduciary duties to its stockholders under applicable law;

•

ensure that the Solicitation Documents (i) materially comply with all applicable laws; (ii) do not contain any misrepresentation or untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and (iii) materially comply with applicable Canadian securities regulations and provide the shareholders with enough information in sufficient detail to form a reasoned judgment concerning the Restructuring;

•

promptly notify the Investors (before or after closing) if the Company becomes aware of any misrepresentation or untrue statement of material fact, or omission of any material fact necessary to make the statements not misleading in the Solicitation Documents, or of any other amendment or supplement that is required to be made to the Solicitation Documents; in the case of such event, the Company and the Investors shall cooperate in the preparation of any required amendments or supplements; and

•

diligently do all acts and things as may be necessary to comply with National Instrument 54-101 of the Canadian Securities Administrators in relation to the shareholders’ meeting, including, in consultation with the Investors, using all reasonable efforts to benefit from the accelerated timing contemplated by such policy.

Certain Covenants and Agreements

Between signing and closing, the Note Purchase Agreement requires that API and the Company conduct their respective businesses and operations in the ordinary course consistent with past practice and that they will use reasonable efforts to preserve the value of the business as a going concern, their respective assets, current business, goodwill, and relationships with governmental authorities, customers, vendors, employees and business associates.

The Note Purchase Agreement restricts the ability of API and the Company to take certain actions, directly or indirectly, between signing and closing, including:

(1)	amendments to charter documents;

(2)	mergers, consolidations, restructurings, and liquidations;

(3)	acquisitions outside of the ordinary course greater than $10 million;

(4)	issuances and repurchases of (i) capital stock of the Company and its subsidiaries, with carve-outs for (x) subsidiary intercompany issuances among API and its wholly owned subsidiaries, and (y) an issuance of capital stock up to $40 million, after the record date for the shareholders meeting to approve the Transaction, which the Company shall use its reasonable best efforts to limit to existing shareholders, or (ii) securities convertible or exchangeable into, or exercisable for, such capital stock of the Company or options, warrants, or other rights to acquire such capital stock or such convertible or exchangeable securities;

(5)	creation of liens other than in the ordinary course;

(6)	lending, other than intercompany loans, any amount in excess of $5 million in the aggregate;

(7)	dividends and distributions, other than intercompany dividends, and any agreements with respect to the voting of the Company or API’s capital stock;

(8)	reclassification or split of any of its capital stock, except for purely internal restructurings;

(9)	incurrence of new indebtedness or guarantees (with a carve-out for intercompany indebtedness and guarantees) in excess of $5 million;

(10)	amendment, modification, or termination of any existing indebtedness, except intercompany indebtedness among either (i) the Company and its subsidiaries (excluding API) or (ii) API and its subsidiaries;

(11)	changes to accounting policies;

(12)	settlement of litigation in excess of $2 million in the aggregate;

(13)	amendments to contracts effecting a change of more than $5 million in value;

(14)	dispositions or encumbrances of assets in excess of $1 million individually, or $3 million in the aggregate, other than sales of inventory in the ordinary course of business and dispositions of obsolete or unnecessary assets;

(15)	take any action or omit to take any action that is reasonably likely to result in any of the closing conditions not being satisfied;

(16)	making or changing any tax elections, annual accounting period, filing amended tax returns, settling any tax claim or assessment, surrendering any right to claim a refund of taxes, consent to extension or waiver of limitation period applicable to tax claims, or any similar action;

(17)	take any action that could cause the acceleration of contingent payments (other than earnouts or milestone payments solely from superior performance) under any license agreement, merger, acquisition or other similar agreements, make any discretionary change of control payments or enter into any agreement to transfer, settle or extinguish any indebtedness owed by Angiotech Investment Partnership to the Company or any of its subsidiaries; and

(18)	take any action that would render any representation and warranty untrue or incorrect at closing.

However, the activities numbered (4), (6), (7), (8), (10) and (14) above are not so restricted to the extent that the prohibition of such actions contravenes section 4.08 of the indentures governing the Existing Notes by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers of assets. API must provide written notice to the Investors prior to taking any such action.

Intercompany Debt / Closing Cash Requirements

Prior to or concurrent with the closing, the Company and API and their respective subsidiaries will cancel or repay all intercompany amounts owed to or by the Company and its subsidiaries (the “Company Group”) (other than API and its subsidiaries (the “API Group”)), on the one hand, and the API Group, on the other, except for guarantees of the Convertible Notes, guarantees of the Existing Notes and pursuant to the next paragraph.

The Company will use best efforts to ensure that immediately following the closing, the API Group shall have at least $75 million in cash and cash equivalents. If cash and cash equivalents are less than this amount (with a minimum of $60 million), the Company shall owe API an intercompany receivable (with a corresponding maximum of $15 million), which shall be repayable as soon as practicable but not later than 12 months from incurrence and shall bear interest at an annual rate of 7.75%.

Exclusivity

Prior to the closing, the Company and API will not, and will not cause or permit any of their subsidiaries or any of their respective directors, officers, employees, representatives or agents to:

•

solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock, or any substantial portion of the assets, of the Company Group; or

•

participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing.

If the Company’s Board receives a written opinion from a Canadian law firm of national recognized reputation that complying with the above exclusivity provisions would be inconsistent with the Board’s fiduciary duties to its shareholders, the Board may elect not to comply with these provisions to the extent necessary to satisfy such fiduciary duties.

Prior to the closing, the Company and API will notify each Investor in writing as promptly as practicable (but in no event later than one business day after) if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and shall identify the person making such proposal, offer, inquiry, or contact and terms, conditions and circumstances of such proposal.

Guarantee

API’s obligations under the Convertible Notes will be fully and unconditionally guaranteed by the Company and any of its subsidiaries that guarantee the Existing Notes. See “DESCRIPTION OF TRANSACTION AGREEMENTS—Convertible Notes”.

IP License

The Company must use commercially reasonable efforts to obtain the required consents to license or sublicense its rights under certain of its intellectual property on an exclusive basis to API following the closing.

Termination

Prior to closing, the Note Purchase Agreement may be terminated by:

•	API and the Investors, by mutual agreement;

•

either party, if the closing has not occurred on or before December 31, 2008, provided that neither party may terminate if their failure to perform their obligations, or breach of any representation or warranty, has prevented the closing from occurring by that date;

•

API or the Company on one hand, or the Investors on the other, if (i) the other party fails to perform and comply with, in all material respects, any material agreement, covenant and condition required to have been performed or complied with prior to the time of such termination, and such failure shall not have been cured within ten business days following notice of such failure, or (ii) any event occurs that makes it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the Transaction, unless such event is due to the failure of the terminating party to perform or comply with any of its agreements, covenants or conditions;

•	API or the Investors, in the event that the consummation of the transactions contemplated by the Note Purchase Agreement has been enjoined;

•	API or the Investors, if the Company’s shareholders do not approve the Restructuring and the Tender Offer or if the number of dissenting shares exceeds 2.5% of outstanding shares of the Company; or

•	the Investors, if the Company’s Board has withdrawn, changed or modified its recommendation.

Effect of Termination

Except for a breach of the Note Purchase Agreement by the Investors, upon termination, the Company shall pay (i) a nonrefundable fee of $3.0 million, plus up to $3.0 million of expenses paid to purchasers as described under “—Fees and Expenses”, to the Investors (to be split amongst the Investors according to their proportionate shares of the Convertible Notes) at the time of termination, if the agreement is terminated by API, and within two business days of termination, if the agreement is terminated by the Investors, and (ii) if the Company agrees to an alternative transaction within 12 months of termination, $10.0 million plus up to $4.0 million of expenses paid to the Investors as described under “—Fees and Expenses” (less any fee payable under clause (i)) at or prior to the time of agreeing to such alternative transaction.

For the purposes of the Note Purchase Agreement, “alternative transaction” means any direct or indirect (i) equity or equity-linked (including convertible debt) transaction relating to the Company or any of its subsidiaries (other than pursuant to bona fide employment benefit plans), (ii) any sale of all or any material part of the business or assets of the Company or any of its subsidiaries, including through any asset sale, exclusive license, merger, reorganization or other form of business combination, or (iii) to the extent an agreement with respect thereto was entered into before the Note Purchase Agreement is terminated, any other transaction that would otherwise be inconsistent in any material respect with the Restructuring and sale of the Convertible Notes, excluding in the case of clause (i) or (ii), above (x) a broadly syndicated public offering of the Company’s common stock with gross proceeds of $200 million or less commenced after the termination of the Note Purchase Agreement and (y) any sale, license or other transfer of the Excluded Assets. In general, the Excluded Assets are the assets to be retained by the Company, and not transferred to API, pursuant to the Restructuring.

Survival of Representations and Warranties

The representations and warranties of API will survive for two years following closing, except (i) for those relating to taxes, employee benefit plans, brokers and finders, and private offering, which shall survive for 30 days following the applicable statute of limitations, and (ii) for those relating to organization, good standing and qualification; capitalization; authorization, execution and delivery; enforceability; and conflicts of interest and related party transactions, which shall survive indefinitely.

The Company will not have any liability to the Investors for breaches of representations and warranties following the closing except for (i) cases of fraud or knowing and willful misrepresentation, and (ii) breaches of those representations and warranties relating to organization, good standing and qualification; capitalization; authorization, execution and delivery; intellectual property; title to properties; financial statements; taxes; brokers and finders; conflicts of interest and related party transactions; full disclosure; and no liabilities other than (a) under the Transaction Agreements and the Restructuring Agreements, (b) as set forth on an exhibit to the Note Purchase Agreement describing the Restructuring or (c) other liabilities that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Change (as defined in the Note Purchase Agreement).

Fees and Expenses

The Company shall pay all of its expenses and those of the Investors, including expenses relating to due diligence of the Company and the negotiation, preparation and execution of the Transaction Agreements and the Restructuring Agreements and the consummation of the transactions contemplated thereby, up to $5 million, subject to any caps in connection with a commitment fee or alternative transaction fee.

Amendments, Extension and Waivers

Any provision of the Note Purchase Agreement may be amended, extended or waived before the closing by a written instrument signed, in the case of an amendment, by the Company, API and Investors entitled to purchase at least a majority in aggregate principal amount of Convertible Notes or, in the case of an extension or waiver, by each party against whom the extension or waiver is to be effective.

Convertible Notes

As described in the section of this Proxy Statement entitled “THE TRANSACTION—Description of the Transaction”, pursuant to the Note Purchase Agreement, API will issue a minimum of $200 million, and at API’s option up to $300 million, aggregate principal amount of Convertible Notes, in principal amounts of $1,000.

To the extent the proceeds from the sale of the Convertible Notes are used to repurchase 2014 Notes in the Tender Offer, a portion of the Convertible Notes issued will be subordinated to the outstanding 2013 Notes and will rank pari passu with the 2014 Notes so long as the indentures governing the 2013 Notes require such subordination. Up to 35% of the Convertible Notes sold to the Investors may be subordinated, and to the extent that additional 2014 Notes are repurchased with the proceeds from the sale of the Convertible Notes, up to 100% of the Convertible Notes sold to New Leaf may be subordinated. The remaining portion of the Convertible Notes issued (whether because the proceeds from the sale of such Convertible Notes are used to repurchase 2013 Notes or otherwise) will rank pari passu with the 2013 Notes.

Maturity

The senior Convertible Notes will be due at the earliest of:

•	December 2, 2013, so long as any 2013 Notes or 2014 Notes remain outstanding and to the extent 2013 Notes are purchased;

•	April 2, 2014, so long as any 2014 Notes remain outstanding and to the extent 2014 Notes are purchased; or

•	seven years from closing.

The subordinated Convertible Notes will be due at the earlier of:

•	April 2, 2014, so long as any 2014 Notes remain outstanding and to the extent 2014 Notes are purchased; or

•	seven years from closing.

Interest Rate

The interest rate on the Convertible Notes is 7.75% per annum, payable in kind, accrued daily and compounded semiannually on June 30 and December 31 of each year, beginning on December 31, 2008 and on a blended basis between the senior and subordinated Convertible Notes. Senior Convertible Notes will bear interest at a rate to be determined, but which may be 150 basis points higher than the subordinated Convertible Notes. The interest rate on the subordinated Convertible Notes will be less than the sum of the “applicable federal rate”, applicable to the subordinated Convertible Notes and as determined for U.S. federal income tax purposes and in effect for the month of issuance of the subordinated Convertible Notes, plus 500 basis points.

Upon the occurrence of an Event of Default, the interest rate applicable to both the senior and the subordinated Convertible Notes will increase by 2.25% per annum.

In the event that applicable law requires the deduction or withholding of certain taxes from payments on the Convertible Notes, then payments to the Investor generally will be increased to put the Investor in the same position as if no taxes had been imposed.

Conversion

Investors may convert the Convertible Notes into shares of API common stock on or after September 30, 2009 unless conversion of the Convertible Notes would violate section 4.10 of the indentures governing the Existing Notes.

The Conversion Price of the Convertible Notes is equal to the quotient of the principal amount of the Convertible Notes (including accrued but unpaid interest) divided by $20.00, which is subject to adjustments as described below. At issuance, the Convertible Notes will be convertible into between approximately 32% and 48% of the outstanding of API (excluding the effect of shares that may become issuable after the closing of the Transaction).

Unless the conversion of the Convertible Notes would violate section 4.10 of the indentures governing the Existing Notes, the Convertible Notes will automatically convert upon the consummation of a Qualified Transaction. A “Qualified Transaction” is:

•

an underwritten IPO following which shares of API common stock are listed on the NYSE or NASDAQ with gross proceeds of at least $100 million at a price per share of either (i) at least $26.00, if such IPO takes place within one year of the issuance of the Convertible Notes, or (ii) at least $28.00, thereafter; or

•

a series of transactions in which (i) all of the shares of API owned by the Company are distributed to shareholders of the Company, (ii) API becomes a reporting company in the U.S., (iii) API’s common stock is listed on a national exchange in the U.S., and (iv) API’s common stock trades at a price per share of $28.00 or greater for 20 consecutive trading days (conversion subject to delay if shares underlying the Convertible Note are subject to a lock-up).

If on any date prior to a Qualified Transaction the conversion of the Convertible Note would result in a “Change of Control Offer” (as defined in the indenture to the 2014 Notes so long as any Existing Notes are then outstanding) or “Extraordinary Transaction” (as defined in the Quill Merger Agreement), the Convertible Notes shall be convertible on such date into one share less than the number of fully paid and non-assessable shares of common stock that would result in such Change of Control or Extraordinary Transaction, plus an additional number of shares of non-voting common stock (in all respects other than voting, identical to the common stock) that would have been issuable in voting common stock but for this limitation. Such shares of non-voting common stock will ultimately be convertible into shares of voting common stock upon the occurrence of certain events.

If the Investors request conversion of their Convertible Notes (which may be requested any time after September 30, 2009), API will, within two business days after the Convertible Notes are presented for conversion, refuse to convert such notes if conversion would violate section 4.10 of the indentures governing the Existing Notes. If at any time after the earliest to occur of (i) a Qualified Transaction, (ii) the consummation of any other public offering of API capital stock, (iii) API entering into an agreement to effect a Designated Event and (iv) the consummation of a Designated Event, such conversion is refused, the Investors may sell all or any portion of such notes. API shall have a right of first option with respect to repurchasing such notes. If API does not exercise this option and the Investor sells to a third party, API shall pay to the Investor a make-whole calculated based on the fair market value of the underlying common stock.

Anti-Dilution Adjustments

The Convertible Notes will be subject to adjustments for the following dilutive transactions or events:

•	stock splits, dividends, distributions, and combinations;

•	recapitalization by API;

•	mergers, consolidations, and reorganizations of API; and

•	dividends, loans or sale, lease or transfer of assets.

Ranking

The portion of the Convertible Notes issued to refinance 2014 Notes will be subordinated to senior debt (including the 2013 Notes) and rank pari passu with the 2014 Notes so long as the indentures governing the 2013 Notes require such subordination, after which time such notes will be pari passu with the senior portion of the Convertible Notes. The senior portion of the Convertible Notes will be pari passu with the 2013 Notes and other senior debt of API and will rank senior to the 2014 Notes and the subordinated portion of the Convertible Notes.

Optional Redemption

The Convertible Notes will not be subject to redemption at API’s option.

Mandatory Redemption

Upon the occurrence of a Designated Event, the Investors may require that API pay, in cash, an amount equal to 100% of the principal of the Convertible Note. A “Designated Event” is defined as:

•	a sale of all or substantially all of API’s (and its subsidiaries’) assets;

•	a liquidation or dissolution of API;

•	any transaction in which a person other than the Company or the Investors become the beneficial owners of more than 50% of the voting stock of API; and

•	any merger or consolidation in which the owners of API pre-merger own 50% or less of API post-merger.

Upon the occurrence of a Parent Designated Event, the Investors may require that API pay, in cash, an amount equal to the greater of (i) 100% of the principal amount of the Convertible Notes, and (ii) the fair market value of the Convertible Notes on an as-converted basis. A “Parent Designated Event” is:

•

any “Change of Control” as defined in the indentures governing the Existing Notes (for so long as the indentures are in effect), or thereafter any transaction in which a person other than the Investors becomes the beneficial owner of more than 50% of the voting stock of the Company;

•	an “Extraordinary Event” or “Bankruptcy Event” of the Company, API or Quill Medical, Inc., as each is defined in the Quill Merger Agreement;

•	The Company ceases to own at least 50% of the amount of API’s common stock that it owns at closing;

•

any of the Existing Notes become due or subject to mandatory repurchase, provided that it will not be a Parent Designated Event if the Company repurchases or repays the Existing Notes without the receipt by the Company of funds or other assets from API; or

•	a default under the guarantee of the Convertible Notes by the Company.

Events of Default

Upon an Event of Default, the owners of at least a majority in aggregate principal amount of the then outstanding Convertible Notes may declare the unpaid principal of and any accrued interest on all the Convertible Notes to be due and payable (except for the events relating to bankruptcy). Upon any such acceleration, the Investors will be entitled to receive the greater of 100% of the principal amount of the Convertible Notes or the fair market value of the shares of common stock issuable upon conversion of the Convertible Notes. An Event of Default is:

•

failure to pay interest or principal on the Convertible Notes when due or fails to comply with sections 8(d) (Adjustments for Dividends, Loans or Sale, Lease or Transfer of Assets), 10 (Holder’s Option to Require Repurchase) or 12(a) (Restriction on Incurrence of Indebtedness) thereof;

•	certain bankruptcy events of API or its subsidiaries and failure to comply with certain covenants;

•	failure of the Company, API or their subsidiaries to comply with their obligations under the Convertible Note or guarantee of the Convertible Notes;

•	payment of, or vote to by the Company’s Board to pay any discretionary change in control payments, including the “Company Holders Protection Payment” under the Quill Merger Agreement;

•

action that results in the Company’s guarantee of the Convertible Notes being unenforceable or invalid, or any denial or disaffirmation by a guarantor of its obligations under the guarantee of the Convertible Notes;

•

default on the Company’s, API’s, or their subsidiaries’ other indebtedness involving an aggregate principal amount of $20.0 million or more, (i) resulting from failure to pay principal or interest prior to the expiration of any applicable grace period, and (ii) resulting in the acceleration of such indebtedness; or

•	failure by the Company, API or any of their Subsidiaries to pay final judgments entered by a court or courts aggregating in excess of $10.0 million for a period of 60 days.

Covenants

The Convertible Notes contain the following covenants. However, prior to the conversion of the Convertible Notes, to the extent the covenants restricting transactions with affiliates, payments of dividends and certain investments, as further described below, would contravene section 4.08 of the indentures governing the Existing Notes, for so long as such indentures remain in effect (by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets for the benefit of the Company or its subsidiaries), then such covenant or covenants shall not be applicable, and need not be complied with, and shall not be the basis for any event of default under the Convertible Notes, to only such extent and during only such time as shall be necessary to ensure the non-contravention thereof:

•

API will not incur any indebtedness that is senior to or pari passu with the Convertible Notes, except indebtedness incurred on or prior to the closing date and a revolving credit line not to exceed $20.0 million. API and its subsidiaries will not guarantee or otherwise become liable for any indebtedness the proceeds of which directly or indirectly refinance any Existing Notes.

•

API will not incur additional liens on any asset owned or after-acquired, except: liens currently in force; liens incurred in the ordinary course that do not exceed $10.0 million outstanding at any time; liens imposed by law; easements or reservations of real property not incurred with any indebtedness; tax liens; liens in favor of API; liens acquired through merger or consolidation; liens on property or assets that exist at the time API purchases the property or asset; and liens to secure the performance of statutory obligations incurred in the ordinary course.

•

Except for (i) transactions between API and its subsidiaries or among subsidiaries, (ii) transactions contemplated by the Restructuring Agreements and (iii) any employment agreement, employee benefit plan, officer or director indemnification agreement, consulting agreement, severance agreement, insurance policy or any similar arrangement entered into by API or any of its subsidiaries in the ordinary course of business, transactions with affiliates will not be permitted, unless (1) they are on arms’ length terms and (2) (A) for transactions involving an aggregate consideration in excess of $10.0 million, the API Board certifies that a majority of the disinterested directors of API has determined that the transaction complies with (1), is in the best interest of API, and is on fair and reasonable terms, or (B) for transactions involving an aggregate consideration in excess of $25.0 million, in addition to the above requirements, API receives a fairness opinion.

•	API and its subsidiaries will not pay dividends or make other distributions on its capital stock, except for dividends by a wholly owned subsidiary to API or another wholly-owned subsidiary of API.

•

API shall not make any investment other than investments in: (i) API or a wholly owned subsidiary of API that guarantees the Convertible Notes; (ii) cash equivalents; (iii) acquisitions, mergers or consolidations; (iv) acquisitions of assets or capital stock solely in exchange for the issuance of common stock (or rights to acquire common stock) of API; (v) investments received as a compromise of litigations, or as obligations of trade creditors or customers in the ordinary course of business; (vi) hedging arrangements; (vii) loans to employees in the ordinary course of business, not to exceed $7.5 million outstanding at any one time; (viii) repurchases of Convertible Notes; and (ix) other investments that, taken together with all other investments discussed in this paragraph, do not exceed $50.0 million in fair market value.

•	API shall treat the issue price as the face amount of the Convertible Notes for the purpose of the Code and regulations.

•	API shall not treat the Convertible Notes as a “contingent payment debt instrument” under U.S. Treasury regulations.

•	API shall make information available to permit sales of the Convertible Notes (or common stock upon conversion) under Rule 144 or 144A.

•

API and its subsidiaries will not become liable for any indebtedness subordinated to senior debt and senior to the subordinated Convertible Notes or a subsidiary’s guarantee of the subordinated Convertible Notes.

Transfer Restrictions

Except as permitted in the Investors’ Registration Rights Agreement or Governance Agreement, the Investors may not transfer the Convertible Notes for four years following issuance without prior written consent of API, which consent shall not be unreasonably withheld.

Voting Rights

The Investors shall be entitled to vote on all matters on which the holders of API common stock are entitled to vote, and shall be entitled to the number of votes equal to the number of shares of voting common stock into which each Investor’s Convertible Notes could be converted, determined as described above.

Guarantee

Each of the Company’s and API’s subsidiaries that is a guarantor under the indentures governing the Existing Notes will guarantee the Convertible Notes. The guarantees of the subordinated Convertible Notes will be subordinated to senior debt (including the guarantees of the 2013 Notes) and rank pari passu with the guarantees of the 2014 Notes so long as the indentures governing the 2013 Notes require such subordination, after which time such guarantees will rank pari passu with the guarantees of the senior portion of the Convertible Notes. The guarantees of the senior Convertible Notes will be pari passu with the guarantees of the 2013 Notes and other senior debt of API and will rank senior to the guarantees of the 2014 Notes and subordinated Convertible Notes.

Parent Guarantee

Under the terms of the Note Purchase Agreement, as API’s parent, the Company is required to guarantee the payment and performance obligations of API under the Convertible Notes until such time as API is no longer required to guarantee the Company’s payment and other obligations under the Existing Notes. This guarantee will restrict in certain respects actions the Company is permitted to take in operating its business. These restrictions include:

•

if the Company or its subsidiaries (other than API and its subsidiaries) receive a distribution or asset from API or its subsidiaries or receive proceeds from the sale of assets or the incurrence of indebtedness, such amounts must be used to repurchase, redeem, repay, retire or otherwise reduce (i) first, the outstanding indebtedness under 2013 Notes until they are repaid in full, and (ii) thereafter, the outstanding indebtedness under 2014 Notes;

•

the Company and its subsidiaries will not engage in any business other than the business currently conducted at closing or incur any indebtedness other than indebtedness used to retire Existing Notes in the order specified above;

•

the Company and its subsidiaries will not take any action that could (i) cause a default under any of API’s indebtedness, (ii) cause the acceleration of contingent payments (other than milestone payments resulting from superior performance) owed by API, the Company or subsidiaries of API or the Company, (iii) result in an Extraordinary Transaction under the Quill Merger Agreement or (iv) otherwise trigger an acceleration of obligations of the Company, API or subsidiaries of the Company or API under any similar agreements;

•	the Company will not pay any dividends on its capital stock or purchase, redeem or otherwise acquire or retire for value any of its capital stock;

•	the Company and its subsidiaries will not agree to transfer, settle or extinguish indebtedness owed by Angiotech Investment Partnership to the Company or its subsidiaries; and

•	the Company and its subsidiaries will not agree to restrict the activities of API or its subsidiaries or create a lien on any asset of API or its subsidiaries.

Investor Registration Rights Agreement

The Investors and API will enter into a Registration Rights Agreement (the “Investor Registration Rights Agreement”) pursuant to which the Investors (including subsequent transferees of Registrable Securities, as defined below) will be granted certain resale and registration rights relating to both the Convertible Notes and API’s common stock.

Resale of the Common Stock

If any shares of API common stock are to be sold or transferred by an Investor other than pursuant to a registration statement under the Securities Act, prior to the consummation of any such sale such Investor shall (i) give API notice of such proposed sale, and (ii) furnish API with an opinion of legal counsel, reasonably satisfactory to API, to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act, if so requested by API.

Initial Registration

In connection with an IPO of API’s common stock, the Investors shall have the right to request to include up to 20% of the Registrable Securities held by the Investors. “Registrable Securities” means the Convertible Notes and any common stock of API (including common stock issuable upon conversion of the Convertible Notes) issued or issuable to the Investors pursuant to the Transaction Agreements and the Restructuring Agreements, together with any securities issued or issuable upon any stock split, stock dividend or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or similar event with respect to the foregoing.

In the event that a Qualified Transaction (as defined in the Convertible Notes) has not occurred within four years from the closing of the Transaction, Investors holding a majority of the Registrable Securities shall have the right to require that API consummate an IPO, in which case API shall include all the shares of API common stock requested by such Investors and the number of shares of API common stock requested by the Company.

If the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such shares shall be allocated as follows: (i) first, to the extent the Existing Notes remain outstanding, to the Company to the extent the net proceeds from the sale of such shares are used to repay the Existing Notes; (ii) next, to the Investors pro rata on the basis of the Registrable Securities owned by each such Investor until they have been permitted to sell the same number of shares of API common stock as the Company; (iii) next, pro rata to the Investors as a group (and among the Investors, pro rata on the basis of the Registrable Securities owned by each such Investor) and the Company in proportion to the aggregate amount of Registrable Securities held by each, until the Investors have included all shares requested by such Investors to be included (but only to the extent the Company elects to participate in such offering pursuant to the registration rights agreement between API and the Company); and (iv) thereafter, to all other holders of API common stock, if any, that have the right and have elected to participate in such offering, in proportion to the amount of shares of API common stock owned by such holders.

Demand Registrations

Commencing on the date on which API becomes S-3 eligible, an Investor holding a majority of the Registrable Securities may request, not more than twice in any 365-day period, that API effect, through an underwritten offering, the registration of all or a portion of such Investor’s Registrable Securities, upon which API shall provide notice of such request to all other holders of Registrable Securities, and shall use reasonable efforts to register all Registrable Securities so requested; provided, however, API shall not be required to make such registration for less than the total amount of Registrable Securities held by the requesting Investors if the securities to be included in such registration would not either (i) yield gross proceeds of at least $50 million, or (ii) constitute at least 20% of the Registrable Securities held by the requesting Investors immediately following the IPO.

If the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such shares shall be allocated as follows: (i) first, pro rata to the Investors as a group (and among the Investors, pro rata on the basis of the Registrable Securities owned by each such Investor) and the Company in proportion to the aggregate amount of Registrable Securities held by each, until the Investors and the Company have included all shares requested by such Investors and the Company to be included (but only to the extent the Company elects to participate in such offering pursuant to the registration rights agreement between API and the Company); and (ii) thereafter, to all other holders of API common stock, if any, that have the right and have elected to participate in such offering, in proportion to the number of shares of API common stock owned by such holders. The requesting holders shall have the right to choose the managing underwriter, who must be reasonably acceptable to API.

Up to one time in any 365 calendar-day period, API may delay the Investors’ registration request for up to 90 days if:

•	API is engaged or plans to engage within 90 days in a registered public offering in which the Investors may include at least 90% of their Registrable Securities subject to such registration request;

•	API is engaged in any other activity which, in the good faith determination of API’s Board of Directors, would be materially adversely affected by the requested registration; or

•

there exist pending negotiations relating to, or consummation of, a transaction or the occurrence of an event (other than in the ordinary course of business) that would require additional disclosure of material information by API in the registration statement or other filing that would materially adversely affect the Company’s ability to cause the registration statement or such filing to be made or become effective or amend or supplement the registration statement (each, a “Suspension Event”).

Piggyback Registration

If API proposes to file a registration statement or effect a shelf takedown, it will give the Investors prompt notice of its intention to do so. If within ten business days after API provides such notice the Investors requests that their Registrable Securities be included in such offering, API will use its reasonable efforts to do so.

If the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, such shares shall be allocated as follows: (i) first, pro rata to the Investors as a group (and among the Investors, pro rata on the basis of the Registrable Securities owned by each such Investor) and the Company in proportion to the aggregate amount of Registrable Securities held by each, until the Investors and the Company have included all shares requested by such Investors and the Company to be included (but only to the extent the Company elects to participate in such offering pursuant to the registration rights agreement between API and the Company); and (ii) thereafter, to all other holders of API common stock, if any, that have the right and have elected to participate in such offering, in proportion to the number of shares of API common stock owned by such holders. The requesting holders shall have the right to choose the managing underwriter, who must be reasonably acceptable to API.

Lock-Up/Black-Out

If required by an underwriter of equity securities of API, the Investors will agree (to the extent API, the Company and all executive officers and directors of the Company and API enter into substantially similar (or more restrictive) agreements) not to sell or otherwise transfer or dispose of any Registrable Securities for a period of not more than 180 calendar days following the effective date of API’s registration statement filed in connection with the initial public offering. For offerings subsequent to API’s initial public offering, the lock-up period will be not more than 90 calendar days. API will (i) not effect any public sale or distribution of its equity securities convertible into or exchangeable or exercisable for such securities, for a period specified by the representatives of the underwriters in an underwritten public offering (up to 180 days following the effective date of any such underwritten public offerings of API’s equity securities) (except as part of such underwritten registration or pursuant to registrations on Form S-4 or S-8) and (ii) use its reasonable efforts to cause each holder of API common stock, or any securities convertible into or exchangeable or exercisable for common stock, purchased or otherwise acquired from API after the closing of the Transaction (other than in a registered public offering) to agree not to effect any public sale or distribution of any such securities during such period, unless the underwriters managing the public underwritten offering otherwise agree.

Following effectiveness of a registration statement, the Investors will also not sell any shares of the common stock of API pursuant to such registration statement after receiving notice from API to suspend sales under a particular registration statement due to the existence or occurrence of a Suspension Event or so that API may, if necessary, correct or update the registration statement or a filing. Investors may recommence effecting sales of the shares of API’s common stock pursuant to the registration statement following further notice to such effect from API, which notice shall be given by API not later than two business days after the conclusion or completion of any such Suspension Event, correction or update.

Expenses

API will generally pay all customary fees and expenses incident to the performance of or compliance with the Investor Registration Rights Agreement by API, including all registration and filing fees, exchange listing fees, printing expenses, accounting fees, fees and disbursements of counsel for API (including one counsel chosen by the holders of a majority of the Registrable Securities including in the registration), but excluding underwriting discounts and selling commissions relating to the shares of the common stock of API (which will be borne by the party selling such shares).

Governance Agreement

The Company, the Investors and API will enter into the Governance Agreement setting forth certain rights and obligations of the Investors, API, and the Company in the governance of API.

Transfer Restrictions

Except for Permitted Transfers, no Stockholder (defined as the Company and each Investor) may Transfer their common stock or the Convertible Notes without prior approval by the other party (to be given by such other party’s directors on the API Board), which approval shall not be unreasonably withheld, and New Leaf shall not transfer its common stock or Convertible Notes without the approval of Ares. Each Stockholder agrees that it shall not be unreasonable to withhold consent with respect to any proposed Transfer to a material competitor of API or its subsidiaries.

“Transfer” means the direct or indirect offer, sale, lease, donation, assignment (as collateral or otherwise), license, mortgage, pledge, grant, hypothecation, encumbrance, gift, bequest or transfer or disposition of any interest (legal or beneficial) in any security (including transfer by reorganization, merger, sale of substantially all of the assets or by operation of law), provided that no Transfer shall be deemed to have occurred solely as a result of the entering into of any bona fide agreement, covenant, restriction, negative pledge or other similar encumbrance relating to, or otherwise affecting, the ability to pledge or otherwise Transfer any security or interest therein.

“Permitted Transfer” means (i) so long as the Existing Notes remain outstanding, Transfers by the Company to any person other than a competitor, for cash, up to a number of shares of API common stock held by the Company equal in value up to the outstanding aggregate principal amount of Existing Notes, provided that that (A) the proceeds of such Transfer shall be used to repay the Existing Notes (plus all accrued interest thereon and the amount of all fees and expenses that would be incurred to repay, retire, redeem or otherwise repurchase such Existing Notes), (B) the aggregated amount of shares transferred by the Company shall not exceed 49% of the number of shares of API common stock held by the Company as of the date of the Governance Agreement, and (C) the transferee agrees to be bound by the Company’s obligations under the Governance Agreement; (ii) Transfers occurring after the earlier of four years following closing of the API Investment or after the occurrence of a Qualified Transaction, provided that New Leaf shall not Transfer prior to the occurrence of a Qualified Transaction without the consent of Ares (after the fourth anniversary of the closing, such consent not to be unreasonably withheld); (iii) Transfers to a controlled affiliate or affiliate under common control; (iv) Transfers pursuant to the tag-along provision; (v) Transfers pursuant to the drag-along provision; and (vi) Transfers pursuant to the call right and rights of exit.

Tag-Along Rights

If the Company proposes to Transfer any shares of API common stock to a party other than a then-current Stockholder of API and other than in a registered public offering or an initial public offering, the Investors shall have the right to sell a number of shares (pro rata in proportion with such Investor’s percentage ownership of API common stock, which includes the Convertible Notes counted on an as-converted basis) pursuant to the same terms and conditions as the Company. In the event that the consideration to be received is non-cash, each tagging stockholder may elect to receive consideration in cash equal to the fair market value of the non-cash consideration to be received as a result of the Company’s election to accept non-cash consideration from the transferee. If the total number of shares proposed to be Transferred by the Company and such tag-along Stockholders exceeds the number of shares the purchaser elects to purchase, the number of shares to be sold by the Company and the tag-along Stockholder will be reduced pro rata in proportion to the number of shares proposed to be included by each in the tag-along sale.

Drag-Along Rights

If API proposes to consummate a transaction that would result in a Designated Event (as defined in the Convertible Notes) approved by a majority of API’s Board (in compliance with the approval rights of the Investor Directors, as defined below), then API shall have the right to require the Stockholders to: (i) sell their common stock or Convertible Notes for the same price and on the same terms as the other Stockholders; (ii) vote all of their shares or Convertible Notes with voting rights in favor of such transaction; (iii) waive any appraisal or dissenters’ rights; (iv) make certain customary representations and warranties; and (v) deliver certificates and execute other documents reasonably required by API.

Information Rights

For so long as the Investors own in the aggregate at least 5% of the outstanding shares of API common stock, API shall furnish to each investor that requests:

•	monthly summary financial information;

•	unaudited quarterly financial statements;

•	audited annual financial statements;

•	annual budget of API; and

•

any other reports presented by the Company or API to any investor, potential investor, or any lending or financing source not otherwise presented to the API Board and any internal management reports prepared by API’s management.

Pre-Emptive Notice

At least 20 days prior to any sale of API common stock other than (i) in a bona fide underwritten public offering registered under the Securities Act of 1933, (ii) any offering subsequent to an initial public offering that is a Qualified Transaction, (iii) pursuant to any stock option plan for the benefit of employees approved by the API Board, (iv) as consideration in an acquisition by API, or (v) as an inducement to a third party in connection with a debt financing, API will inform the Stockholders of the proposed sale of common stock. Upon providing notice within 15 days of receiving such information, the Stockholders shall have the option to purchase additional shares (at the same price and either for the same consideration or the fair market value, in cash, of any non-cash consideration) in a number sufficient to maintain their pro rata ownership prior to any such offering.

Board of Directors

API will be established with a seven-member Board. Prior to the consummation of a Qualified Transaction, the Company will have the right to designate three Board members (the “Angiotech Directors”) and the Investors will have the right to designate three Board members (the “Investor Directors”). The seventh member shall be an independent director (the “Independent Director”) designated by the Company, subject to approval by the Investors (such approval not to unreasonably withheld), until such time as the Investors acquire or beneficially own more shares of API voting common stock than the Company, in which case the Investors shall designate the Independent Director, subject to approval by the Company (such approval not to be unreasonably withheld).

In addition, Investors holding a majority of the API common stock held by all Investors will have the right to designate up to two non-voting Board observers who will be entitled to attend all meetings and receive copies of all materials. Notwithstanding the foregoing, so long as New Leaf owns at least 50% of the API common stock New Leaf owns at the closing and a New Leaf representative is not an Investor Director, New Leaf shall designate one observer.

After the closing of a Qualified Transaction, Investors shall have the right to appoint (i) two directors to the Board, so long as the Investors own at least 17.5% of the outstanding shares of API common stock, and (ii) one director to the Board, if the Investors own at least 7.5% (but less than 17.5%) of the outstanding shares of API common stock.

The Chairman of the Board shall initially be appointed by the Company, subject to approval by the Investors (such approval not to be unreasonably withheld); provided that if at any time the Investors acquire or beneficially own more shares of API’s voting common stock than the Company, the Investors shall have the right to appoint the Chairman, subject to approval by the Company (such approval not to be unreasonably withheld).

The Company and Ares shall each have the right designate a director to all committees of the Board so long as each has the right to designate at least one director to the API Board.

Until the last date that the Investors have the right to designate at least one member of API’s Board of Directors, a majority of the directors appointed by the Investors must approve certain corporate actions that API may consider in the future (provided that the approval rights in numbers (7) through (11) below will expire upon the closing date of a Qualified Transaction), with respect to:

(1)	consummation of any transaction that would result in a Designated Event (as such term is defined in the Convertible Notes);

(2)	any acquisition or transfer of any assets, properties, businesses or entities with an aggregate fair market value in excess of $35 million;

(3)	any loan, advance or capital contribution to any person (other than certain intercompany loans between API and subsidiaries guaranteeing the Convertible Notes);

(4)	any incurrence, optional repayment or material modification of any debt in an aggregate principal amount in excess of $25 million;

(5)	any issuance, redemption or repurchase of API’s capital stock, except for issuances contemplated under the Convertible Notes or upon exercise of options granted under the API’s option plans;

(6)	any declaration or payment of dividends or distributions of any kind on or with respect to capital stock of API or any of its subsidiaries (other than certain intercompany distributions between API and subsidiaries guaranteeing the Convertible Notes);

(7)	capital expenditures (other than up to $10 million in the aggregate to fund a coating facility located in Vancouver) in the aggregate in any fiscal year in excess of 10% of the consolidated revenues of API and its subsidiaries for such fiscal year or that would result in net negative consolidated cash flow for API and its subsidiaries for the fiscal year in which such expenditures are made;

(8)	research and development expenses in the aggregate in any fiscal year in excess of 15% of the consolidated revenues of API and its subsidiaries for such fiscal year or that would result in net negative consolidated cash flow for API and its subsidiaries for the fiscal year in which such expenses are incurred;

(9)	any appointment, termination or change (including a change in responsibilities) of either the chief executive officer or the chief financial officer of API;

(10)	any engagement of financial advisors or investment bankers;

(11)	any action that would cause a default under the Existing Notes or an acceleration or increase of the amounts paid or payable under the Quill Merger Agreement (including any Earnout Payment, as such term is defined under the Quill Merger Agreement);

(12)	the creation, termination or modification of any joint venture if API and its subsidiaries make, or are committed to make, cash payments in excess of $20 million in the aggregate with respect thereto, (other than transactions between API and subsidiaries guaranteeing the Convertible Notes);

(13)	commencement of bankruptcy proceedings; and

(14)	transfers of property or assets, or the entry into of any agreements, between the Company and its subsidiaries and API and its subsidiaries, other than as required by the agreements governing the Restructuring.

API and its subsidiaries may take any of the actions identified in numbers (2), (3), (4), (6) or (14) above without the approval of a majority of the directors appointed by the Investors to the extent that requiring such approval explicitly violates section 4.08 of the indentures governing the Existing Notes by constituting a consensual encumbrance or restriction on dividends or distributions, loans or advances or transfers (including sales or leases) of assets.

Notwithstanding any other provision of the Governance Agreement or otherwise, the exercise of and the initiation and conduct of all proceedings in respect of the rights of API and its subsidiaries, on the one hand, and the Company and its subsidiaries (other than API and its subsidiaries), on the other hand, under the Transaction Agreements and the Restructuring Agreements, including API’s right to terminate or amend any such agreement, shall be approved (and controlled) solely by the Investor Directors without requiring the affirmative vote of any other person. This provision will not apply to decisions regarding the day-to-day operation or performance under, or the renewal, continuation, termination or cancellation of, the management services agreement among the Company, API and API Canada.

Call Right

If a Call Event occurs prior to the earlier of (i) the consummation of a Qualified Transaction and (ii) the date on which the guarantees of API and its subsidiaries of the Existing Notes has been released, Investors holding a majority of all shares of API common stock held by all Investors may purchase for cash up to a number of shares of API common stock owned by the Company the proceeds of which would pay off the remaining amounts due under the Existing Notes at a price per share equal to the Call Share Price.

“Call Event” shall be deemed to occur if on any date:

•

(i) either (A) for the most recently ended four full fiscal quarters ending on or prior to such date, the Company’s EBITDA Ratio (defined as the ratio of the Company Group’s EBITDA, excluding the EBITDA of API Group, to the Company Group’s consolidated cash interest expense, excluding the consolidated cash interest expense of API Group) is less than 1.25x or (B) for the most recently ended two full fiscal quarters ending on or prior to such date, the Company’s EBITDA Ratio is less than 1.0x and (ii) the Company has less than $10.0 million in unrestricted cash and cash equivalents on such date; or

•	API or any of its subsidiaries makes any payment pursuant to API’s guarantees of the Existing Notes.

“Call Share Price” means, at any date of determination, an amount equal to the lower of:

•

(i) the sum of (A) 2.5 times the consolidated revenues of API for the most recent 12 calendar-month period, determined in accordance with GAAP, less (B) consolidated total indebtedness of API on such date, plus (C) the unrestricted consolidated cash and cash equivalents of API on such date divided by (ii) the total number of shares of API common stock outstanding on such date, calculated on a fully diluted basis after giving effect to the exercise, conversion or exchange of all options, warrants, rights and other convertible or exchangeable securities (without regard to voting requirements or any restrictions on exercise, conversion or exchange) and

•	the fair market value of a share of the API common stock as of such date.

Rights of Exit

If a Qualified Transaction has not been effected prior to the fourth anniversary of the closing, Investors holding a majority of shares held by all Investors shall have the right to initiate and effect an IPO or Liquidation of API by giving notice to API’s Board of Directors.

“Liquidation” means any liquidation, dissolution, winding up or sale of API or subsidiary of API (whether by merger, reorganization, stock sale or sale of all or substantially all of the assets, or otherwise, but excluding a reorganization effected solely to change API’s state of incorporation).

If API and the exiting Investors have not agreed within 30 days of such notice on the plan for effectuating an IPO or Liquidation, the exiting Investors shall have the right, acting together, to (i) cause a sale of API (by merger, reorganization, sale of stock or assets, or otherwise) (a “Triggered Sale”), or (ii) cause API to register, issue and sell additional shares of API common stock to the public (a “Triggered IPO”). API shall take all actions necessary or reasonably requested to consummate any such Triggered Sale or Triggered IPO and shall use its best efforts to assure the success thereof.

In the case of a Triggered Sale, if any Stockholder fails to deliver certificates representing its shares of capital stock or fails to vote in favor of such Triggered Sale and the Triggered Sale in question is consummated, then, to the extent permitted by law, such stockholder (i) shall not be entitled to the consideration it is to receive under such Triggered Sale until it cures such failure, (ii) shall for all purposes be deemed no longer to be a stockholder of API and have no voting rights with respect to its shares of capital stock of API from and after the date of required delivery, (iii) shall not be entitled to any dividends or other distributions with respect to the shares held by it from and after the date of required delivery, (iv) shall have no other rights or privileges granted to a stockholder under this or any other agreement from and after the date of required delivery and (v) in the event of Liquidation, shall have rights subordinate to the rights of any equity holder with respect to any consideration it would have received if it had complied with the requirements of such Triggered Sale, if any, until it cures such failure.

Insurance

For so long as API is a subsidiary of the Company, the Company shall cover API and its subsidiaries under the Company’s insurance programs. When API ceases to be a subsidiary of the Company, API will obtain its own insurance.

Expenses

API shall reimburse each Investor for all out-of-pocket costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by such Investor and its affiliates on behalf of API or its subsidiaries in connection with the provision of services to any of them or in any way relating to, or arising out of, the investment in API (provided that each Investor shall consult with API prior to engaging any financial advisor).

Confidentiality

Stockholders will not disclose, and will use reasonable efforts to cause their representatives not to disclose, any Confidential Information.

“Confidential Information” means any confidential information that concerns the API or its subsidiaries or the financial condition, business, operations or prospects of API and its subsidiaries furnished by or on behalf of API to any Stockholder (including, by virtue of its present or former right to designate a Director); provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its representatives in violation of this Agreement, or (ii) was or becomes available to such Stockholder on a nonconfidential basis from a source other than API, provided that such source is or was (at the time of receipt of the relevant information) not, to such Investor’s knowledge, bound by a confidentiality agreement with respect to such information with (or other confidentiality obligation to) API or another person.

DESCRIPTION OF THE TENDER OFFER

General

As described under “THE TRANSACTION—Description of the Transaction,” the Company has commenced the Tender Offer for the 2013 Notes and/or the 2014 Notes. Pursuant to the Tender Offer, the Company is offering to purchase, for cash, an amount of Existing Notes that will result in an aggregate purchase price (including Accrued Interest and the Early Tender Premiums, each as defined below) of $165.0 million (the “Purchase Price”). The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated July 7, 2008 (the “Offer to Purchase”), and an accompanying “Letter of Transmittal,” which have been sent to holders of Existing Notes. The description of the Tender Offer contained herein is a summary and is subject to change if the Company determines to amend the Tender Offer by increasing the number of Existing Notes tendered for or otherwise.

Total Tender Offer Consideration

The consideration for each $1,000 principal amount of Existing Notes tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on July 18, 2008 (such date and time, as the same may be extended, the “Early Tender Date”) and accepted for payment pursuant to the Tender Offer will be the applicable Total Tender Offer Consideration specified in the table below plus Accrued Interest on the tendered Existing Notes up to, but excluding, the Settlement Date (as defined below) (the “Accrued Interest”). The Total Tender Offer Consideration includes an “Early Tender Premium” of $40.00 per $1,000 principal amount of Existing Notes. Subject to the terms and conditions of the Tender Offer, the applicable Total Tender Offer Consideration will be paid on the Settlement Date (as defined below) in respect of Existing Notes accepted for purchase in the Tender Offer and validly tendered and not validly withdrawn at or prior to the Early Tender Date, unless extended or earlier terminated. Holders who validly tender their Existing Notes after the Early Tender Date and at or prior to the Expiration Date (as defined below) will not be eligible to receive the Early Tender Premium and will only be entitled to receive the “Late Tender Offer Consideration” which is equal to the applicable Total Tender Offer Consideration for the series of Existing Notes listed in the table below and subtracting from it the applicable Early Tender Premium specified in the table above.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Total Tender Offer Consideration(1)(2)	Early Tender Premium(2)
034918AF9	Senior Floating Rate Notes due 2013	$325,000,000	1	$950.00	$40.00

034918AC6	7.750% Senior Subordinated Notes due 2014	$250,000,000	2	$800.00	$40.00

(1)	Includes the Early Tender Premium per $1,000 principal amount of Existing Notes for each series and excludes Accrued Interest on the Existing Notes, which will be paid in addition to this amount.
(2)	Per $1,000 principal amount of Existing Notes accepted for purchase.

Purchase Price; Maximum 2014 Notes Purchase Price; Acceptance Priority Levels; Proration

The amount of any series of Existing Notes that is purchased in the Tender Offer will be based on the order of priority (the “Acceptance Priority Level”) for such series, as set forth in the table above. As a result, if the purchase of Existing Notes tendered in the Tender Offer would exceed the Purchase Price, then the Company will accept for purchase (1) first, all of the 2013 Notes validly tendered on a pro rata basis (with adjustments at the discretion of the Company to avoid the purchase of 2013 Notes in a principal amount other than multiples of $1,000) in an amount such that the purchase of 2013 Notes will not exceed the Purchase Price, and (2) thereafter, the 2014 Notes validly tendered on a pro rata basis (with adjustments at the discretion of the Company to avoid the purchase of 2014 Notes in a principal amount other than multiples of $1,000) in an amount such that the purchase of 2014 Notes (x) will not exceed $79.2 million (including Accrued Interest and Early Tender Premiums) (the “Maximum 2014 Notes Purchase Price”) and (y) when taken together with all 2013 Notes purchased, will equal the Purchase Price. In no event will the Company, without first amending the Tender Offer, (i) purchase an amount of Existing Notes that would result in an aggregate purchase price that exceeds the Purchase Price, or (ii) purchase an amount of 2014 Notes that would result in an aggregate purchase price that exceeds the Maximum 2014 Notes Purchase Price (in each case, subject to the Company’s right to increase the Tender Offer by no more than 2% of the aggregate principal amount of each series of Existing Notes outstanding without amending or extending the Tender Offer). See “—Early Tender Date; Expiration Date; Extensions; Amendments” below.

Purpose and Background of the Tender Offer

The purpose of the Tender Offer is to purchase $165.0 million cash amount of the outstanding Existing Notes. The Tender Offer is being made in order to reduce the Company’s annual cash interest payments on the Existing Notes, thereby improving the Company’s ability to meet future debt obligations.

The Company intends to use $165.0 million of the net proceeds from the Convertible Notes Offering to provide the total amount of funds required to purchase the Existing Notes sought pursuant to the Tender Offer (equal to the Purchase Price and subject to the Maximum 2014 Notes Purchase Price), to pay all Accrued Interest on the Existing Notes, and to pay all fees and expenses in connection therewith. As described herein, the Company has the ability to determine the size of the Convertible Notes Offering, between $200 million and $300 million, which will allow the Company the flexibility to increase the size of the Tender Offer by the process described in the Offer to Purchase. See “—Early Tender Date; Expiration Date; Extensions; Amendments” below. To the extent these net proceeds are used to retire 2013 Notes, the related amount of Convertible Notes will rank pari passu with the remaining outstanding 2013 Notes and will be senior to the 2014 Notes. To the extent these net proceeds are used to retire 2014 Notes, the related amount of Convertible Notes will rank pari passu with the 2014 Notes and will be subordinated to the 2013 Notes until the indenture governing the 2013 Notes no longer so requires, at which time such amount of Convertible Notes will rank pari passu with any outstanding 2013 Notes and senior to the 2014 Notes.

Conditions to the Tender Offer

Notwithstanding any other provision of the Tender Offer, the Company will not be obligated to accept for purchase, and pay for, validly tendered Existing Notes pursuant to the Tender Offer if the Minimum Tender Condition, the Transaction Condition and the General Conditions, each as described below, have not been satisfied with respect to such series of Existing Notes:

•

The “Transaction Condition” requires (i) approval of the Transaction by the holders of at least 75% of shares voted at the Company’s meeting of shareholders and (ii) consummation of the Transaction on or substantially concurrent with the Expiration Date.

•

The “Minimum Tender Condition” requires (i) the tender of an amount of 2013 Notes that will result in an aggregate purchase price (including Accrued Interest and Early Tender Premiums) of at least $85.8 million and (ii) tender of an amount of Existing Notes that will result in an aggregate purchase price (including Accrued Interest and Early Tender Premiums) of $165.0 million.

•	The “General Conditions” refer to certain customary closing conditions that are specified in the Offer to Purchase.

If any of the foregoing conditions have not been met, the Company may (but will not be obligated to), at any time before the Expiration Date, subject to applicable law:

•	terminate the Tender Offer and return tendered Existing Notes to the holders who tendered them;

•	extend the Tender Offer, on the same or amended terms, and thereby delay acceptance for purchase of any validly tendered and not withdrawn Existing Notes;

•	amend the Tender Offer in any respect by giving written notice of such amendment to the depositary agent; or

•

waive the unsatisfied condition or conditions and accept for purchase all validly tendered Existing Notes (up to the Purchase Price and subject to the Maximum 2014 Notes Purchase Price and subject to proration).

Early Tender Date; Expiration Date; Extensions; Amendments

The Early Tender Date is 5:00 p.m., New York City time, on July 18, 2008, unless extended, in which case the Early Tender Date will be such date to which the Early Tender Date is extended. The “Expiration Date” is 12:00 midnight, New York City time, on August 22, 2008, unless extended, in which case the Expiration Date will be such date to which the Expiration Date is extended. The Company may extend the Early Tender Date or the Expiration Date with respect to the Tender Offer for any purpose, including, without limitation, to permit the satisfaction or waiver of any or all conditions to the Tender Offer or to permit the satisfaction or waiver of any or all conditions to the Transaction. In order to extend the Early Tender Date or Expiration Date, the Company will notify the depositary agent and will make a public announcement of such extension or postponement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Early Tender Date or Expiration Date, as applicable. Such announcement will, if required by law, state that the Company is extending the Early Tender Date or the Expiration Date, as the case may be, for a specified period or on a daily basis. Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Tender Offer, the Company will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release or such other means of announcement as it deems appropriate.

The Company has expressly reserved the right, in its sole discretion, subject to applicable law, to:

•	waive any and all conditions to the Tender Offer with respect to one or more series of Existing Notes;

•

purchase in the Tender Offer an additional amount of Existing Notes not to exceed 2% of the aggregate principal amount of each series of Existing Notes outstanding without amending or extending the Tender Offer;

•	extend or terminate the Tender Offer with respect to one or more series of Existing Notes;

•	change the Acceptance Priority Level with respect to one or more series of Existing Notes;

•	change, including, without limitation, increase, the Purchase Price;

•	change, including, without limitation, increase, the Maximum 2014 Notes Purchase Price;

•	delay accepting any or all series of Existing Notes; or

•	otherwise amend the Tender Offer in any respect with respect to one or more series of Existing Notes.

If the Company exercises any such right, it will give written notice of such exercise to the depositary agent and will make a public announcement of such exercise as promptly as practicable. In addition, if the Company changes the Acceptance Priority Level with respect to one or more series of Existing Notes, or changes the Purchase Price, the Minimum Tender Condition or the Maximum 2014 Notes Purchase Price, the Tender Offer will remain open for at least ten business days from the date the Company first gives notice to holders of Existing Notes, by press release or otherwise, of such change (subject to the Company’s right to increase the Tender Offer by no more than 2% of the aggregate principal amount of each series of Existing Notes outstanding without amending or extending the Tender Offer).

The minimum period during which the Tender Offer will remain open following a material change in the terms of the Tender Offer or in the information concerning the Tender Offer will depend upon the facts and circumstances of such change, including the relative materiality of the changes. With respect to a change in consideration or percentage of Existing Notes sought, unless otherwise permitted by applicable law, the Tender Offer will remain open a minimum 10 business day period (including the date the Company disseminates such change) following such change to allow for adequate dissemination of such change. In other cases, if the Company materially amends any of the terms of the Tender Offer, the Company will promptly disclose any such amendment in a manner reasonably calculated to inform noteholders of such amendment, and the Company will extend the Tender Offer for a time period that it deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders, if the Tender Offer would otherwise expire during such time period.

Settlement

The settlement of the Tender Offer will occur on the second business day following the Expiration Date or promptly following the Expiration Date (the “Settlement Date”). Assuming the Tender Offer is not extended, the Settlement Date is expected to be August 26, 2008.

UNAUDITED SELECTED FINANCIAL INFORMATION AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited selected financial information and unaudited pro forma consolidated statements of operations of Angiotech Pharmaceuticals, Inc. (the “Company”) for the three-month period ended March 31, 2008 and the year ended December 31, 2007 give effect to the Transaction, the Tender Offer and certain related matters as if these events had been consummated on January 1, 2007. The following unaudited pro forma consolidated balance sheet as of March 31, 2008 gives pro forma effect to the Transaction and the Tender Offer as if these events had been consummated as of March 31, 2008.

The Transaction and the Tender Offer as described elsewhere in this Proxy Statement, include the:

•	transfer of our assets and liabilities other than the Retained Business to API;

•	issuance of Convertible Notes in aggregate principal amount of $200 million or $300 million;

•	incurrence of approximately $35 million of transaction costs related to the Transaction and the Tender Offer;

•	repayment of a portion of our Existing Notes as outlined in the terms of the Transaction and Tender Offer;

•	grant of stock appreciation rights under the terms of the 2008 Plan; and

•	grant of awards under the transaction award and retention program.

The unaudited selected financial information and unaudited pro forma consolidated financial statements have been derived from the historical unaudited consolidated financial statements and related notes of the Company as at and for the three months ended March 31, 2008 and the historical audited consolidated financial statements and related notes of the Company for the year ended December 31, 2007. The unaudited selected financial information and unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the related Management’s Discussion and Analysis incorporated by reference in the Proxy Statement and the description of the Transaction and the Tender Offer included elsewhere in this Proxy Statement.

The pro forma adjustments for the Transaction and the Tender Offer reflect management’s best estimates, based on information available to date. The actual effects of the Transaction and the Tender Offer will be determined as of the dates of the various transactions or events and may differ from those reflected in the pro forma adjustments shown in these unaudited selected financial information and unaudited pro forma consolidated financial statements and described in the accompanying notes to these unaudited pro forma consolidated financial statements.

The unaudited financial information and unaudited pro forma consolidated financial statements are presented for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the Transaction and the Tender Offer been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of income data or other financial data as of any future date or any future period.

ANGIOTECH PHARMACEUTICALS, INC.

UNAUDITED SELECTED FINANCIAL INFORMATION

The following table illustrates certain unaudited selected financial information under separate scenarios in which gross proceeds of $200 million or $300 million are raised in connection with the Transaction before transaction costs of $35 million, resulting in $165 million or $265 million in net proceeds, respectively:

SOURCES AND USES OF CASH

(all amounts are expressed in thousands of U.S. dollars)	$200,000 Pro Forma	$300,000 Pro Forma
Sources of cash:
Issue of convertible notes	$200,000	$300,000

Uses of cash:
Payments of senior floating rate and senior subordinated notes at face value	188,737	300,787
Discount to face value of senior floating rate and senior subordinated notes	(24,241)	(36,664)
Transaction fees and expenses	35,000	35,000
Payment of outstanding interest obligation	504	877

	$200,000	$300,000

FINANCIAL ITEMS MATERIALLY IMPACTED BY THE TRANSACTION

AS AT AND FOR THE THREE MONTHS ENDED MARCH 31, 2008 (all amounts are expressed in thousands of U.S. dollars)	Historical	$200,000 Pro Forma Adjustments	$200,000 Pro Forma Adjusted	$300,000 Pro Forma Adjustments	$300,000 Pro Forma Adjusted
Senior floating and subordinated debt interest	$12,120	$(3,929)	$8,191	$(6,278)	$5,842
Convertible debt non-cash interest	—	5,408	5,408	7,383	7,383

Senior floating rate and subordinated notes	575,000	(188,737)	386,263	(300,787)	274,213
Convertible notes	—	200,000	200,000	300,000	300,000
Total stockholders’ equity	$433,697	$19,708	$453,405	$29,519	$463,216

ADJUSTED EBITDA AND INTEREST COVERAGE RATIOS

Three Months Ended March 31, 2008 (all amounts are expressed in thousands of U.S. dollars, except for ratios)	Historical	$200,000 Pro Forma	$300,000 Pro Forma
Adjusted EBITDA(1)	$9,377	$9,377	$9,377
Adjusted EBITDA/Total cash & non-cash interest expense	0.9	0.8	0.8
Adjusted EBITDA/Senior and subordinate interest expense (net)	0.9	1.5	2.4

Year Ended December 31, 2007 (all amounts are expressed in thousands of U.S. dollars, except for ratios)	Historical	$200,000 Pro Forma	$300,000 Pro Forma
Adjusted EBITDA(1)	$51,143	$51,143	$51,143
Adjusted EBITDA/Total cash and non-cash interest expense	1.1	1.0	1.0
Adjusted EBITDA/Senior and subordinate interest expense (net)	1.2	1.8	2.8

(1)	Reconciliations of net (loss) income to Adjusted EBITDA:

The following tables set forth adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which is a non-GAAP measure and does not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Adjusted EBITDA excludes certain non-cash and non-recurring items such as acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense and other non-recurring items. Adjusted EBITDA also excludes certain litigation expenses related to defending intellectual property claims, non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred. Management uses Adjusted EBITDA along with other non-GAAP or adjusted operating measures to establish operational goals, and believes that these measures may assist shareholders in analyzing the underlying trends in our business over time. Shareholders should consider Adjusted EBITDA in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of Adjusted EBITDA to GAAP in the following tables.

Reconciliation of GAAP Net Loss to Adjusted EBITDA

Three Months Ended March 31, 2008

(All amounts expressed in thousands of U.S. dollars)

	Historic	$200,000 Pro Forma Adjustments	$200,000 Pro Forma Consolidated	$300,000 Pro Forma Adjustments	$300,000 Pro Forma Consolidated
Net (loss) on a GAAP basis	$(15,763)	$(4,301)	$(20,064)	$(3,703)	$(19,466)
Interest expense on long-term debt	12,120	1,479	13,599	$1,105	13,225
Income tax recovery	(3,814)	524	(3,290)	300	(3,514)
Depreciation and amortization	9,448	—	9,448	—	9,448

EBITDA	1,991	(2,298)	(307)	(2,298)	(307)

Adjustments:
In-process research and development	2,500	—	2,500	—	2,500
Non-recurring research and development costs	625	—	625	—	625
Non-recurring revenue, net of license fees	(53)	—	(53)	—	(53)
Stock-based & deferred compensation	817	2,298	3,115	2,298	3,115
Litigation expenses	1,598	—	1,598	—	1,598
Foreign exchange loss (gain)	(423)	—	(423)	—	(423)
Investment and other income	(756)	—	(756)	—	(756)
Severance/restructuring costs	3,078	—	3,078	—	3,078

Adjusted EBITDA	$9,377	$—	$9,377	$—	$9,377

Reconciliation of GAAP Net Loss to Adjusted EBITDA

Year Ended December 31, 2007

(All amounts expressed in thousands of U.S. dollars)

	Historic	$200,000 Pro Forma Adjustments	$200,000 Pro Forma Consolidated	$300,000 Pro Forma Adjustments	$300,000 Pro Forma Consolidated
Net loss on a GAAP basis	$(65,940)	$(24,060)	$(90,000)	$(21,411)	$(87,351)
Interest expense on long term debt	51,748	5,003	56,751	2,824	54,572
Income tax recovery	(16,154)	9,863	(6,291)	9,393	(6,761)
Depreciation and amortization	37,907	—	37,907		37,907

EBITDA	7,561	(9,194)	(1,633)	(9,194)	(1,633)

Adjustments:
Net loss from discontinued operations	11,122	—	11,122	—	11,122
In-process research and development	8,125	—	8,125	—	8,125
Non-recurring research and development costs	750	—	750	—	750
Non-recurring revenue, net of license fees	(426)	—	(426)	—	(426)
Stock-based & deferred compensation	4,587	9,194	13,781	9,194	13,781
Litigation expenses	4,931	—	4,931	—	4,931
Foreign exchange loss (gain)	340	—	340	—	340
Investment and other income	(10,391)	—	(10,391)	—	(10,391)
Write-down of deferred financing costs	—	—	—	—	—
Severance/restructuring costs	8,964	—	8,964	—	8,964
Supply/distribution agreement termination costs	2,199	—	2,199	—	2,199
E&O inventory adjustment	2,645	—	2,645	—	2,645
Contour Threads returns	2,579	—	2,579	—	2,579
Net loss on redemption of investments	8,157	—	8,157	—	8,157

Adjusted EBITDA	$51,143	$—	$51,143	$—	$51,143

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ANGIOTECH PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at March 31, 2008

(in thousands of U.S.$)

	Historical	Pro Forma Adjustments Relating to $200,000 Issuance		Pro Forma Adjustments Relating to $300,000 Issuance		$200,000 Issuance Pro Forma	$300,000 Issuance Pro Forma
		(Note 3)		(Note 3)
ASSETS:
Current
Cash and cash equivalents	$69,792					$69,792	$69,792
Accounts receivable, net	27,770					27,770	27,770
Inventories	33,209					33,209	33,209
Deferred income taxes	5,681					5,681	5,681
Prepaid expenses and other current assets	5,542					5,542	5,542

Total current assets	141,994					141,994	141,994

Long-term investments	20,326					20,326	20,326
Property, plant and equipment, net	60,978					60,978	60,978
Intangible assets, net	220,020					220,020	220,020
Goodwill	667,691					667,691	667,691
Deferred financing costs, net	13,041	35,000	(3b)	35,000	(3b)	43,508	40,896
		(4,533	)(3b)	(7,145	)(3b)
Deferred income taxes	2,497					2,497	2,497
Other assets	7,416					7,416	7,416

	$1,133,963	$30,467		$27,855		$1,164,430	$1,161,818

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current
Accounts payable and accrued liabilities	$47,567					$47,567	$47,567
Income taxes payable	8,091					8,091	8,091
Interest payable	1,910	(504	)(3b)	(877	)(3b)	1,406	1,033
Deferred revenue—current portion	210					210	210

Total current liabilities	57,778	(504)		(877)		57,274	56,901

Deferred revenue	1,158					1,158	1,158
Deferred income taxes	56,507					56,507	56,507
Deferred leasehold inducement	2,734					2,734	2,734
Other tax liability	4,956					4,956	4,956
Long-term debt	575,000	(188,737	)(3b)	(300,787	)(3b)	386,263	274,213
Convertible notes	—	200,000	(3b)	300,000	(3b)	200,000	300,000
Other liabilities	2,133					2,133	2,133

	642,488	11,263		(787)		653,751	641,701

Stockholders’ equity
Share capital	472,739					472,739	472,739
Additional paid in capital	30,486					30,486	30,486
Accumulated deficit	(118,260)	19,708	(3b)	29,519	(3b)	(98,552)	(88,741)
Accumulated other comprehensive income	48,732					48,732	48,732

Total stockholders’ equity	433,697	19,708		29,519		453,405	463,216

	$1,133,963	$30,467		$27,855		$1,164,430	$1,161,818

See accompanying notes to the unaudited pro forma consolidated financial statements.

ANGIOTECH PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2008

(in thousands of U.S.$, except share and per share data)

	Historical	Pro Forma Adjustments Relating to $200,000 Issuance		Pro Forma Adjustments Relating to $300,000 Issuance		$200,000 Issuance Pro Forma	$300,000 Issuance Pro Forma
		(Note 3)		(Note 3)
REVENUE:
Royalty revenue	$28,929					$28,929	$28,929
Product sales	47,727					47,727	47,727
License fees	53					53	53

	76,709					76,709	76,709

EXPENSES:
License and royalty fees	4,371					4,371	4,371
Cost of products sold	25,849					25,849	25,849
Research and development	16,305	502	(3d)	502	(3d)	16,932	16,932
		125	(3e)	125	(3e)
Selling, general and administration	27,843	963	(3d)	963	(3d)	29,514	29,514
		708	(3e)	708	(3e)
Depreciation and amortization	8,477					8,477	8,477
In-process research and development	2,500					2,500	2,500

	85,345	2,298		2,298		87,643	87,643

Operating loss	(8,636)	(2,298)		(2,298)		(10,934)	(10,934)

Other income (expenses):
Foreign exchange gain	423					423	423
Investment and other income (expense)	756					756	756
Senior floating and subordinate debt interest	(12,120)	3,929	(3b)	6,278	(3b)	(8,191)	(5,842)
Convertible debt interest	—	(5,408	)(3b)	(7,383	)(3b)	(5,408)	(7,383)

Total other income (expenses)	(10,941)	(1,479)		(1,105)		(12,420)	(12,046)

Loss from continuing operations before income taxes	(19,577)	(3,777)		(3,403)		(23,354)	(22,980)
Income tax expense (recovery)	(3,814)	524	(3f)	300	(3f)	(3,290)	(3,514)

Net loss from continuing operations	$(15,763)	$(4,301)		$(3,703)		$(20,064)	$(19,466)

Pro forma basic and diluted net loss from continuing operations per common share	$(0.19)					$(0.24)	$(0.23)

Basic weighted average number of common shares outstanding (in thousands)	85,106					85,106	85,106
Diluted weighted average number of common shares outstanding (in thousands)	85,106					85,106	85,106

See accompanying notes to the unaudited pro forma consolidated financial statements.

ANGIOTECH PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2007

(in thousands of U.S.$, except share and per share data)

	Historical	Pro Forma Adjustments Relating to $200,000 Issuance		Pro Forma Adjustments Relating to $300,000 Issuance		$200,000 Issuance Pro Forma	$300,000 Issuance Pro Forma
		(Note 3)		(Note 3)
REVENUE:
Royalty revenue	$116,659					$116,659	$116,659
Product sales	170,193					170,193	170,193
License fees	842					842	842

	287,694					287,694	287,694

EXPENSES:
License and royalty fees	18,652					18,652	18,652
Cost of products sold	94,949					94,949	94,949
Research and development	53,963	2,010	(3d)	2,010	(3d)	56,473	56,473
		500	(3e)	500	(3e)
Selling, general and administration	99,315	3,851	(3d)	3,851	(3d)	105,999	105,999
		2,833	(3e)	2,833	(3e)
Depreciation and amortization	33,429					33,429	33,429
In-process research and development	8,125					8,125	8,125

	308,433	9,194		9,194		317,627	317,627

Operating loss	(20,739)	(9,194)		(9,194)		(29,933)	(29,933)

Other income (expenses):
Foreign exchange gain	(341)					(341)	(341)
Investment and other income (expense)	10,393					10,393	10,393
Senior floating and subordinate debt interest	(51,748)	16,630	(3b)	26,709	(3b)	(35,118)	(25,039)
Convertible debt interest	—	(21,633	)(3b)	(29,533	)(3b)	(21,633)	(29,533)
Write-down of investment	(8,157)					(8,157)	(8,157)

Total other income (expenses)	(49,853)	(5,003)		(2,824)		(54,856)	(52,677)

Loss from continuing operations before income taxes	(70,592)	(14,197)		(12,018)		(84,789)	(82,610)
Income tax expense (recovery)	(14,545)	9,863	(3f)	9,393	(3f)	(4,682)	(5,152)

Loss from continuing operations	(56,047)	(24,060)		(21,411)		(80,107)	(77,458)

Loss from discontinued operations, net of income taxes	(9,893)	—		—		(9,893)	(9,893)

Net loss	$(65,940)	$(24,060)		$(21,411)		$(90,000)	$(87,351)

Pro forma basic and diluted net income from continuing operations per common share	$(0.66)					$(0.94)	$(0.91)
Pro forma basic and diluted net income from discontinued operations per common share	$(0.12)					$(0.12)	$(0.12)

Pro forma basic and diluted net income from discontinued operations per common share	$(0.78)					$(1.06)	$(1.03)

Basic weighted average number of common shares outstanding (in thousands)	85,015					85,015	85,015
Diluted weighted average number of common shares outstanding (in thousands)	85,015					85,015	85,015

See accompanying notes to the unaudited pro forma consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

The unaudited pro forma consolidated financial statements give effect to the Transaction and the Tender Offer, as described elsewhere in the Proxy Statement, including the issuance of Convertible Notes for gross proceeds of $200 million or $300 million before transaction costs of $35 million, resulting in $165 million or $265 million of net proceeds, respectively. API may issue a minimum of $200 million and at its option up to $300 million, aggregate principal amount of Convertible Notes. The Convertible Notes bear interest at a blended interest rate of 7.75% per annum, accrued daily and compounded and payable in kind semi-annually. The payment-in-kind feature will increase the outstanding aggregate principal amount of the Convertible Notes. The Convertible Notes are convertible at the option of the Investor at any time on or after September 30, 2009, at an initial conversion rate of 50 shares of common stock per $1,000 principal amount of Convertible Notes (subject to certain anti-dilution adjustments) and upon the occurrence of a Qualified Transaction, the Convertible Notes shall be automatically converted into shares of common stock, in each case subject to certain conditions. The Convertible Notes (before accrual of any interest) are initially convertible into between approximately 32% and 48% of the common stock of API (excluding the effect of shares of common stock that may become issuable after the closing of the transaction).

The unaudited pro forma consolidated financial statements also give effect to certain changes to our employee compensation arrangements.

The unaudited pro forma consolidated financial statements include:

•	an unaudited pro forma consolidated balance sheet as at March 31, 2008, which gives pro forma effect to the Transaction and the Tender Offer as if they had occurred on March 31, 2008; and

•

unaudited pro forma consolidated statements of income for the three months ended March 31, 2008 and the year ended December 31, 2007, which reflect the Transaction, the Tender Offer and certain related matters as if they had occurred on January 1, 2007.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed in the unaudited pro forma consolidated financial statements are those used by the Company as set forth in the historical audited consolidated financial statements incorporated by reference into this Proxy Statement.

3.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The pro forma consolidated financial statements give pro forma effect to the following:

(a) The transfer of the assets and liabilities of the Company other than the Retained Business to API. These transfers will be accounted for using a continuity of interests’ basis and the assets and liabilities transferred will be recorded in API at their historical costs. Any income taxes paid on the transfer would be recognized as prepaid taxes and any changes in tax rates on deferred income taxes would be recognized in the income tax provision. We estimate that there will be no impact on tax rates.

(b) The issuance of Convertible Notes for gross proceeds of $200 million or $300 million assumes the payment of related transaction fees and costs of $35 million.

Repayment of a portion of the Existing Notes is planned under the Tender Offer.

The pro forma financial statements depict, in the alternative, $165 million and $265 million in net proceeds from the issuance of the Convertible Notes and the repurchase by the Company of 27% and 48% of the 2013

Notes (with a principal amount of $90.0 million and $156.6 million) at a cost of $950 per 2013 Note and 39% and 58% of the 2014 Notes (with a principal amount of $98.7 million and $144.2 million) at a cost of $800 per 2014 Note, respectively.

The minimum tender condition requires the aggregate purchase price for the 2013 Notes to be at least $85.8 million and the aggregate purchase price of the Existing Notes in total to be $165 million. If the Existing Notes tendered exceed the minimum aggregate purchase price of $165 million, the 2013 Notes tendered will be settled first on a pro rata basis and, thereafter, the 2014 Notes tendered will be settled on a pro rata basis.

The cash sources and uses of funds, based on the above assumptions, are as follows as at March 31, 2008:

(all amounts are expressed in thousands of U.S. dollars)	$200,000 Pro Forma	$300,000 Pro Forma
Sources of cash:
Issue of convertible notes	$200,000	$300,000

Uses of cash:
Payments of senior floating rate and senior subordinated notes at face value	188,737	300,787
Discount to face value of senior floating rate and senior subordinated notes	(24,241)	(36,664)
Transaction fees and expenses	35,000	35,000
Payment of outstanding interest obligation	504	877

	$200,000	$300,000

Under the scenarios depicted above, we estimate a gain on settlement of the Existing Notes of $19.7 million and $29.5 million, which is net of pro rata amount of the unamortized balance of debt issuance costs relating to the 2013 Notes and the 2014 Notes of $4.5 million and $7.1 million as of March 31, 2008, respectively. The income tax impact of these gains on settlement is not expected to result in a charge to the income tax provision. The gains on settlement are expected to be included as other income when the Existing Notes are repaid, but are not reflected as a pro forma adjustment in the pro forma consolidated statements of income for the three months ended March 31, 2008 or the year ended December 31, 2007, since any gains are a direct consequence of the settlement of the debt, which is not expected to be a recurring event.

The amount of 2013 Notes and 2014 Notes tendered may vary from management’s estimates under the scenarios depicted above and the actual amounts of funds used for each Existing Notes settlement, the gain on settlement and the income tax consequences thereof may be materially different. Based on a minimum and maximum amounts of 2013 Notes that may be tendered of $85.8 million and $265 million, the total gain on settlement of the Existing Notes at March 31, 2008 is estimated to be $19.7 million and $8.1 million, (net of unamortized deferred financing costs of $4.5 million and $5.8 million), respectively.

Under the Tender Offer, we may vary the aggregate principal amount of Existing Notes repurchased and we may increase the aggregate principal amount of the Convertible Notes issued. For every $5 million increase in the aggregate principal amount of 2013 Notes repurchased, we estimate that an additional gain on settlement at March 31, 2008 of $0.2 million would be recognized. For every $5 million increase in the principal amount of 2014 Notes repurchased, we estimate an additional gain on settlement at March 31, 2008 of $1.1 million would be recognized.

If we increase the amount of Convertible Notes issued, we do not expect the financing costs to materially increase.

(c) Increase in interest expense relating to the Convertible Notes issued and repayment of Existing Notes for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, calculated using the undernoted assumptions as follows:

	$200,000 Pro Forma Issuance		$300,000 Pro Forma Issuance
(all amounts expressed in thousands of U.S. dollars)	Three months ended March 31, 2008	Year ended December 31, 2007	Three months ended March 31, 2008	Year ended December 31, 2007
Increase in interest expense relating to:
Convertible notes	$3,950	$15,800	$5,925	$23,700
Amortization of debt issuance costs relating to new debt	1,458	5,833	1,458	5,833

Total pro forma interest expense relating to convertible notes	5,408	21,633	7,383	29,533

Less: Reversal of interest expense relating to:
Senior floating rate notes	(1,846)	(8,289)	(3,213)	(14,428)
Senior subordinated notes	(1,897)	(7,596)	(2,772)	(11,103)
Amortization of debt issuance costs	(186)	(745)	(293)	(1,178)

Total reversal of interest expense	(3,929)	(16,630)	(6,278)	(26,709)

Net pro forma adjustment to interest expense	$1,479	$5,003	$1,105	$2,824

While the interest rate on the senior Convertible Notes will be 1.50% lower than the interest rate on the subordinated Convertible Notes, the weighted average rate applicable to the Convertible Notes on the date of the original issuance will be 7.75% per annum, payable in kind, accrued daily and compounded semi-annually.

If we exercise our option to increase the amount of Convertible Notes issued, for every $10 million increase in the aggregate principal amount of Convertible Notes, the interest expense for the year ended December 31, 2007 would increase by $0.8 million.

The amount of 2013 Notes and 2014 Notes tendered under the Tender Offer may vary from management’s estimates and the estimated reversal of interest expense may be materially different. Based on the minimum and maximum amounts of 2013 Notes that may be tendered ($85.8 million and $265 million, respectively), the reversal of pro forma interest expense for the year ended December 31, 2007 is estimated to be $16.6 million and $26.7 million (including amortization of deferred financing costs of $0.7 million and $1.2 million), respectively.

Under the Tender Offer, we may increase the aggregate principal amount of Existing Notes repurchased. For every $5 million increase in the aggregate principal amount of 2013 Notes repurchased, we estimate that an additional reversal of interest expense for the year ended December 31, 2007 (including amortization of deferred financing costs) of $0.5 million. For every $5 million increase in the aggregate principal amount of 2014 Notes repurchased, we estimate an additional reversal of pro forma interest expense for the year ended December 31, 2007 (including amortization of deferred financing costs) of $0.5 million.

Our 2013 Notes bear interest at floating rates. For every 0.125% change in interest rates, our pro forma interest expense for the year ended December 31, 2007 on $10 million of these 2013 Notes would change by $0.1 million.

(d) Granting of 3,893,250 SARs that may be settled in cash or API common stock at the option of API to members of senior management and employees of the Company in accordance with the 2008 Plan. The SARs are subject to certain service, performance, market and exercisability conditions as described elsewhere in this Proxy Statement. We have estimated the compensation expense to be $1.5 million and $5.9 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, based on the estimated fair values of the SARs and an estimated requisite service period of five years. For purposes of these pro forma financial statements, the estimated fair value of the SARs were determined using the Black-Scholes option pricing model using the following assumptions: dividend yield—nil; volatility—40%, risk-free interest rate 4.0% and expected life of 5 years.

Because the shares of common stock of API are not publicly traded, the volatility assumption of 40% is based on the Company’s review of its industry peer group and the history of the Company’s share price volatility. The risk-free interest rate is based on the average U.S. government Treasury bill interest rates for the year ended December 31, 2007 and the quarter ended March 31, 2008 for a period that corresponds to the expected life of the awards. Expected life is based on the expected vesting period of the awards.

As the SARs will be accounted for as liabilities, the liability will be remeasured each period end at fair value and with changes fair value included in expense over the service or vesting period. Such changes may be material.

(e) Transaction award and retention agreements with certain executive officers resulting in potential cash payments of $10 million. Under the transaction award and retention agreements, provided the Transaction closes on or before December 31, 2008, the awards are payable on the later of (a) the payment or satisfaction of all amounts owing under the 2013 and 2014 Notes, and (b) the 18-month anniversary of the closing of the Transaction, provided the officer is still employed by the Company or one of its subsidiaries as of the payment date. For purposes of these pro forma financial statements, we are accruing this cost over 36 months, based on management’s best estimate of when the retention awards will be earned. This results in additional compensation expense of $0.8 million and $3.3 million for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively.

(f) Net increase of provision for income taxes under $165 million and $265 million scenarios of $0.5 million and $0.3 million for the three months ended March 31, 2008, respectively, and $9.9 million and $9.4 million, respectively, for the year ended December 31, 2007. The effects on the provision for income taxes under $165 million and $265 million scenarios were determined by applying the effective tax rates of 22.4% (Canada) and 38.0% (US), for the three months ended March 31, 2008, respectively, and 25.2% (Canada) and 38.0% (US), respectively, for the year ended December 31, 2007 to the previously mentioned pro forma adjustments.

(g) Loss per share information. The loss per share has not been adjusted as assuming the conversion of the convertible notes would be anti-dilutive.

PROPOSAL 2: ELECTION OF DIRECTORS

At the Meeting, shareholders will be asked to approve an ordinary resolution fixing the number of directors at seven and electing seven directors for the upcoming year. Directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed, unless his or her office is earlier vacated. In the absence of instructions to the contrary or where instructions are uncertain, the enclosed proxy will be voted “FOR” fixing the number of directors at seven and “FOR” the proposed nominees herein listed.

Management of the Company proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Age, Province or State and Country of Residence and Position	Principal occupation during the past 5 years	Director Since	Number of Common Shares beneficially owned or controlled or directed, directly or indirectly
William L. Hunter, MD, MSc. British Columbia, Canada President, Chief Executive Officer and Director Age: 45	September 2002 to present—President & CEO, the Company	1992	415,756

David T. Howard British Columbia, Canada Chair of the Board, Director(1)(2)(3) Age: 59	September 2002 to present—Chair, the Company August 2003 to June 2005—Chair, SCOLR, Inc. May 2000 to August 2003—President & CEO, SCOLR, Inc.	2000	30,800

Hartley T. Richardson Manitoba, Canada Director(1)(3) Age: 54	1998 to present—President & CEO, James Richardson & Sons, Limited	2002	425,000

Edward M. Brown California, U.S.A. Director(2)(3) Age: 45	June 2007 to present—Managing Director, TPG Growth June 2004 to June 2007—Managing Director & Co-founder of Healthcare Investment Partners 2000 to June 2004—Managing Director, Health Care Investment Banking, Credit Suisse First Boston	2004	—

Arthur H. Willms British Columbia, Canada Director(1)(2) Age: 69	1999 to present—Independent Company Director	2004	30,500

Laura Brege, MBA California, U.S.A. Director Age: 51	2006 to present—Executive Vice-President & Chief Business Officer, Onyx Pharmaceuticals, Inc. 1999 to 2007—General Partner, Red Rock Management	2007	—

Henry A. McKinnell Jr., MBA, Ph.D. Wyoming, U.S.A. Director Age: 65	June 2002 to present—Chairman, Accordia Global Health Foundation 2001 to 2006—Chief Executive Officer & Chairman of Pfizer, Inc. (retired)	2008	50,000

NOTES:

(1)	Member of the Company’s Audit Committee
(2)	Member of the Company’s Compensation Committee
(3)	Member of the Company’s Governance and Nominating Committee

The following are brief biographies of the Company’s nominees.

William L. Hunter, MD, MSc., President & Chief Executive Officer, Director. Dr. Hunter is a founder of the Company, has been Chief Executive Officer of the Company since 1997, and has been a member of the scientific and management teams since its inception. He serves as a director of Cardiome Pharma, Corp. and Neuromed Pharmaceuticals, Inc. Dr. Hunter is also an advisory board member for the Biotechnology MBA Program at the University of Western Ontario’s Ivey School of Business and an active member of the Government of British Columbia Premier’s Technology Council. Dr. Hunter has been honored with many awards including, most recently, the 2005 BC Innovation Council’s Cecil Green Award for Science and Technology Entrepreneurship and the 2005 Canadian Venture Capital Association’s Entrepreneur of the Year. He received his Bachelor of Science Degree from McGill University, Montreal in 1985 and his Masters of Science and Doctor of Medicine Degree from the University of British Columbia in 1989 and 1992, respectively.

David T. Howard, Chair of the Board, Director. David Howard joined the Board of Directors in March 2000 and became Chair of the Board of Directors in September 2002. Mr. Howard is a director of SemBioSys Genetics, Inc. and Via Pharmaceuticals, Inc. Previously, he was Chair of the Board, President and CEO of SCOLR, Inc., a biopharmaceutical company located in Redmond, Washington. Prior to this, Mr. Howard served as President and Chief Operating Officer of Novopharm International, Inc. of Toronto, Ontario and President of Novopharm USA, Inc. Mr. Howard’s industry experience includes operational and strategic positions with Boehringer Mannheim Canada, where he was Vice President Pharmaceuticals, and Rhône-Poulenc Pharma in Montreal and Paris, where he was Vice-President Sales and Marketing.

Hartley T. Richardson, Director. Hartley Richardson joined the Board of Directors in July 2002. Mr. Richardson is the President and CEO of James Richardson & Sons, Limited, a leading Canadian private company established in 1857 and headquartered in Winnipeg, Canada. James Richardson & Sons, Limited is a diversified company which, through its subsidiaries, owns and operates businesses in the agriculture, food processing, financial services, real estate and energy sectors. Mr. Richardson also serves as a Director of Canadian Pacific Railway Ltd. and Neuromed Pharmaceuticals, Inc. He is past-Chairman of the Business Council of Manitoba and Vice-Chairman of the Canadian Council of Chief Executives. Other affiliations include The Trilateral Commission, the World Economic Forum Global Leaders of Tomorrow and the Young President’s Organization. He is also actively involved in a number of charitable endeavors and community organizations. The University of Manitoba conferred upon Mr. Richardson the honorary degree of Doctor of Laws in 2004. Mr. Richardson was appointed to the Order of Canada in 2007 and to the Order of Manitoba in 2008.

Edward M. Brown, Director. Edward (Ned) Brown is a Managing Director of TPG Growth, a private equity firm, where he focuses on private equity investments in healthcare companies. Prior to joining TPG Growth, Mr. Brown was a co-founder of Healthcare Investment Partners (“HIP”), a private equity firm focused exclusively on healthcare investments. Before HIP, Mr. Brown was a Managing Director in the Healthcare Group of Credit Suisse First Boston, an investment bank, where he led the firm’s West Coast healthcare effort and was one of the senior partners responsible for the firm’s global life sciences practice. Mr. Brown has over 19 years of experience as a financial advisor and investor in the healthcare industry. Mr. Brown also serves on the Board of Directors of Replidyne, Inc. Mr. Brown graduated Phi Beta Kappa, Magna Cum Laude with High Honours from Middlebury College with a B.A. Degree in English and received his MBA degree from Anderson Graduate School of Management at UCLA.

Arthur H. Willms, MA, Director. Arthur Willms is a Director and retired President and Chief Operating Officer of Westcoast Energy, Inc. where he held senior executive positions for 24 years. Mr. Willms’ other directorships include Pacific Northern Gas Ltd. and Pristine Power Inc. He is also the Chair of the Board for the Vancouver Symphony Orchestra. Mr. Willms has been a lecturer in Economics at the University of Calgary and holds a Bachelor of Arts Degree in Education, a Bachelor of Science Degree in Mathematics, and a Masters Degree in Economics from the University of Calgary. Mr. Willms is a member of two audit committees and is the chair of one of these committees.

Laura Brege, MBA, Director. Ms. Brege is currently Executive Vice President and Chief Operating Officer at Onyx Pharmaceuticals, Inc., where she is responsible for Sales and Marketing, Medical Affairs, Legal, Business Development, and Compliance. Onyx Pharmaceuticals is focused on developing and commercializing innovative cancer treatments. Prior to joining Onyx Pharmaceuticals, Ms. Brege was a General Partner at Red Rock Management, a venture capital firm specializing in early stage financing for technology companies. Prior to her work at Red Rock Management, she was the Senior Vice President and Chief Financial Officer at COR Therapeutics, a biotechnology company that specialized in drug therapies for cardiovascular disease. While at COR, Ms. Brege was instrumental in helping the company grow from a research and development start-up to an operations-based enterprise with a commercialized product. Before joining COR, Ms. Brege was Vice President and Chief Financial Officer at Flextronics, a multi-billion dollar electronics manufacturer. She was also Vice President and Treasurer of The Cooper Companies, a Fortune 500 diversified company with operations worldwide. Ms. Brege earned her undergraduate degree from Ohio University and has an MBA from the University of Chicago.

Henry A. McKinnell Jr., Director. Dr. McKinnell is the Chairman of the Accorida Global Health Foundation, an organization he co-founded to strengthen academic medical centers in Africa to help in the fight against infectious diseases. He is Chairman of the Governance and Compensation Committee, is a member of the Audit Committee and serves as the Lead Independent Director of the Board of Directors of Moody’s. Dr. McKinnell is the former Chief Executive Officer and former Chairman of the Board of Directors of Pfizer Inc. Dr. McKinnell joined Pfizer in 1971 in Tokyo and over the years, held positions of increasing responsibility around the world, including service as President of Pfizer Asia. In 1984, Dr. McKinnell relocated to New York, where he served as Vice President-Strategic Planning, Chief Financial Officer, President-Pfizer Medical Device Group, President-Pfizer Pharmaceuticals Group, and President and Chief Operating Officer. He was named Chairman and Chief Executive officer in 2001 and served in this role until his retirement in the second half of 2006. Dr. McKinnell is the Chairman Emeritus of the Business Roundtable, an association of the CEOs of America’s largest companies, the Pharmaceutical Research Manufacturers Association, the Food and Drug Law Institute, and the Medical Device Manufacturers Association. He has also served as vice chairman of the World Economic Forum, as a member of the WEF Foundation Board of Trustees, and served on the President’s Advisory Council on HIV/AIDS. Dr. McKinnell holds a Bachelor’s Degree in business from the University of British Columbia, and M.B.A. and Ph.D. degrees from the Stanford University Graduate School of Business.

For further information on the Board of Directors and any committees thereof and the executive officers of the Company, see the sections entitled “CORPORATE GOVERNANCE” and “EXECUTIVE COMPENSATION” in this Proxy Statement.

PROPOSAL 3: APPOINTMENT OF AUDITORS

The firm of PricewaterhouseCoopers LLP, Chartered Accountants, of 250 Howe Street, British Columbia (“PWC”) served as independent auditors for the Company for the 12-month period ended December 31, 2007. PWC was first appointed as independent auditors of the Company on June 8, 2006. The Audit Committee pre-approves all services provided by PWC.

In the absence of instructions to the contrary or where instructions are uncertain, the enclosed proxy will be voted “FOR” the reappointment of PWC as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the Board of Directors.

The Company has been advised that a representative of PWC will attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

The aggregate fees for professional services rendered by PWC for the Company for the years ending December 31, 2007 and December 31, 2006 totaled $1,643,561 and $1,031,473, respectively, as detailed in the following table. All amounts are in U.S. dollars and have been converted from Canadian dollars using an average foreign exchange rate for the period indicated:

(in U.S. dollars)	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$1,422,125	$602,050
Audit-Related Fees	$202,828	$65,123
Tax Fees	$—	$146,384
All Other Fees	$18,608	$217,914

TOTAL	$1,643,561	$1,031,473

The nature of the services provided by PWC under each of the categories indicated in the foregoing table is described below.

Audit Fees

Audit fees were for professional services rendered for the audit of the Company’s annual financial statements (including internal control over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”)), quarterly reviews of interim financial statements and services provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees were for assurance and related services reasonably related to the performance of the audit or review of the annual statements and are not reported under “Audit Fees” above. For each of 2007 and 2006, these services consisted of statutory audits of foreign subsidiaries.

Tax Fees

Tax fees were for tax compliance, tax advice and tax planning professional services. These services consisted of: tax compliance including the review of tax returns and tax planning and advisory services relating to common forms of domestic and international taxation (i.e. income tax, capital tax, goods and services tax, value added tax and payroll tax).

All Other Fees

In 2007, “All Other Fees” relates to services in regards to a registration statement which was not completed. In 2006, “All Other Fees” relates to services in regards to the 2014 Notes registration statement and 2013 Notes offering circular.

PROPOSAL 4: RECONFIRMATION OF THE SHAREHOLDER RIGHTS PLAN

Introduction

On June 9, 2005, the shareholders agreed to re-adopt the shareholder rights plan previously adopted by the Company on March 16, 1999 and re-adopted on March 5, 2002 (subject to amending all references of February 10, 1999 to March 5, 2002, and then to June 9, 2005), on the terms and conditions set out in the amended and restated shareholder rights plan agreement dated as of June 9, 2005 between the Company and a trust company designated as rights agent (the “Plan”).

The Plan has a term of nine years, subject to reconfirmation by the shareholders at the third and sixth annual meetings following the Company’s annual meeting of shareholders on June 9, 2005, unless the rights to acquire common shares under the Plan (the “Rights”) are earlier redeemed or exchanged. The Plan provides that it will terminate unless it is reconfirmed at the Meeting.

At the Meeting, shareholders will be asked to approve the Plan in substantially the same form with minor technical amendments which are intended to clarify existing provisions of the Plan and will not result in any substantial changes to the Plan. The specific amendments are intended to correct several typographical errors and to ensure that the adjustment formula, which adjusts the number of shares issuable for each Right and the exercise price in the event there is insufficient authorized capital for the exercise of Rights under the Plan, works correctly in all possible circumstances. If reconfirmed at the Meeting, the Plan will terminate at the end of the Company’s annual general meeting in 2011, unless further extended by shareholders.

Directors’ Recommendation

The Board of Directors has determined that the Plan is in the best interests of the Company and its shareholders and unanimously recommends that shareholders vote in favor of the Shareholder Rights Plan Resolution, reconfirming the Plan with minor technical amendments, which is to be reconfirmed at the third annual meeting following the Meeting.

Background and Purpose of the Plan

The Plan is designed to encourage the fair treatment of shareholders in connection with any take-over offer for the Company. The Plan provides the Board and the shareholders with more time to fully consider any unsolicited take-over bid for the Company without undue pressure, to allow the Board to pursue, if appropriate, other alternatives to maximize shareholder value and to allow additional time for competing bids to emerge. Securities legislation in Canada requires a take-over offer to remain open for only 35 days. The Board does not believe that this period is sufficient to permit the Board to determine whether there may be alternatives available to maximize shareholder value or whether other bidders may be prepared to pay more for the Company’s shares than the offeror. Under the Plan, a bidder making a Permitted Bid (as defined below) for the voting shares of the Company may not take up any shares before the close of business on the 60th day after the date of the bid and unless at least 50% of the Company’s voting shares not beneficially owned by the person making the bid and certain related parties are deposited, in which case the bid must be extended for ten business days on the same terms. The Plan encourages an offeror to proceed by way of Permitted Bid or to approach the Board with a view to negotiation. This is because the Plan creates the potential for substantial dilution of the offeror’s position if a Permitted Bid is not made or if the Board does not agree to waive the application of the Plan. The Permitted Bid provisions of the Plan are designed to ensure that, in any take-over bid, all shareholders are treated equally, receive the maximum available value for their investment and are given adequate time to properly assess the bid on a fully informed basis.

In recent years, unsolicited bids have been made for the shares of a number of large Canadian companies. Many of these companies had a shareholder rights plan which was used by the target’s Board of Directors to gain time to seek alternatives to the bid with the objective of enhancing shareholder value. In most cases, a change of control ultimately occurred at a price in excess of the original bid price.

Provincial securities regulators have concluded in recent decisions relating to shareholder rights plans that a target company’s board generally will not be permitted to maintain a shareholder rights plan solely to prevent a successful bid. They have affirmed that a rights plan may generally stay in place only for so long as the board is actively seeking alternatives to a take-over bid and there is a real and substantial possibility that it can increase shareholder choice and maximize shareholder value, subject to limited exceptions.

The Plan was not proposed in response to, or in anticipation of, any acquisition or take-over offer and was not intended to prevent a take-over of the Company, to secure continuance of current management or the directors in office or to deter fair offers for the voting shares of the Company. The Plan does not inhibit any shareholder from using the proxy mechanism set out in the Business Corporations Act (British Columbia) to promote a change in the management or direction of the Company, including the right of holders of not less than 5% of the issued voting shares to requisition the directors to call a meeting of shareholders to transact any proper business stated in the requisition. The Plan may, however, increase the price to be paid by a potential offeror to obtain control of the Company and may discourage certain transactions.

The Plan does not affect in any way the financial condition of the Company. The initial issuance of the Rights is not immediately dilutive and will not affect reported earnings or cash flow per share unless the Rights separate from the underlying common shares and become exercisable. The reconfirmation of the Plan will not lessen or affect the duty of the Board to act honestly and in good faith and in the best interests of the Company. The Plan is designed to provide the Board with the means to negotiate with an offeror and with sufficient time to seek out and identify alternative transactions on behalf of the Company’s shareholders.

Terms of the Plan

The principal terms of the Plan, after taking into account the minor technical amendments described above, are summarized below. Capitalized terms used, but not defined, in this summary are defined in the Plan. For full particulars, please refer to the text of the Plan with the proposed amendments, a copy of which is available from Sage Baker, who can be reached by telephone at (604) 221-7676 or by electronic mail at ir@angio.com.

The Plan was implemented by the issuance of one Right in respect of each common share at the Record Time. One Right also will be issued for each additional common share issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time. The Rights are not exercisable until the Separation Time. Upon the occurrence of a Flip-in Event (as defined below), each Right will entitle the holder to purchase for $160 voting shares having a market price of $320. In the event there is insufficient capital available to issue such number of shares, under the Plan, holders of Rights will be entitled to buy their pro rata portion of the remaining common shares available for issuance at a price equal to half of the current market price of such shares.

This issuance of Rights will not change the manner in which shareholders currently trade their common shares. Shareholders do not have to return their certificates in order to have the benefit of the Rights.

Until the Separation Time, the Rights will trade together with the common shares, will be represented by the common share certificates and will not be exercisable. After the Separation Time, the Rights will become exercisable, will be evidenced by Rights certificates and will be transferable separately from the common shares.

The Separation Time is defined in the Plan as the close of business on the eighth Trading Day (or such earlier date as may be determined by the Board) after the earlier of:

•	the Stock Acquisition Date, which is the date of the first public announcement that a Person has become an Acquiring Person (defined in the Plan as a Person who has acquired, other than pursuant to an exemption available under the Plan or pursuant to a Permitted Bid Acquisition, Beneficial ownership of more than 20% of the Voting Shares of the Company);

•	the date of the commencement of, or first public announcement of an intention to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid); and

•	the date upon which a Permitted Bid or Competing Permitted Bid ceases to be such.

A Permitted Bid is defined in the Plan as a Take-over Bid made by a Take-over Bid circular and which also complies with the following requirements:

•	the Take-over bid is made to all holders of Voting Shares (other than the Offeror) wherever resident; and

•

the Take-over Bid must be open for at least 60 days and more than 50% of the outstanding Voting Shares of the Company (other than shares Beneficially owned by the Offeror on the date of the bid) must be deposited under the bid and not withdrawn before any shares may be taken up and paid for and, if 50% of the Voting Shares are so deposited and not withdrawn, an announcement of such fact must be made and the bid must remain open for a further ten-day period.

The Plan allows for a Competing Permitted Bid to be made while the Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that it may expire on the same date as the Permitted Bid, subject to the statutory requirement that it be outstanding for a minimum period of 35 days.

If an Offeror successfully completes a Permitted Bid, the Plan provides that the Rights will be redeemed at $0.0001 per Right.

A Permitted Bid, even if not approved by the Board, may be taken directly to the shareholders of the Company. Shareholders’ approval at a meeting will not be required for a Permitted Bid. Instead, shareholders of the Company will initially have 60 days to deposit their shares. If more than 50% of the outstanding Voting Shares of the Company (other than Voting Shares Beneficially owned by the Offeror on the date of the Take-over Bid) have been deposited and not withdrawn by the end of such 60-day period, the Permitted Bid must be extended for a further period of ten days to allow initially disapproving shareholders to deposit their shares if they so choose.

If a potential Offeror does not wish to make a Permitted Bid, it can negotiate with, and obtain the prior approval of the Board to make a bid to all shareholders by a Take-over Bid circular on terms which the Board considers fair to all shareholders. In such circumstances, the Board may waive the application of the Plan to that transaction, thereby allowing such bid to proceed without dilution to the Offeror, and will be deemed to have waived the application of the Plan to all other contemporaneous bids made by a Take-over Bid circular to all shareholders. The Board can also waive the application of the Plan in the event that a person has become an Acquiring Person by inadvertence and if an Acquiring Person chooses to reduce its Beneficial ownership so that it ceases to be an Acquiring Person. All other waivers require shareholder approval.

Under the Plan, a Flip-in Event is any transaction in or pursuant to which any Person becomes an Acquiring Person. Except as set out below, from and after the close of business on the eighth Trading Day following the Stock Acquisition Date:

•

any Rights Beneficially Owned by the Acquiring Person and affiliates, associates and transferees of the Acquiring Person or any person acting jointly or in concert with the Acquiring Person will become void; and

•

each Right (other than Rights which are void) will entitle the holder thereof to purchase common shares having a market price of $320 for $160 (i.e. at a 50% discount), such price subject to adjustment in certain circumstances.

A Flip-in Event that is not approved by the Board will result in significant dilution to an Acquiring Person and also to holders of Rights not exercising their Rights upon the occurrence of the Flip-in Event. The Board may, with the approval of holders of common shares or Rights, at any time prior to the occurrence of a Flip-in Event, elect to redeem all of the outstanding Rights at a redemption price of $0.0001 per Right, such price subject to adjustment in certain circumstances.

Investment advisors (for client accounts), mutual funds and their managers and trustees, trust companies (acting in their capacities as trustees and administrators), statutory bodies managing investment funds (for employee benefit plans, pension plans, insurance plans or various public bodies), administrators or trustees of registered pension funds, plans or related trusts and Crown agents or agencies acquiring greater than 20% of the Voting Shares are exempted from triggering a Flip-in Event, provided that they are not making, or not part of a group making a Take-over Bid.

The Company may, from time to time supplement or amend the Plan to correct clerical or typographical errors or to maintain the enforceability of the Plan as a result of a change in law. All other amendments require shareholder approval.

Shareholders’ Approval

In order for the Plan to be reconfirmed as amended, the Shareholder Rights Plan Resolution must be passed by a majority of the votes cast by the holders of common shares who vote in respect thereof. The full text of the Shareholder Rights Plan Resolution reconfirming the Plan with minor technical amendments is set out in Appendix A to this Proxy Statement.

In the absence of instructions to the contrary or where instructions are uncertain, the enclosed proxy will be voted “FOR” the Shareholder Rights Plan Resolution as set out in Appendix A to this Proxy Statement.

PROPOSAL 5: AMENDMENT OF ARTICLES

At the Meeting, shareholders will be asked to approve a special resolution authorizing an amendment to the Articles of the Company to increase the quorum for meetings of shareholders to comply with the NASDAQ’s quorum requirements. Currently, quorum is met if two persons are present who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

Pursuant to Rule 4350(f) of the NASDAQ Stock Market, Inc. Marketplace Rules, a company listed on the NASDAQ is required to have in place a minimum quorum requirement for shareholder meetings of 33 1/3% of the outstanding shares of the company’s voting common stock. The Company has historically relied on an exemption to this rule, which has ceased to be available to the Company as a result of the Company ceasing to qualify as a foreign private issuer as of March 31, 2008. Accordingly, at the Meeting, shareholders will be asked to approve a special resolution authorizing an amendment to section 11.3 of the Articles of the Company to increase the quorum for meetings of shareholders from (i) two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting, to (ii) two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares entitled to be voted at the meeting.

Directors’ Recommendation

The Board of Directors has determined that the proposed amendment to the Company’s Articles is in the best interest of the Company and its shareholders and unanimously recommends that shareholders vote in favor of the Quorum Resolution.

Shareholders’ Approval

In order for the proposed amendment to the Company’s Articles to be authorized, the Quorum Resolution must be passed by 75% of the votes cast by holders of common shares who vote in respect thereof. The full text of the Quorum Resolution is set out in Appendix A to this Proxy Statement.

In the absence of instructions to the contrary or where instructions are uncertain, the enclosed form of proxy will be voted “FOR” the Quorum Resolution.

CORPORATE GOVERNANCE

Good governance is an important factor in the effective operation of the Company. Shareholders expect, and are entitled to, a Board that capably represents their interests in overseeing management. The Charter of Board Governance and Expectations is attached as Appendix B to this Proxy Statement.

The Company’s Board is strongly committed to the corporate governance requirements of the Canadian and United States securities commissions and stock exchanges, including SOX. The Company considers these sources in reviewing, and revising where necessary, its corporate governance practices. We were compliant with the SOX section 404 internal control over financial reporting requirements for the years ended December 31, 2007 and December 31, 2006.

The following disclosure has been prepared in accordance with the requirements of NASDAQ, U.S. securities regulators. The Company believes that it meets or exceeds all applicable corporate governance requirements and will continue to be proactive in complying with new or evolving corporate governance standards.

For each of the past ten years, none or our directors or executive officers has been a director or officer of another issuer which, while that person was acting in that capacity or within one year of that person ceasing to act in that capacity, became bankrupt or made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromises with creditors or had a receiver, manager or trustee appointed to hold its assets.

The Board of Directors

Our Board of Directors currently consists of six independent members and one executive member. The following sets out the identity of our independent and non-independent directors together with a list of the other reporting issuers of which our directors are also a director.

Name of Director	Independent/Non-Independent	Other Reporting Issuers Of Which Director Is Also A Director

William L. Hunter	Non-Independent	Cardiome Pharma, Corp; Neuromed Pharmaceuticals, Inc.

David T. Howard (Chair)	Independent	SemBioSys Genetics, Inc.; Via Pharmaceuticals, Inc.

Hartley T. Richardson	Independent	Canadian Pacific Railway Ltd.; Neuromed Pharmaceuticals, Inc.

Edward M. Brown	Independent	Replidyne, Inc.

Laura Brege	Independent	None

Arthur H. Willms	Independent	Pacific Northern Gas Ltd.; Pristine Power Inc.

Henry A. McKinnell Jr.	Independent	Pfizer, Inc.; Moody’s Corporation

The role of Chair of the Board is assumed by David Howard, an independent director, and is separate from the role of the Chief Executive Officer. Independent directors also chair the three committees of the Board. The Board has not developed written position descriptions for the Chair or the Chair of each Board committee. The Chair of each Board committee establishes the responsibilities of the committee as contained in each committee’s charter and leads the fulfillment of the committee’s mandate as outlined in each committee’s charter. The role of the Chair of the Board is to determine the charter and Board mandate as outlined in the Board’s charter and lead the fulfillment of the Board’s mandate as outlined in the Board’s charter. The Charter of Director Governance and Expectations (attached as Appendix B to this Proxy Statement) outlines responsibilities of the Company’s Board of Directors, and identifies the personal and professional conduct expected of the directors.

William Hunter is not independent because of his position as President and Chief Executive Officer of the Company. The Board has developed a written position description for the Chief Executive Officer of our Company. We believe that while Dr. Hunter is not independent, his knowledge of the operations and business of the Company is beneficial to the other directors and enhances the effectiveness of the Board. Each director brings unique experiences and skills in providing oversight and governance. All committees consist solely of independent directors.

Under both SOX and the NASDAQ rules, the independence of a director is determined based upon certain criteria which evaluate whether the director has a relationship with the Company that would interfere with the exercise of the director’s independent business judgment. These rules became applicable to the Company on July 31, 2005. At present, if the nominees for election as directors are approved at the Meeting, six out of seven of the Company’s directors would be considered independent under these rules.

The independent directors excuse the non-independent director and members of management for a portion of each meeting. The independent directors held nine meetings during the year ended December 31, 2007.

Set out below is the attendance record for each of our directors for all board meetings held during the year ended December 31, 2007, including one special meeting devoted to the Company’s corporate strategy and direction:

Director(1)	Attendance at Board Meetings	Committee	Attendance at Committee Meetings
William L. Hunter	9 of 9 meetings attended	N/A	N/A
David T. Howard	9 of 9 meetings attended	Audit Compensation Governance and Nominating	7 of 7 meetings attended 6 of 6 meetings attended 2 of 2 meetings attended
Hartley T. Richardson	6 of 9 meetings attended	Audit Governance and Nominating	2 of 3 meetings attended 1 of 2 meetings attended
Edward M. Brown	8 of 9 meetings attended	Compensation Governance and Nominating	4 of 6 meetings attended 2 of 2 meetings attended
Glen D. Nelson(2)	5 of 5 meetings attended	N/A	N/A
Laura Brege	2 of 2 meetings attended	N/A	N/A
Arthur H. Willms	9 of 9 meetings attended	Audit Compensation	7 of 7 meetings attended 4 of 6 meetings attended
Gregory J. Peet(3)	7 of 7 meetings attended	Audit Compensation	2 of 3 meetings attended 5 of 6 meetings attended

Notes:

(1)	The overall attendance was 92% at Board Meetings and 84% at Committee meetings.
(2)	Glen D. Nelson did not stand for re-election at the Company’s annual general meeting held June 7, 2007.
(3)	Gregory J. Peet resigned as a director of the Company effective April 15, 2008.

There is no formal policy that requires directors to attend the annual general meeting. However, there is an expectation that each will attend the meeting. All members were present at the Company’s 2007 annual general meeting.

Compensation of Directors

Amounts paid to non-executive directors during the year ended December 31, 2007 are presented in the table below.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)(1)	Non equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
David T. Howard	$155,402	—	$54,778	—	—	—	$212,041
Hartley T. Richardson	$44,659	—	$54,778	—	—	—	$99,437
Edward M. Brown	$58,615	—	$52,356	—	—	—	$110,971
Glen D. Nelson(2)	$23,260	—	$49,750	—	—	—	$73,010
Arthur H. Willms	$69,780	—	$54,778	—	—	—	$124,558
Gregory J. Peet(4)	$53,963	—	$51,941	—	—	—	$105,904
Laura Brege(3)	$15,352	—	$3,177	—	—	—	$18,529

Notes:

(1)	Represents the fair value of option awards as per amounts recorded in the 2006 annual financial statements under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”) (with the exception of assumptions regarding forfeitures). The fair value presented in the table above includes the carry-forward impact of options granted prior to 2006 but unvested as at January 1, 2006 (i.e. “modified prospective method”). Refer to note 16(c) of the Company’s consolidated audited financial statements for the year ended December 31, 2007 for assumptions used in determining fair value of option awards.
(2)	Mr. Nelson did not stand for re-election at the Company’s annual general meeting held June 7, 2007.
(3)	Ms. Brege joined the Board effective August 2, 2007.
(4)	Mr. Peet resigned effective April 15, 2008.

For the 12-month period ended December 31, 2007, each director who was not an employee (“a non-employee director”) was paid in quarterly installments as follows:

Chair of the Board retainer	CDN$50,000 per annum
Board member retainer	CDN$30,000 per annum
Committee Chair retainer	CDN$5,000 per annum
Board and Committee attendance fee	CDN$2,000 per meeting

Upon initially being elected or appointed to the Board of Directors, each non-employee director is typically granted an option to purchase 10,000 common shares of the Company. On a semi-annual basis thereafter, occurring at the time of the annual general meeting of the Company and December 1 of each year, if he or she continues to be a non-employee director of the Company, he or she is normally granted on each occurrence a further option to purchase 5,000 common shares. Options granted are typically exercisable for a period of five years from the grant date, are granted at market price and typically vest over a period of 24 months.

For the 12-month period ended December 31, 2007, the non-executive directors of the Company were paid $421,000 (CDN$453,000) in aggregate for their service on the Board of Directors. Non-executive directors of the Company were issued 60,000 stock options in aggregate during the 12-month period ended December 31, 2007.

The compensation of non-executive directors is reviewed annually. The Governance and Nominating Committee provides recommendations to the Compensation Committee on the structure of directors’ compensation. The Compensation Committee retained 3XCD and Towers Perrin to provide data on the amount of directors’ compensation and the market rates for 30 comparable companies with a similar size capitalization in the U.S. and Canadian biotechnology industries. Based on this information the Compensation Committee provides a report to the Board of Directors recommending any changes to compensation.

Role of the Board of Directors

The Board of Directors has overall responsibility for the conduct of the business and affairs of the Company and discharges this responsibility both directly and through delegating certain authority to committees of the Board and to senior management of the Company. The Board’s written mandate is set out in the Charter of Board Governance and Expectations attached as Appendix B to this Proxy Statement.

The direct responsibilities of the Board include:

•	choosing the Company’s Chief Executive Officer, who is responsible for all of the Company’s day-to-day operations;

•	reviewing and approving the Company’s corporate objectives, financial plans and budgets and strategic plan which takes into account an identification of business opportunities and business risk;

•	monitoring and assessing the Corporation’s performance in meeting both short and long-term goals established by the Board;

•	directly reviewing and approving major transactions proposed by management;

•

reviewing reports and recommendations from committees of the Board with respect to matters such as succession planning, adequacy of the Company’s internal controls and preparation of financial statements and giving necessary directions to management; and

•

reviewing the content of significant communications with shareholders and the investing public, including this Proxy Statement, annual reports, annual information forms and quarterly and annual financial statements and related management’s discussion and analysis.

To ensure directors exercise independent judgment in considering transactions and agreements in respect of which directors or management have a material interest, the directors or management, with the material interest, do not participate in the negotiations or approvals process.

In addition, each year the Board (with the assistance of the Governance and Nominating Committee) formally reviews its own performance, the performance of each committee of the Board, the performance of the Chair of the Board and the performance of the Chief Executive Officer. The performance of individual directors is reviewed annually by the Chair of the Board. Each director completes a questionnaire that provides both qualitative and quantitative feedback on the performance of the Board and each Committee. The responses are compiled by the Chair of the Board and provided to the Governance and Nominating Committee. This Committee reviews the responses and submits a report and action plan for board improvement to the Board of Directors. Where necessary the Chair of the Board will perform one-on-one interviews with directors whose performance is unsatisfactory.

In 2002, we adopted codes of ethics for our Chief Executive Officer, Chief Financial Officer, directors and officers. In 2006 we also adopted a guide of standards and business conduct for our employees. The codes of ethics and the guide of standards and business conduct are available on the Company’s website at www.angiotech.com. Management reports violations of the codes and any actions it has taken to the Board of Directors.

Orientation and Continuing Education of Board Members

When new directors are appointed to the Board of Directors, they are provided with a directors’ orientation package. This includes information on Board organization and membership, meeting schedules, Board and committee charters, Board evaluation and compensation, directors’ and officers’ insurance, responsibility of key management and functions, corporate structure, corporate policies, current annual and quarterly financial statements, recent public disclosure documents and the Company’s current strategic plan.

Each director assumes responsibility for keeping informed about the Company’s business and relevant developments outside the Company which affect its business. Management assists directors by providing them with regular updates on relevant developments and other information which management considers of interest to the Board. Continuing education on director governance and education is both encouraged and funded.

Committees of the Board of Directors

There are currently three committees of the Board of Directors; the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Current members of these committees are identified in the following table:

Committee	Committee Members
Audit Committee	Arthur Willms (Chair), David Howard and Hartley Richardson
Governance and Nominating Committee	Edward Brown (Chair), Hartley Richardson and David Howard
Compensation Committee	David Howard (Chair), Arthur Willms and Edward Brown

Each committee operates in accordance with its Board-approved charter. The Board may create a new committee or disband a current committee whenever it considers it advisable to do so, provided that the Company must always have an Audit Committee. From time to time, the Board will establish ad hoc committees to consider special or unusual matters.

Committee chairs, in consultation with members, determine the frequency of meetings for each committee, provided that a committee must at all times comply with its charter. The agenda for each meeting is established by the committee chair in consultation with appropriate members of management. Each committee reports to the full Board with respect to each of its meetings.

Committee members are appointed annually following the Company’s annual general meeting. The Governance and Nominating Committee provides recommendations to the Board in respect of all such appointments.

The following is a description of the composition and mandate for each of the committees of the Board.

Audit Committee

The charter for the Audit Committee requires that it be comprised of at least three unrelated and independent directors. The Audit Committee is comprised of three members—Arthur Willms (Chair), David Howard and Hartley Richardson. All of the members of the Audit Committee are independent of management (see “—The Board of Directors” for a description of the relationship each member has to the Company). Until his resignation on April 15, 2008, Gregory Peet was a member of the Audit Committee. Mr. Richardson became a member of the Audit Committee on April 15, 2008, following Mr. Peet’s resignation. All Audit Committee members are required to be financially literate and at least one member is required to have accounting or related financial management expertise.

Our Board of Directors has determined that it has at least one audit committee financial expert serving on its Audit Committee. Mr. Arthur Willms has been determined by the board to meet the “audit committee financial expert” criteria prescribed by the SEC and is independent, as that term is defined by the NASDAQ’s listing standards applicable to the Company. The SEC has indicated that the designation of Mr. Willms as an audit committee financial expert does not make him an “expert” for any purpose, impose any duties, obligations or liability on him that are greater than those imposed on other members of the Audit Committee and the Board of Directors who do not carry this designation, or affect the duties, obligations or liability of any other member of the Audit Committee.

Additional information relating to the Audit Committee is contained under the heading “Corporate Governance—Audit Committee” and in Schedule A to the Company’s Annual Information Form for the year ended December 31, 2007. The Audit Committee Charter is available on the Company’s website at www.angiotech.com.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its oversight responsibility to shareholders, potential shareholders, the investment community and others with respect to the Company’s financial statements, financial reporting process, systems of internal accounting and disclosure controls, performance of the external auditors and risk assessment and management. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities, with full access to all books, records, facilities and personnel of the Company, its auditors and its legal advisors. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under its charter, the Audit Committee has the authority to independently retain special legal, accounting, or other consultants to advise it. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the 12-month period ended December 31, 2007 filed with the Canadian securities commissions and the SEC.

Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of its consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accountants are responsible for auditing those financial statements. The Company’s independent auditors are accountable to the Board of Directors and to the Audit Committee. The Board of Directors, through the Audit Committee, has the ultimate responsibility to evaluate the performance of the independent auditors, and through the shareholders, to appoint, replace and compensate the independent auditors. The Audit Committee pre-approves all services provided by the Company’s independent auditors. The Audit Committee may delegate to one or more independent committee members the authority to pre-approve non-audit services provided that the pre-approval is presented to the Audit Committee at the first scheduled meeting following such pre-approval.

The Audit Committee has relied on the information provided and on the representations made by management regarding the effectiveness of internal controls over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with generally accepted accounting principles. The Audit Committee also relies on the opinions of the independent public accountants on the consolidated financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its consultations and discussions with management and the independent public accountants do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent”.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, the auditors’ judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Canadian and United States generally accepted auditing standards. The Audit Committee met and discussed with the independent public accountants the matters required to be discussed by Statements on Accounting Standards (SAS) No. 61, as currently in effect. In addition, the Audit Committee has discussed with the independent public accountants their independence from the Company and has received the written letter from the independent public accountants required by Independence Standards Board Standard No. 1, as currently in effect.

The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held seven meetings during the year ended December 31, 2007.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) the audited consolidated financial statements for the year ended December 31, 2007.

Audit Committee

Arthur Willms, Chair	David Howard	Hartley Richardson

Governance and Nominating Committee

The charter for the Governance and Nominating Committee requires that it be comprised solely of unrelated and independent directors of the Company. The Governance and Nominating Committee is comprised of three members—Edward Brown (Chair), Hartley Richardson and David Howard. Each of the members of the Nominating and Governance Committee is independent of management (see “—The Board of Directors” for a description of the relationship each member has to the Company).

The mandate of the Governance and Nominating Committee is to enhance corporate performance by assessing and making recommendations regarding Board effectiveness and by establishing a process for identifying, recruiting, appointing and re-appointing directors and providing for the ongoing development of current Board members.

The process by which the Governance and Nominating Committee recommends new candidates for Board nomination is as follows:

•

Annually, or as necessary, identify the characteristics and skills required by the Board to meet current and anticipated future requirements of the Board in order to meet the Board of Directors mandate.

•	Maintain a current Directors’ skill matrix measured against needs of the Company.

•	Identify, review the qualifications of, approve and recommend to the Board of Directors nominees for election to the Board of Directors at each annual general meeting.

•	Recommend to the Board directors for appointment to its committees and, as appropriate, recommend removal of directors from Board committees.

•	Identify, review the qualifications of, approve and recommend to the Board of Directors nominees to fill vacancies on the Board of Directors between annual general meetings.

•	Ensure that there is a process in place for the orientation and education of any new directors.

The Company does not currently have a policy regarding the consideration of director nominations made by security holders. As of March 31, 2008, the Company ceased to qualify as a foreign private issuer as a result of changes in the location of the holders of a majority of its outstanding common shares. As such, the Company has not yet considered the appropriateness of such a policy but currently expects to consider the matter prior to the end of fiscal year 2008.

The Governance and Nominating Committee reviews and monitors our corporate governance policies and procedures and, where necessary, makes recommendations on improvements to senior management. A copy of the Company’s Governance and Nominating Committee Charter is available on the Company’s website at www.angiotech.com. The Governance and Nominating Committee held two meetings during the 12-month period ending December 31, 2007.

Compensation Committee

The Compensation Committee is comprised of three members—David Howard (Chair), Arthur Willms and Edward Brown. Each of the members of the Compensation Committee is independent of management (see “—The Board of Directors” for a description of the relationship each member has to the Company).

The Compensation Committee reviews compensation structures, policies, practices, and overall composition of executive compensation including annual base salaries, benefit programs, annual incentives, and long-term incentives. Additionally, it reviews the relationship of corporate performance to executive compensation, recommending salary adjustments, annual incentive awards, and administering stock option grants under the Company’s stock option plan. The compensation of the Company’s executive officers is determined by the Compensation Committee based upon recommendations made by the Chief Executive Officer and the Vice President, Human Resources. The Compensation Committee also seeks input and guidance on executive compensation matters from independent external advisors and consultants. The Compensation Committee met six times formally and had several other discussions during the 12-month period ended December 31, 2007. The Compensation Committee Charter is available on the Company’s website at www.angiotech.com.

Shareholder Communications

The Board does not provide a process for shareholders to send communications to the Board of Directors. As of March 31, 2008, the Company ceased to qualify as a foreign private issuer as a result of changes in the location of the holders of a majority of its outstanding common shares. As such, the Company has not yet considered the appropriateness of such a process but currently expects to consider the matter prior to the end of fiscal year 2008.

Executive Officers

The following sets forth certain information regarding the Company’s executive officers as of December 31, 2007 (ages are as of the record date):

Name, Age, Province or State and Country and Position	Position with the Company	Principal Occupation within the Past Five Years
William L. Hunter, MD, MSc. British Columbia, Canada Age: 45	President, Chief Executive Officer, and Director	September 2002 to present—President & CEO, the Company November 1992 to present—Director, the Company

David M. Hall British Columbia, Canada Age: 55	Chief Compliance Officer	December 2005 to present—Chief Compliance Officer, the Company March 2002 to December 2005—Chief Financial Officer, Corporate Secretary & Treasurer, the Company

K. Thomas Bailey Washington, U.S.A. Age: 39	Chief Financial Officer	December 2005 to present—Chief Financial Officer, the Company January 2004 to December 2005—Vice President, Business Development, the Company January 2003 to January 2004—Independent Consultant

David D. McMasters, ESQ Washington, U.S.A. Age: 48	Senior Vice President, Legal and General Counsel	January 2004 to present—Senior Vice President, Legal & General Counsel, the Company December 2000 to January 2004—Vice President Intellectual Property & General Counsel, the Company

Gary Ingenito, MD, PhD(1) British Columbia, Canada Age: 53	Chief Clinical and Regulatory Affairs Officer

December 2005 to February 2008—Chief Clinical & Regulatory Affairs Officer, Senior Vice President, Product Development, the Company

February 2005 to December 2005—Senior Vice President, Clinical & Regulatory Affairs, the Company

October 2003 to January 2005—Senior Vice President, SFBC International

1995 to 2003—Chief Operating Officer, Otsuka Maryland Research Institute

Rui Avelar, MD British Columbia, Canada Age: 46	Chief Medical Officer

December 2005 to present—Chief Medical Officer, the Company

January 2004 to December 2005—Senior Vice President, Medical Affairs & Communications, the Company

January 2003 to January 2004—Vice President, Medical Affairs & Communications, the Company

Jeffrey P. Walker, MD British Columbia, Canada Age: 56	Senior Vice President, Research and Development	May 2006 to present—Senior Vice President of Research & Development, the Company 2003 to May 2006—Vice President, Advanced Technology/New Ventures, Medtronic Vascular, Inc.

Name, Age, Province or State and Country and Position	Position with the Company	Principal Occupation within the Past Five Years

Jonathan W. Chen British Columbia, Canada Age: 33	Senior Vice President, Business Development & Financial Strategy

January 2008 to present—Senior Vice President, Business Development & Financial Strategy, the Company

September 2005 to January 2008—Vice President, Business Development & Financial Strategy, the Company

September 2000 to May 2005—Investment Banker, Credit Suisse First Boston

Chris J.W. Dennis British Columbia, Canada Age: 49	Senior Vice President, Commercial Operations

May 2008 to present—Senior Vice President, Commercial Operations, the Company

April 2007 to May 2008—Senior Vice President, Global Sales & Marketing, the Company

October 2004 to April 2007—Global President, OrthoNeutrogena, a Johnson and Johnson Company

January 2001 to October 2004—Vice President, Marketing & Sales, Janssen Ortho Inc., a Johnson and Johnson Company

Jay Dent British Columbia, Canada Age: 49	Senior Vice President, Finance

December 2006 to present—Senior Vice President, Finance, the Company

October 2005 to November 2006—Vice President, Finance & Accounting, the Company

May 2001 to September 2005—Controller, Ballard Power Systems, Inc.

Victor Diaz Illinois, U.S.A. Age: 47	Senior Vice President, Global Manufacturing and Supply Chain Management

2007 to present—Senior Vice President, Global Manufacturing & Supply Chain, the Company

2003 to 2006—Vice President, Global Operations, Teleflex Medical

2000 to 2003—Vice President, Manufacturing, Tyco Healthcare Respiratory

Tammy Neske British Columbia, Canada Age: 37	Senior Vice President, Human Resources

January 2008 to present—Senior Vice President, Human Resources, the Company

January 2007 to January 2008—Vice President, Human Resources, the Company

July 2005 to January 2007—Director, Corporate Development, the Company

2000 to 2005—Manager, Employment and Compensation, Ballard Power Systems, Inc.

Note:

(1)	Mr. Ingenito ceased employment on February 29, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Program

The Company is a global specialty pharmaceutical and medical device company that discovers, develops, and markets innovative technologies and medical products primarily for local diseases or for complications associated with medical device implants, surgical interventions and acute injury. The Company’s R&D initiatives focus on enhancements to its existing medical device products and a new and developing industry market of combination medical device and pharmaceutical/biomaterial compounds. This new product development integrates the pharmaceutical and biomedical device industry sectors. The Company has grown both organically and by way of acquisition, demonstrating its entrepreneurial and innovative business style. At the Company, our employees and leaders are redefining success by striving to create novel medical solutions that elevate the standard of care and improve people’s lives.

Dr. William Hunter, MD, MSc, is one of the Company’s co-founders and currently serves as President and Chief Executive Officer of the Company. He has led the Company through significant corporate milestones from its initial rounds of private and public financings, to product commercialization and profitability. The Company’s initial lead product, the TAXUS drug-eluting coronary stent—which was co-developed and is now sold by BSC—is implanted in over three million patients worldwide. As a result of his leadership, the Company is a global leader in the field of drug-device combination products and a major manufacturer of over 5,000 specialty, single-use medical devices and medical device components targeting various surgical and interventional medical markets.

The Company operates in two segments: pharmaceutical technologies and medical products. The BSC, TAXUS stent business is responsible for a significant portion of the Company’s revenues. The Company has a key mandate to drive growth of other value-added medical products under the Company brand name in the market, thereby reducing its reliance on drug-eluting stent revenue. This delivery will be accommodated by using our products, production facilities and a new global sales and distribution network to maximize the Company’s margins through integrated R&D, product development, manufacturing and distribution.

The Company competes in a global market for executives and management as well as scientists, sales and marketing, manufacturing and operations professionals. Many of our professional and management candidates are sought by other attractive employers, such as multi-national medical device companies, private medical device or technology companies, multi-national pharmaceutical companies and university research institutions. Our employees develop proprietary technologies which include various drug, drug delivery and surface modification technologies and other medical biomaterials. Our strategy is to apply these various technologies to create and commercialize novel, proprietary medical device, surgical implant and pharmaceutical products that reduce procedure side effects, improve surgical outcomes, shorten hospital stays, or are easier or safer for a physician to use. In order to fulfill our corporate mission and attain our strategic goals, it is essential that the Company be able to attract, motivate and retain highly talented individuals at all levels and across all functional disciplines of the organization.

The Compensation Committee (for purposes of this discussion, the “Committee”) of the Board is charged, on behalf of the Board, to develop, review and approve compensation policies and practices applicable to executive officers, including determining the benchmarks, criteria and performance metrics upon which executive compensation such as base salary, annual bonuses, equity compensation and other benefits are based.

Compensation Philosophy and Objectives

The Company’s objectives for its executive compensation policies, programs, and practices are to:

•	Attract and retain experienced and talented executive officers;

•	Inspire excellence in the performance of executive officers; and

•	Align shareholder and executive officer interests.

To further these objectives, the Committee:

•	Ensures pay and performance systems reflect the level of job responsibility, incumbent specific considerations, individual performance and the Company’s overall corporate performance;

•	Aligns the Company’s compensation programs with those of similarly complex specialty pharmaceutical, biotechnology and medical device companies;

•	Motivates executive performance by aligning pay-for-performance-based compensation programs to the achievement of objectives that will drive future success and enhance shareholder value; and

•	Links a significant portion of annual awards to overall corporate performance and attainment of specific value enhancing goals.

The Committee regularly evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain high caliber talented employees in key positions and that compensation provided to our executives remains competitive relative to the compensation paid to executives of our peer companies. To that end, the Committee believes executive compensation packages provided by the Company should include salary, which provides base compensation, and annual cash bonus and stock-based compensation, which reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all decisions pertaining to the compensation of the Chief Executive Officer. The Committee reviews and approves recommendations for compensation awards to other executive officers presented by the Chief Executive Officer.

The Chair of the Board and the Committee annually review the performance of the Chief Executive Officer. The Chief Executive Officer annually reviews the performance of the other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, bonus awards and stock option awards are presented to the Committee for review and approval. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executive officers prior to presenting the Committee’s recommendations to the Board of Directors for approval.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured the Company’s compensation programs to motivate executives to achieve the short- and long-term business goals of the Company, and to reward executives for achieving such goals. When making the compensation decisions described above, the Committee seeks the advice and recommendations of the CEO, CFO and Senior VP, Human Resources and also retains independent compensation consultants to provide advice and data related to appropriate industry benchmarks and compensation trends.

In the fall of 2006, Angiotech engaged Towers Perrin to provide market data for executive compensation which included base salaries, bonuses, and equity-based incentives to comprise total direct compensation. The Committee and Towers Perrin developed a market comparator group of companies, with input from management of the Company. The market comparator group consisted of similarly sized biotech, specialty pharmaceutical and medical device companies as measured by assets and revenue. The companies comprising of the market comparator group were:

Biotechnology Comparables	Medical Device Comparables
Abraxis BioSciences, Inc.	ArthroCare Corp.
Aspreva Pharmaceuticals Corporation	Edwards Lifesciences Corp.
Celgene Corporation	FoxHollow Technologies, Inc.
ICOS Corporation	Kyphon Inc.
KOS Pharmaceuticals, Inc.	Mentor Corporation
The Medicines Company	Symmetry Medical Inc.
PDL Bio Pharma, Inc.	Ventana Medical Systems, Inc.
QLT Inc.	Sepracor Inc.

For comparison purposes, the Company’s annual revenues rank the 68th percentile and the total assets rank the 84th percentile against the market comparator group. The analysis of Towers Perrin revealed that, on average, the Company was positioned above median for base salary relative to the market comparator group. However, competitiveness declined on a target total cash and target total direct compensation basis.

Also in the fall of 2006, the Committee engaged its own independent pay-for-performance consulting firm, 3XCD Inc. (“3XCD”), to opine on the selection of the market comparator group and to conduct performance analysis against this same group of market comparator companies. 3XCD was retained by the Committee to provide advice on the competitiveness and appropriateness of compensation programs for the Company’s Chief Executive Officer and his direct reports. This advice included, but was not limited to, base salaries, bonuses, short- and long-term incentives, perquisites, employment terms and change of control provisions. In fulfilling the mandate, 3XCD reviewed the Company’s compensation policy (including choice of comparator companies, pay and performance positioning, performance measurements, etc.), plan designs and pay levels versus the market, and provided observations and recommendations for change solely to the Committee. 3XCD has not been engaged by the Committee to provide additional services.

The Committee generally targets total compensation for executive officers at the 50th percentile of compensation paid to similarly situated executives within the market comparator group. Variations to this objective may occur based on the experience level of the individual, the complexity of the position and other relevant market factors. The Company does not have specific policies regarding the mix of fixed vs. variable/at-risk pay, cash vs. non-cash, short-term vs. long-term incentive compensation, or the impact of prior compensation on current compensation. Rather, the Committee relies on the market comparator data, the performance of the Company, the individual performance of the applicable executive officer and other relevant factors in determining an appropriate mix of compensation.

Stock Ownership Guidelines and Stock Retention Requirements

The Company does not maintain any stock ownership guidelines or stock retention requirements for its executives.

Adjustment or Recovery of Awards upon Restatement of Financial Results

The Company does not maintain a policy requiring adjustment or recovery of awards from executives upon restatement of financial results.

Accounting of Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based compensation under its long-term incentive plans in accordance with the requirements of FAS 123(R).

Policy on Tax Deductibility of Executive Compensation

The Committee does not maintain a policy on the tax deductibility of compensation paid to executives. Section 162(m) of the Code, which provides that public companies generally may not deduct compensation of more than $1 million of non-”performance-based” pay paid to Named Executive Officers, did not apply to the Company until this year when the Company ceased to be a foreign private issuer under U.S. securities laws.

2007 Executive Compensation Elements

For the fiscal year ended December 31, 2007, the principal components of compensation for Named Executive Officers were:

•	Annual base salary;

•	Annual bonus program;

•	Long-term incentive program;

•	Retirement savings plan; and

•	Benefits programs including health coverage, insurance plans and other perquisites.

Annual Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year. The base salary of each executive officer is reviewed annually. During its review of base salaries for executive officers, the Committee considers the position, responsibilities, demonstrated performance and growth, market comparator group data, and experience and legacy factors. Base salary for most executive positions is within median range of the market comparator group. The base salaries of several of the Named Executive Officers reflect incumbent specific considerations relative to the pay positioning philosophy. For 2007, executive officers received salary increases ranging from 0% to 8%. Named Executive Officers received increases ranging from 4% to 6%. In December 2006, the Committee awarded a 4% increase in base salary to Dr. Hunter, increasing his salary to CDN$1,040,000. However on March 1, 2007, Dr. Hunter voluntarily reduced his annual base salary by CDN$250,000 to CDN$790,000. The Committee awarded a 6% increase in base salary to Mr. Bailey, a 5% increase in base salary to Dr. Avelar and a 4% increase in base salary to Mr. McMasters and Dr. Ingenito upon the recommendation of Chief Executive Officer.

Annual Bonus Program

The annual bonus program provides a cash incentive to employees and executive officers. The program awards for individual performance that leads to the achievement of annual corporate objectives. Bonus targets were established by the Committee for each executive at approximately the 50th percentile of the market comparator group. The bonus targets for Named Executive Officers range from 40% to 50% of base salary. Dr. Hunter’s bonus target is 75% of base salary. Mr. Bailey’s bonus target is 50% of base salary. Mr. McMasters’, Dr. Ingenito’s and Dr. Avelar’s bonus target is 40% of base salary.

At the beginning of the year, key corporate objectives were set by the Board to represent a broad range of activities that span the Company’s global and complex business. The 2007 corporate objectives are categorized into goal themes (commercial, clinical, research, operations and people). Objectives are set with targets that represent significant “stretch” goals for the organization. At the end of the year, performance relative to all of the corporate objectives is measured to determine a “corporate result”. If all corporate objectives are achieved, the corporate result is 100%. The corporate result could be higher or lower depending on the extent to which the corporate objectives were achieved. The Board gives consideration to how challenging each goal was and considers other business, commercial and organizational factors that may have impacted achievement of the goals in arriving at its final assessment of the corporate result.

For 2007, the themes’ objectives and relative achievements of those objectives were:

Theme	Objectives	Result
Commercial	Achieve product vertical revenue target (Surgical, Interventional & Specialties)	Achieved Interventional and Specialties targets, fell short on Surgical targets; total revenues short of target

Clinical	Complete enrollment of Vascular Wrap AV access trial in U.S.	Vascular Wrap enrollment accelerating but not completed

	Obtain approval for the 5-FU CVC	Filed 5-FU CVC submission for approval

Research	Complete prototype optimization for new pre-clinical product candidate	Achieved

	Complete GLP preclinical package for a drug-device product	Priority shifted to medical device product development

Operations	Improve supply chain and accuracy of budgeting, forecasting and reporting	Achieved 2007 progress milestones

	Implement Syracuse, Reading, Puerto Rico, Vancouver Facilities Plan	Achieved 2007 progress milestones

People	Implement new Goal, Development & Performance Review Form	Achieved

	Recruit key hires	Achieved

The formula for determining the amount each executive officer will receive under the annual bonus program is as follows:

Base Salary x Bonus Target x Individual Performance Result x Corporate Performance Result

The Individual Performance Result is based on each executive’s achievement of his functional/personal goals (also set at the beginning of each year) as assessed by the Chief Executive Officer. The Committee determines the Individual Performance Result of the Chief Executive Officer and may exercise its discretion in the recommendations made by the Chief Executive Officer for other executive officers.

The Corporate Performance Result is determined by the Board. In determining the corporate performance for 2007, the Board applied a weighting to each corporate objective. For 2007, the Board assessed the Corporate Performance Result to be 50%.

For 2007, the Committee and all executive officers, including Named Executive Officers, recommended that the 2007 cash bonus for executive officers be awarded at zero, to align themselves with the Committee’s assessment of corporate performance and the market/shareholder perception of the Company’s performance. The Board of Directors approved this recommendation.

Long-Term Incentive Program

The purpose of the Company’s long-term incentive awards is to promote the long-term success of the Company by aligning the interests of the Company’s employees with the interests of its shareholders. The awards provide employees and executive officers an equity-based interest in the Company and thereby encourage those people to perform their duties to the best of their abilities, and to devote their time and effort to further the long-term growth and development of the Company. The awards are also intended to assist the Company in attracting and retaining individuals with superior experience and ability and providing competitive levels of compensation to such individuals. Subject to the approval of the Board, the plan allows for grants of options and tandem SARs.

Award levels are determined based on market comparator group data and vary among participants based on their position, performance and relative contribution. Historically, option grants were made at or around fiscal year end. In 2007, options were granted following the release of year-end results so that the performance of the Company and each individual executive could be considered. Awards granted to executive officers in 2007 were generally below the median expected value of long-term incentive grants of the market comparator group. Information about the awards granted in 2007 is set forth below in the Grant of Plan-Based Awards table.

Options/tandem SARs are awarded at the TSX (for Canadian executives) or NASDAQ (for U.S. executives) closing price of the Company’s common stock on the business day immediately preceding the date of grant. Typically, options/tandem SARs vest 1/48th per month over the first four years of the five-year option term. Vesting and exercise rights cease immediately upon termination of employment for cause or termination by the award holder. In the case of termination without cause, vesting rights cease upon termination of employment and exercise of previously vested options/tandem SARs cease after 30 days or expiration of the option, whichever is earlier. In the event of death, disability or retirement, vesting rights cease upon death, disability or retirement and exercise of previously vested cease after 365 days or the expiration of the option, whichever is earlier.

Retirement Savings Plans

In Canada, executive officers receive a Company contribution to an individual Group RRSP (a Canadian tax-qualified plan) in an amount equal to 5% of their base salary, to the maximums allowable by Canada Revenue Agency. In the United States, executive officers receive a contribution of 5% of base salary by the Company to the Company’s 401(k) plan (a U.S. tax-qualified plan), to the maximums allowable by the IRS. All contributions to the retirement savings plans are fully vested.

Benefits Programs

The Company provides benefits to all employees including the executive officers. Benefits provided at the Company’s expense include:

•	Medical and extended health care insurance;

•	Dental insurance;

•	Vision care insurance;

•	Employee and dependent life insurance;

•	AD&D insurance; and

•	Short- and long-term disability insurance.

Executive officers are also eligible to participate in an executive perquisite program. The program allows executives to be reimbursed up to a maximum of $15,000 per year for expenses associated with a car lease, financial planning, tax advice and preparation, and services of a private healthcare center.

The Company does not have a defined benefit pension plan for any of its employees, including executive officers.

Employment Agreements

The Company maintains employment agreements with each of the Named Executive Officers. The terms of the executive employment agreements are summarized below in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control”.

Summary Compensation Table for the Fiscal Year Ended December 31, 2007

The following tables contain certain information about the compensation and benefits paid or provided to each of the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of the Company (determined based on total compensation) as at December 31, 2007 (collectively the “Named Executive Officers” or “NEOs”).

All amounts expressed in U.S. Dollars unless otherwise noted Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)	Option Awards ($)(2)		Non-equity incentive plan compensation ($)(1)(3)		Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(4)(5)(6)(7)(8)		Total ($)
William L. Hunter, MD, MSc President, Chief Executive Officer and Director	2007 2006	$ $	735,020 882,000	Nil Nil	$ $	956,800 1,248,692	$	Nil 374,850	Nil Nil	$ $	88,376 91,693	$ $	1,780,196 2,597,235

K. Thomas Bailey Chief Financial Officer	2007 2006	$ $	350,000 330,000	Nil Nil	$ $	497,983 364,346	$ $	50,000 130,000	Nil Nil	$ $	88,663 44,759	$ $	986,646 869,105

Rui Avelar, MD Chief Medical Officer	2007 2006	$ $	337,039 303,600	Nil Nil	$ $	338,654 340,452	$	Nil 99,440	Nil Nil	$ $	29,221 27,908	$ $	704,915 771,400

David McMasters, ESQ Senior Vice President, Legal & General Counsel	2007 2006	$ $	473,000 454,800	Nil Nil	$ $	335,636 393,460	$	Nil 150,000	Nil Nil	$ $	63,222 66,240	$ $	871,858 1,064,500

Gary Ingenito, MD, PhD Chief Clinical and Regulatory Affairs Officer(9)	2007 2006	$ $	400,400 385,000	Nil Nil	$ $	332,832 266,685	$	Nil 125,000	Nil Nil	$ $	20,020 110,219	$ $	753,252 886,904

Notes:

(1)	Amounts paid to Dr. Hunter and Dr. Avelar were paid in Canadian dollars and, for the purposes of this table, converted to U.S. dollars using the average exchange rate of 0.930 and 0.882 for each of the years ended December 31, 2007 and December 31, 2006, respectively.
(2)	Represents the fair value of option awards as per amounts recorded in the annual financial statements under FAS 123(R) (with the exception of assumptions regarding forfeitures). There were no options granted to any of the NEOs in 2006. The fair value presented in the table above includes the carry-forward impact of options granted prior to 2006 but unvested as at January 1, 2006 (i.e. “modified prospective method”). Refer to note 16(c) of the Company’s consolidated audited financial statements for the year ended December 31, 2007 for assumptions used in determining fair value of option awards.
(3)	Non-equity incentive plan compensation for Dr. Ingenito for 2006 includes $30,000 annual bonus accrued at December 31, 2006 but not paid until 2007.
(4)	Amounts included in all other compensation for 2007 for Dr. Hunter include: $45,534 of costs related to reimbursement of family travel costs; $18,069 in auto lease payments paid by the Company on behalf of the NEO; $18,783 of RRSP contributions made by the Company on behalf of the NEO; and $5,991 of other miscellaneous perquisites. Amounts included in all other compensation for 2006 for Dr. Hunter include: $45,879 of costs related to reimbursement of family travel costs; $17,129 in auto lease payments paid by the Company on behalf of the NEO; $15,876 of RRSP contributions made by the Company on behalf of the NEO; and $12,809 of other miscellaneous perquisites.

(5)	Amounts included in all other compensation for 2007 for Mr. Bailey include: $44,344 of relocation allowance; $21,632 of rent paid by the Company on behalf of the NEO; $17,500 of 401(k) contributions made by the Company on behalf of the NEO; and $5,187 of other miscellaneous perquisites. Amounts included in all other compensation for 2006 for Mr. Bailey include: $27,201 of rent paid by the Company on behalf of the NEO; $16,500 of 401(k) contributions made by the Company on behalf of the NEO; and $1,058 of other miscellaneous perquisites.
(6)	Amounts included in all other compensation for 2007 for Mr. McMasters include: $34,797 of rent paid by the Company on behalf of the NEO; $23,650 of 401(k) contributions made by the Company on behalf of the NEO and $4,775 of other miscellaneous perquisites. Amounts included in all other compensation for 2006 for Mr. McMasters include: $31,355 of rent paid by the Company on behalf of the NEO; $22,740 of 401(k) contributions made by the Company on behalf of the NEO; and $12,145 of other miscellaneous perquisites.
(7)	Amounts included in all other compensation for 2007 for Dr. Ingenito include: $20,020 of 401(k) contributions made by the Company on behalf of the NEO. Amounts included in all other compensation for 2006 for Dr. Ingenito include: $84,810 of relocation costs paid by the Company on behalf of the NEO; $19,249 of 401(k) contributions made by the Company on behalf of the NEO; and $6,160 of other miscellaneous perquisites.
(8)	Amounts included in all other compensation for 2007 for Dr. Avelar include: $16,852 of RRSP contributions made by the Company on behalf of the NEO and $12,369 in auto lease payments paid by the Company on behalf of the NEO. Amounts included in all other compensation for 2006 for Dr. Avelar include: $15,214 of RRSP contributions made by the Company on behalf of the NEO, and $7,578 in auto lease payments paid by the Company on behalf of the NEO and $5,116 of other miscellaneous perquisites.
(9)	Dr. Ingenito was terminated on February 29, 2008 and was provided a severance package that was paid in 2008 and is not reflected in the table above.

Grant of Plan-Based Awards

All amounts express in U.S. Dollars unless otherwise noted

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plans			All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(1)
		Threshold ($)	Target ($)	Maximum ($)
William L. Hunter	Feb 5, 2007	Nil	Nil	Nil	350,000	CDN$	8.90	CDN$	3.07

K. Thomas Bailey	Feb 5, 2007	Nil	Nil	Nil	200,000		$7.65		$2.37

Rui Avelar	Feb 5, 2007	Nil	Nil	Nil	185,000	CDN$	8.90	CDN$	3.07

David McMasters	Feb 5, 2007	Nil	Nil	Nil	175,000		$7.65		$2.37

Gary Ingenito	Feb 5, 2007	Nil	Nil	Nil	100,000		$7.65		$2.37

Note:

(1)	Represents the fair value of option awards as per amounts recorded in the annual financial statements under FAS 123(R) (with the exception of assumptions regarding forfeitures). The fair value presented in the table above includes the carry-forward impact of options granted prior to 2006 but unvested as at January 1, 2006 (i.e. “modified prospective method”). Refer to note 16(c) of the Company’s consolidated audited financial statements for the year ended December 31, 2007 for assumptions used in determining fair value of option awards.

Outstanding Equity Awards at Fiscal Year-End

The table below shows unexercised option awards held NEOs outstanding as of December 31, 2007. All exercise prices are denoted in Canadian dollars unless otherwise specified.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)		Option Expiration date
William L. Hunter	100,000	—		—		$3.025	3/15/2009
	300,000	—		—		$4.238	12/16/2010
	300,000	—		—		$15.625	9/11/2010
	600,000	—		—		$14.838	11/30/2010
	400,000	—		—		$21.388	12/6/2011
	400,000	—		—		$13.468	12/17/2009
	200,000	—		—		$31.850	1/21/2009
	75,000	75,000	(1)	—		$17.410	12/1/2010
	72,917	277,083	(5)	—		$8.900	2/4/2012

K. Thomas Bailey	75,000	—		—		$31.850	1/21/2009
	13,125	1,875	(2)	—		$27.750	6/9/2009
	45,000	15,000	(3)	—	US$	18.000	1/26/2010
	25,000	25,000	(1)	—		$17.410	12/1/2010
	41,667	158,333	(5)		US$	7.650	2/4/2012

Rui Avelar	200,000	—		—		$21.388	12/6/2011
	70,000	—		—		$13.468	12/17/2012
	50,000	—		—		$31.850	1/21/2009
	30,000	30,000	(1)	—		$17.410	12/1/2010
	38,542	146,458	(5)			$8.900	2/4/2012

David McMasters	700,000	—		—		$17.500	10/18/2010
	120,000	—		—		$21.388	12/6/2011
	50,000	—		—		$13.468	12/17/2012
	60,000	—		—		$31.850	1/21/2009
	30,000	30,000	(1)	—		$17.410	12/1/2010
	36,458	138,542	(5)	—	US$	7.650	2/4/2012

Gary Ingenito	70,833	29,167	(4)	—	US$	17.20	1/31/2010
	50,000	50,000	(1)	—		$17.410	12/1/2010
	20,833	79,167	(5)	—	US$	7.650	2/4/2012

Notes:

(1)	Vests monthly over 48 months to December 2009
(2)	Vests monthly over 48 months to June 2008
(3)	Vests monthly over 48 months to January 2009
(4)	Vests monthly over 48 months to February 2009
(5)	Vests monthly over 48 months to February 2011

Option Exercises and Stock Vested in 2007

There were no options exercised by NEOs during the last completed fiscal year.

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon voluntary termination, involuntary without-cause termination, termination by executive for good reason, termination following change of control and in the event of death of the executive is also shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The amounts shown below assume a share price of $3.48 based on the December 31, 2007 closing price of the common shares on the NASDAQ. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company.

Dr. Hunter

Termination Without Cause or Termination by Dr. Hunter for Good Reason:

•

Under the terms of his employment agreement, if Dr. Hunter’s employment is terminated without cause or Dr. Hunter terminates his employment for good reason, and Dr. Hunter does not enter into a Consulting Agreement (described below), Dr. Hunter will receive a lump sum severance payment equivalent to 12 months’ salary, plus an amount equal to the average annual bonus payments received in the previous three years; and monthly payments equivalent to one-half of monthly salary for 24 months, plus an additional amount equivalent to the average annual bonus payments received in the previous three years paid in 24 equal monthly installments. Health and certain other benefits will also be continued for 24 months, or Dr. Hunter will receive an amount equal to the cost to the Company of providing those benefits. The estimated total of the foregoing payments is approximately $2.5 million. The Company’s obligation to provide the foregoing payments and benefits is conditional on Dr. Hunter’s compliance with a Confidentiality, Inventions and Non Competition Agreement, which, among other things, restricts competitive activity for one year following the termination date.

•

Under the employment agreement, “cause” shall consist of (a) any act or acts which at common law in the Province of British Columbia are just cause for dismissal; or (b) a material breach of the Code of Ethics adopted by the Board and agreed to by Dr. Hunter, as amended from time to time.

•

Under the employment agreement, “good reason” means (a) a change in title, (b) a material reduction in authority or responsibility, (c) one or more reductions, in the cumulative amount of 5% or more, in base salary, (d) notice that Dr. Hunter’s principal place of work will be relocated by a distance of 80 kilometers or more, or (e) removal of Dr. Hunter from the Board of the Company for any reason other than termination of his employment agreement.

•	Under the terms of his employment agreement, outstanding vested stock options as of the termination date may be exercised within 30 days of the termination date, and, if not, will be cancelled.

Termination after Change of Control:

•

Under the terms of his change of control agreement, if Dr. Hunter is terminated for any reason or resigns for good reason within 12 months after a change of control, Dr. Hunter will receive a lump sum payment equivalent to three years’ salary, plus an amount equal to three times the average annual bonus payments received in the previous three years. Health and certain other benefits will also be continued for 36 months. The estimated total of the foregoing payments is approximately $3.5 million.

•

Under the terms of his change of control agreement, “good reason” means a material reduction in the authority or responsibility of Dr. Hunter, one or more reductions, in the cumulative amount of 5% or more, in base compensation or any notification to that Dr. Hunter’s principal place of work will be relocated by a distance of 80 kilometers or more.

•	Under the terms of Dr. Hunter’s change of control agreement, “Change of Control” means:

(i)	a change in the composition of the Board of Directors of the Company, as a result of which fewer than one-half of the incumbent directors are directors who had been directors of the Company 12 months prior to such change, with the exception of any such change in the composition of the Board made with the approval of the Board as it was constituted immediately prior to such change; or

(ii)	the acquisition or aggregation of securities by any person pursuant to which such person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding base capital stock (meaning the securities of the Company ordinarily, and apart from rights accruing under special circumstances, having the right to vote at elections of directors of the Company), except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of base capital stock, and any decrease thereafter in such person’s ownership of securities shall be disregarded until such person increases in any manner, directly or indirectly, his, her or its beneficial ownership of any securities of the Company. Upon a change of control, any options or rights that Dr. Hunter holds under any employee option plans and executive compensation programs will become fully vested.

Consulting Agreement:

•

If Dr. Hunter retires or resigns from his position as President and Chief Executive Officer, resigns for good reason, or is terminated without cause, the Company will offer Dr. Hunter a Consulting Agreement to provide services to the Company as a management consultant on a part-time basis for 24 months.

•

If Dr. Hunter enters into a Consulting Agreement, he will receive a lump sum payment equivalent to 12 months’ salary, plus an amount equal to the average annual bonus payments received in the previous three years; and monthly payments equivalent to one-half of monthly salary for 24 months, plus an additional amount equivalent to the average annual bonus payments received in the previous three years paid in 24 equal monthly installments. Health and certain other benefits will also be continued for 24 months, unless ongoing coverage is not permitted under any applicable group insurance plan, in which case the Company will provide, or reimburse Dr. Hunter for the cost of maintaining, comparable individual coverage. Outstanding but unvested stock options will also be deemed to be vested immediately to the extent those options would have vested within 24 months if Dr. Hunter had continued to be employed by the Company.

•

The Company’s obligations under the Consulting Agreement are conditional on Dr. Hunter’s compliance with a Confidentiality, Inventions and Non Competition Agreement, which, among other things, restricts his competitive activity with the Company for one year following termination of employment.

•

If Dr. Hunter enters into a Consulting Agreement following his retirement or resignation, except resignation for good reason, Dr. Hunter is also restricted from entering into other gainful employment for two years.

Executive Payments Upon Termination (in U.S. Dollars)	Voluntary Termination by Executive Without Good Reason or For Cause Termination	Without Cause Termination or Termination by Executive With Good Reason	Without Cause Termination or Termination by Executive With Good Reason Within 12 Months After a Change of Control
Lump sum severance	—	1,935,455	2,370,000
Bonus	—	355,455	1,066,365
Lump sum compensation for loss of benefits	—	197,702	21,474
Exercise of options	40,500	40,500	40,500

TOTAL	40,500	2,529,112	3,498,339

Mr. Bailey, Mr. McMasters, Dr. Avelar and Dr. Ingenito

Under the terms of the executive employment agreements of Mr. Bailey, Mr. McMasters, Dr. Avelar and Dr. Ingenito, if the executive is terminated without cause or resigns for good reason he will receive:

•	12 months of base salary plus an additional two months of base salary for each full year of employment completed up to a combined maximum of 24 months of base salary;

•

Lump sum amount as compensation for loss of any benefits made available during employment in the amount of $24,000 plus an additional $2,000 for each full year of employment completed up to a combined maximum of $48,000;

•	The balance of any payment due under the bonus plan, including, if applicable, a prorated payment under the bonus plan earned in respect of the fiscal year of termination;

•	Outstanding vested stock options as of the termination date may be exercised within 30 days of the termination date, and, if not, will be cancelled; and

•

The Company’s obligation to provide the foregoing payments and benefits is conditional on the executive’s ongoing compliance with all applicable post-employment obligations which, among other things, restricts competitive activity for one year following termination date.

Under the terms of the executive employment agreements of Mr. McMasters and Dr. Ingenito, “cause” means the occurrence of any one or more of the following:

•

failure by the executive to substantially perform the executive’s duties or responsibilities under his employment agreement, after the Company has given a demand to the executive identifying how the executive has failed to perform such duties or responsibilities;

•	misconduct or illegal conduct by the executive causing or likely to cause financial, reputational, or other harm to the Company;

•	the conviction of the executive for, or a plea by the executive of guilty or no contest to, any felony; or

•	a material breach by the executive of his employment agreement, or of any of the Company’s written policies or procedures.

Under the terms of the executive employment agreement of Dr. Avelar, “cause” is not defined.

Under the terms of the executive employment agreement of Mr. Bailey, “cause” means the occurrence of any one or more of the following:

•

willful and material failure by Mr. Bailey to substantially perform his duties or responsibilities under his employment agreement, after the Company has given a demand to Mr. Bailey identifying how he has failed to perform such duties or responsibilities;

•	willful misconduct by Mr. Bailey causing material financial, reputational, or other harm to the Company;

•	the conviction of Mr. Bailey for, or a plea by Mr. Bailey of guilty or no contest to, any felony; or ·

•

a willful and material breach by Mr. Bailey of his employment agreement, the Company’s Code of Ethics for its Chief Financial Officer, or any of the Company’s other material written policies or procedures.

Under the terms of the executive employment agreement of Mr. Bailey, Mr. McMasters, Dr. Avelar and Dr. Ingenito “good reason” means the occurrence of any one or more of the following without the executive’s written consent:

•	a material reduction in the executive’s title, office, authority, or duties or responsibilities of employment;

•

one or more reductions in the executive’s base salary, or in the executive’s target bonus opportunity under the bonus plan, in the cumulative amount of 5% or more within a 12-month period, or a material reduction in the executive’s benefits or perquisites, if such reductions:

•	are not made in conjunction with similar reductions for comparably situated executive employees of the Company, or

•	are made in conjunction with similar reductions for comparably situated executive employees of the Company at the time of, or within 24 months after, a Change of Control;

•	a change in the executive’s principal place of employment by a distance of 50 miles or more, unless the new principal place of employment is within 50 miles of the executive’s then-current residence;

•	a material breach by the Company of a fundamental term of the executive’s employment agreement; or

•	an unapproved Change of Control.

Under the terms of the executive employment agreements of Mr. Bailey, Mr. McMasters, Dr. Avelar and Dr. Ingenito, “Change of Control” means the occurrence of any one or more of the following:

•

a change in the composition of the Board of Directors as a result of which fewer than one-half of the incumbent directors are individuals who were directors 12 months before the change; but excluding any such change in the composition of the Board of Directors made with the approval of the Board of Directors as it was constituted immediately before the change;

•

the acquisition or aggregation by any person, entity, or group of persons or entities acting jointly or in concert (“Acquiror”) of beneficial ownership or control of voting securities of the Company (including, without limitation, the power to vote or direct the voting thereof), as a result of which the Acquiror and/or associates and/or affiliates of the Acquiror become entitled to cast or direct the casting of 50% or more of the votes attached to all of the outstanding voting securities of the Company which may be cast to elect directors (regardless of whether a meeting has been called to elect directors); but excluding a change in the relative beneficial ownership of the Acquiror in voting securities of the Company resulting solely from a reduction in the aggregate number of the outstanding voting securities of the Company, unless and until the Acquiror increases, in any manner, directly or indirectly, the Acquiror’s beneficial ownership or control of Voting Securities (after which the Acquiror and/or associates and/or affiliates of the Acquiror are entitled to cast or direct the casting of 50% or more of the votes attached to all of the outstanding voting securities of the Company which may be cast to elect directors);

•

the disposition of all or substantially all of the assets or business of Angiotech Pharmaceuticals (US), Inc. (“Angiotech (US)”) or the Company pursuant to a merger, consolidation, or other transaction, unless the common shares of the entity or entities that succeed to the business of the Company, and any other shares entitled to vote for the election of directors of such entity or entities, are beneficially owned or controlled by persons, entities, or groups of persons or entities acting jointly or in concert who held beneficial ownership or control of voting securities of the Company immediately before such merger, consolidation, or other transaction, in substantially the same proportion as they owned such voting securities;

•	the adoption of a resolution to wind-up, dissolve, or liquidate Angiotech (US) or the Company; or

•

a consolidation, merger, amalgamation, arrangement, or other reorganization or acquisition of Angiotech (US) or the Company, as a result of which the holders of voting securities of the Company immediately before the completion of such transaction hold less than 50% of the outstanding common shares and other shares entitled to vote for the election of directors of the successor corporation after completion of the transaction.

Under the terms of the executive employment agreements, if Mr. Bailey, Mr. McMasters, Dr. Avelar and Dr. Ingenito are Terminated Without Cause or Resign for Good Reason Following a Change of Control they will receive:

•	24 months of base salary plus an additional two months of base salary for each full year of employment completed up to a combined maximum of 36 months of base salary;

•

a lump sum amount as compensation for loss of benefits made available during employment in the amount of $48,000 plus an additional $2,000 for each full year of employment completed up to a combined maximum of $72,000;

•	the balance of any payment due under the bonus plan, including, if applicable, a prorated payment under the bonus plan earned in respect of the fiscal year of termination;

•

a lump sum amount equal to two times the greater of the average of the payments made to the executive under the bonus plan in each of the two preceding fiscal years and the amount of executive’s target bonus opportunity;

•

a lump sum amount equivalent to the amount the executive would have received if he had been able to exercise equity-based incentives in the event that the vesting of such incentives does not accelerate under the provisions of such plans;

•

in the event that any payment made by the Company to executive is subject to excise tax under Section 4999 of the Code and the reduction of the amounts payable to the maximum amount that could be paid by the Company without triggering the excise tax would provide executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to executive will be reduced to the safe harbor cap; and

•

in the event that the Change of Control is an unapproved Change of Control, payment subject to excise tax under Section 4999 of the Code will be grossed up by the sum of the excise tax and the product of any deductions disallowed because of the inclusion of the gross-up payment in executive’s adjusted gross income and the highest applicable marginal rate of federal income tax for the calendar year in which the gross-up payment is made.

The Company’s obligation to provide the foregoing payments and benefits is conditional on the executive’s ongoing compliance with all applicable post-employment obligations which, among other things, restricts competitive activity for one year following termination date.

The following table shows the potential payments upon termination for Mr. Bailey, Mr. McMasters, Dr. Avelar, and Dr. Ingenito. Payments upon termination will be calculated in accordance with each executive’s employment agreement.

Name	Voluntary Termination by Executive Without Good Reason or For Cause Termination	Without Cause Termination or Termination by Executive With Good Reason	Without Cause Termination or Termination by Executive With Good Reason Within 24 Months After a Change of Control	Without Cause Termination or Termination by Executive With Good Reason Within 24 Months After an Unapproved Change of Control	Death	Termination Resulting from Loss of Eligibility to Work in Canada/ U.S.
K. Thomas Bailey:
Lump sum severance	—	525,000	875,000	875,000	—	525,000
Bonus for fiscal year of termination (2007)	—	—	—	—	—	—
Lump sum compensation for loss of benefits	—	30,000	54,000	54,000	—	30,000
Further lump sum	—	—	350,000	350,000	—	—
Exercise of options	—	—	—	—	—	—
Safe harbor cap adjustment	—	—	(163,867)	—	—	—
Gross up payment	—	—	—	419,948	—	—
Total	82,219	637,129	1,115,133	1,698,948	82,219	637,129
Rui Avelar:
Lump sum severance	—	724,500	1,086,750	1,086,750	—	724,500
Bonus for fiscal year of termination (2007)	—	—	—	—	—	—
Lump sum compensation for loss of benefits	—	34,000	58,000	58,000	—	34,000
Further lump sum	—	—	289,800	289,800	—	—
Exercise of options	—	—	—	—	—	—
Total	62,731	821,231	1,497,281	1,497,281	62,731	821,231
David McMasters
Lump sum severance	—	946,000	1,419,000	1,419,000	—	946,000
Bonus for fiscal year of termination (2007)	—	—	—	—	—	—
Lump sum compensation for loss of benefits	—	38,000	62,000	62,000	—	38,000
Further lump sum	—	—	378,400	378,400	—	—
Exercise of options	—	—	—	—	—	—
Safe harbor cap adjustment	—	—	(53,543)	—	—	—
Gross up payment	—	—	—	580,345	—	—
Total	81,829	1,065,829	1,805,857	2,439,745	81,829	1,065,829
Gary Ingenito
Lump sum severance	—	533,867	934,267	934,267	—	533,867
Bonus for fiscal year of termination (2007)	—	—	—	—	—	—
Lump sum compensation for loss of benefits	—	28,000	52,000	52,000	—	28,000
Further lump sum	—	—	320,320	320,320	—	—
Exercise of options	—	—	—	—	—	—
Safe harbor cap adjustment	—	—	(6,335)	—	—	—
Gross up payment	—	—	—	401,407	—	—
Total	39,540	601,407	1,300,252	1,707,994	39,540	601,407

Dr. Ingenito

Dr. Ingenito’s employment was terminated without cause by the Company, effective February 29, 2008. Under the terms of his employment agreement, described above, Dr. Ingenito executed a release and waiver of claims in favor of the Company and received severance payments and benefits in the total amount of $630,200, which consisted of the following payments and benefits:

• 12 months Base Salary	$400,000

• 2 months Base Salary for each full year worked	$200,200

• Lump sum compensation for benefits	$24,000

• $2,000 for each full year worked	$6,000

In accordance with the terms of his employment agreement, Mr. Ingenito’s vested stock options that were outstanding as of the date of termination remained exercisable for 30 days following termination.

Report Submitted by the Compensation Committee

David Howard, Chair	Edward Brown	Arthur Willms

However, upon any closing of the Transaction, the Company will not directly compensate any of its officers other than David M. Hall. Instead, its officers’ compensation will generally be determined and paid by its subsidiary, API, and the Company will pay certain management fees to API in connection therewith.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets out information relating to the Company’s equity compensation plans in place at December 31, 2007. The only equity compensation plans the Company has are the 2006 Stock Incentive Plan (defined below), pursuant to which the Company grants options in Canadian or U.S. dollars and the AMI Stock Option Plan (defined below).

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by securityholders:

2006 Stock Incentive Plan—CDN$ grants	7,675,944		CDN$	15.55	4,788,241	(1)
2006 Stock Incentive Plan—U.S.$ grants	1,051,218		U.S.$	9.39

Equity compensation plans not approved by securityholders:

AMI Stock Option Plan	433,012	(2)	U.S.$	15.44	Nil
Total	9,160,174				4,788,241

Notes

(1)	Available for future issuance under the 2006 Stock Incentive Plan in either Canadian or U.S. dollars.
(2)	Represents the number of Angiotech common shares issuable upon the exercise of AMI options.

Angiotech Stock Option Plans

As of June 30, 2008, the Company has outstanding stock options and tandem SARs to purchase 8,554,386 common shares, representing 10% of the issued and outstanding common shares of the Company. These options and tandem SARs are all non-transferable and have been granted to employees, officers and directors of the Company, and persons providing ongoing management and consulting services to the Company. The options and tandem SARs have been granted pursuant to: (a) the Company’s current stock option plan (the “2006 Stock Incentive Plan”) adopted by shareholders at the June 8, 2006 special general meeting, which superseded the 2004 Stock Option Plan and incorporated all options granted under the Company’s 2004 stock option plan (the “2004 Stock Option Plan”), (b) the Company’s 2004 Stock Option Plan adopted by shareholders at the January 20, 2004 special meeting, which incorporated all shares granted under the Company’s previous stock option plan (the “Previous Stock Option Plan”) established December 8, 1997, as amended by the shareholders on March 16, 1999, March 20, 2000 and March 6, 2001, (c) the Company’s original stock option plan (the “Original Stock Option Plan”) established July 2, 1996 and superceded by the Previous Stock Option Plan and (d) directors’ resolutions dated February 1, 1996 (114,000 common shares).

The 2006 Stock Incentive Plan was established at a special meeting held on June 8, 2006. The 2006 Stock Incentive Plan provides for the issuance of non-transferable options and tandem SARs to purchase up to 13,937,756 common shares, representing 16.4% of the issued and outstanding common shares, to employees, officers and directors of the Company, and persons providing ongoing management or consulting services to the Company, with any one person permitted, subject to the approval of the Board of Directors, to receive options and tandem SARs to acquire up to 5% of the issued and outstanding common shares. The exercise price of common shares under each option and tandem SAR is fixed by the Board of Directors and may be set in either Canadian dollars or United States dollars. Where the grant is in Canadian dollars, the exercise price may not be less than the closing price of the common shares on the TSX for the last day the common shares were traded prior to the effective date of the option/tandem SAR. Where the grant is in United States dollars, the exercise price may not be less than the closing price of the common shares on the NASDAQ for the last day the common shares were traded prior to the effective date of the option/tandem SAR. The effective date shall not be a date prior to the date the Board of Directors determines a grant will be made, and unless otherwise specified by the Board of Directors, the effective date shall be the date the Board of Directors determines an option/tandem SAR grant shall be made. Each option and tandem SAR will expire on the earlier of: (i) the expiration date as determined by the Board of Directors, which date shall not be more than five years from the date it is granted; (ii) 365 days after the participant dies, retires in accordance with the Company’s retirement policy or is permanently disabled; (iii) 30 days after the participant ceases to be a person qualified to receive an option, if as a result of early retirement or voluntary resignation; (iv) 30 days after the participant being terminated, or receiving notice of termination, other than for cause, subject to an allowance for any blackout period that may occur in that 30 day period; and (v) immediately upon the participant being terminated, or receiving notice of termination, for cause. A blackout period is a period of time where no employee, officer or director may trade because they are deemed to be in possession of confidential information. The expiry date of an option and tandem SAR may be extended to allow the Company the ability to align the exercise of options and tandem SARs with the time periods of negotiated early retirement and severance contracts when it is in the best interests of the Company to do so. In no situation would the extension of the expiry date be later than the original five-year term of the option and tandem SAR.

The participant shall have the right to elect to exercise either an option or a tandem SAR. If the participant elects to exercise a tandem SAR, the related option shall be cancelled and the participant shall be entitled to a share or portion thereof with an aggregate value equal to the product of (a) the excess of the market price of a common share on the date of exercise over the exercise price of the option/tandem SAR, multiplied by (b) the number of tandem SARs exercised. All tandem SARs shall be settled in common shares, and such settlement shall be made by delivery of the aggregate number of common shares having a market price on the date of exercise equal to the amount so settled.

The options and tandem SARs granted under the 2006 Stock Incentive Plan may vest over time as determined by the Board of Directors. If a change of control of the Company occurs, the vesting provisions may, in certain circumstances, be deemed to have been satisfied and the options deemed to have been vested. The number of options and tandem SARs granted may be adjusted if any share reorganization, special distribution or corporate reorganization occurs, subject to the approval of the TSX.

The Board of Directors is entitled to suspend, terminate or discontinue the 2006 Stock Incentive Plan or amend or revise the terms of the 2006 Stock Incentive Plan, subject to the approval, in certain circumstances, of the TSX and the shareholders of the Company.

Finally, the 2006 Stock Incentive Plan provides for automatic grants of options and tandem SARs to the Company’s independent directors upon their first election to the Board of Directors, and then semi-annually thereafter at the time of the annual general meeting and December 1.

During the year ended December 31, 2007, stock options and tandem SARs to acquire 2,180,000 of the Company’s common shares were awarded to 50 employees, officers and directors of the Company.

American Medical Instruments Stock Option Plan

On March 23, 2006, the Company acquired all of the issued and outstanding share capital of AMI. On March 9, 2006, AMI granted 304 stock options under AMI’s 2003 Stock Option Plan (the “AMI Stock Option Plan”), each of which is exercisable for approximately 3,852 common shares of the Company upon exercise. All outstanding options and warrants granted prior to the March 9, 2006 grant were settled and cancelled upon the acquisition of AMI. No further options to acquire common shares of the Company can be issued pursuant to the AMI Stock Option Plan. Approximately 1,171,092 of the Company’s common shares were reserved in March 2006 to accommodate future exercises of the AMI options.

The AMI options included in the above are all non-transferable and were granted to employees, officers and directors of AMI and persons providing ongoing management and consulting services to AMI. The options are subject to graded vesting over a four-year period after the second anniversary date of the grant date. Each option will expire on the earlier of (i) ten years from the date it is granted; (ii) 12 months after the participant dies; (iii) six months after the participant is disabled; (iv) 90 days after the participant retires or the participant’s employment is terminated, other than for cause; and (v) immediately upon the participant being terminated for cause. AMI options to purchase 411,231 of the Company’s common shares were outstanding as of June 30, 2008.

INDEBTEDNESS TO COMPANY OF DIRECTORS AND EXECUTIVE OFFICERS

There is no indebtedness of any individual who is, or was any time during the financial year ended December 31, 2007, a director, executive officer, proposed nominee for election as a director, or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries, either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year. Within 30 days before [—], 2008, there is no such indebtedness of any current or former executive officer, director or employee of the Company of any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as described in this Proxy Statement, no informed person or proposed nominee for election as a director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company’s last completed financial year or in any proposed transaction which, in either such case, has materially affected or will materially affect the Company or any of its subsidiaries.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related-Party Transactions Policy

The Company has not adopted a policy specifically directed at the review, approval or ratification of related-party transactions required to be disclosed. However, pursuant to our Audit Committee Charter, all transactions greater than $60,000 between us and any of our directors, executive officers or related parties are subject to review by our audit committee.

Certain Relationships and Related Party Transactions

Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

As of [—], 2008, the Company is not aware of any proceeding or action involving a director, executive officer or nominee which would be adverse to the Company.

MANAGEMENT CONTRACTS

No management functions of the Company or any of its subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Company. However, upon the closing of the

Transaction, several management functions of the Company will be performed by non-officers pursuant to the Management Services Agreement. See the section of this Proxy Statement entitled “THE RESTRUCTURING”.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as described in this Proxy Statement, no person who held a position of director or executive officer of the Company at any time since the commencement of the last financial year, no proposed nominee for election as a director of the Company and no associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of common shares or otherwise, in matters to be acted upon at the Meeting.

DIRECTORS AND OFFICERS’ INSURANCE

The Company maintains insurance for its directors and officers against certain liabilities incurred by them in their capacity as directors or officers of the Company or its subsidiaries in the aggregate amount of $40 million. The policy governing such insurance is subject to standard exclusions and limitations. During the year ended December 31, 2007, the amount of premiums expensed in respect of such insurance was $1.2 million.

KEY MANAGEMENT INSURANCE

The Company is the beneficiary under key management insurance policies of CDN$0.5 million on the life of Dr. Hunter. The Company pays the current annual premium for this policy of CDN$533.

OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the common shares represented thereby in accordance with their best judgment on such matter.

ADDITIONAL INFORMATION

This Proxy Statement incorporates by reference important business information about the Company from documents that are not included in or delivered with this Proxy Statement. You may obtain documents that are incorporated by reference in this Proxy Statement without charge by requesting them in writing or by telephone from the Company at:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia, Canada V6A 1B6

(604) 221 7676

Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this Proxy Statement.

In order to receive timely delivery of requested documents in advance of the Meeting, you should make your request no later than [—], 2008.

For a more detailed description of the information incorporated in this Proxy Statement by reference and how you may obtain it, see “WHERE YOU CAN FIND MORE INFORMATION” below.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements, and other financial information with the SEC as required under the Exchange Act and with Canadian securities regulators.

You may read and copy any reports, statements, or other information filed by the Company at the public reference facilities maintained by the SEC in Room 1590, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the operation of the SEC’s public reference facilities. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by the Company at www.sec.gov. You may also access the Company’s filings and obtain additional information about the Company though the internet at www.sedar.com and through the website maintained by the Company at www.angiotech.com. The information contained on the website is not incorporated by reference in, or in any way a part of, this Proxy Statement. Financial information about the Company is provided in the Company’s comparative financial statements and the related management’s discussion and analysis for its most recently completed financial year, which are available on the Internet at www.sedar.com and www.sec.gov.

This Proxy Statement does not contain all the required information because the SEC allows the Company to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that the Company has previously filed with the SEC. However, the Company is not incorporating any information furnished under Item 2.02 or 7.01 of its Current Reports on Form 8-K filed with the SEC. The following documents are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 40-F filed by the Company for the year ended December 31, 2007;

•	Quarterly Report on Form 10-Q filed by the Company for the quarter ended March 31, 2008;

•	Current Reports on Form 8-K filed by the Company on April 16, 2008, April 18, 2008, April 21, 2008, May 14, 2008 and July 10, 2008.

All documents filed by the Company under Sections 13(a), 12(c), 14 or 15(d) of the Exchange Act from the date of this Proxy Statement to the date of the Meeting will also be deemed to be incorporated into this Proxy Statement by reference.

Copies of these documents are available on SEDAR at www.sedar.com and shareholders may also obtain copies of any document incorporated in this Proxy Statement, without charge, by requesting them in writing or by telephone at the following address:

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, British Columbia, Canada V6A 1B6

(604) 221 7676

Attention: Investor Relations

The Company has not authorized any person to give any information or make any representations about the Transaction that is different from, or in addition to, that contained in this Proxy Statement or in any of the materials that are incorporated by reference in this Proxy Statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Proxy Statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you wish to submit proposals to be included in our proxy statement for the 2009 annual general meeting of shareholders, we must receive them on or before [—], 2009. Please address your proposals to: Corporate Secretary, 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6.

In order for proposals by shareholders to be properly brought before the 2009 annual general meeting of shareholders, proper notice must be delivered to the Corporate Secretary of the Company at the address above no earlier than [—], 2009, nor later than [— ], 2009.

DATED [—], 2008.

BY ORDER OF THE BOARD

K. Thomas Bailey
Chief Financial Officer

APPENDIX A

Proposed Text of Resolutions

Shareholder Rights Plan Resolution

BE IT RESOLVED that:

(a)	the reconfirmation of the Company’s amended and restated shareholder rights plan (the “Plan”) with minor technical amendments as described in the accompanying Proxy Statement is hereby approved; and

(b)	any one director or officer is hereby authorized, on behalf of the Company, to execute and deliver an amended and restated Plan which reflects its reconfirmation and the minor technical amendments.

Transaction Resolution

WHEREAS:

A.	Under a note purchase agreement (the “Note Purchase Agreement”) dated as of July 6, 2008 among Angiotech Pharmaceuticals, Inc. (“Angiotech”), certain of its subsidiaries, including Angiotech Pharmaceutical Interventions, Inc., Ares Corporate Opportunities Fund III, L.P. (“Ares”) and New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. (collectively, “New Leaf” and, together with Ares, the “Purchasers”):

(a)	Angiotech has agreed to incorporate a new subsidiary, Angiotech Pharmaceutical Interventions, Inc. (“API”), and to transfer a significant portion of its existing business to API; and

(b)	the Purchasers have agreed to invest between US$200 million and US$300 million to acquire convertible notes to be issued by API,

all as further described in the accompanying management proxy statement.

B.	For purposes of Section 301 of the Business Corporations Act (British Columbia), the transactions contemplated by the Note Purchase Agreement, including any subsequent direct or indirect reduction of Angiotech’s investment in API (whether through a sale of securities, merger involving API, dilution through additional issuances of securities by API or otherwise), may constitute the sale of all or substantially all of the undertaking of Angiotech.

C.	The shareholders have determined it is appropriate to authorize Angiotech to complete such transactions in accordance with the requirements of the Business Corporations Act (British Columbia).

BE IT RESOLVED, as a special resolution, that:

1.	the transactions contemplated by the Note Purchase Agreement including, without limitation:

(a)	the sale of a significant portion of Angiotech’s existing business to API;

(b)	the issuance of convertible notes by API (including the increase of the aggregate principal amount thereunder to pay interest on issued convertible notes) to the Purchasers and any subsequent conversion of such notes into equity of API in accordance with their terms; and

(c)	any subsequent direct or indirect reduction of Angiotech’s investment in API (whether through a sale of securities, merger involving API, dilution through additional issuances of securities by API or otherwise), in each case as described in the accompanying management proxy circular are hereby authorized and approved;

A-1

2.	notwithstanding the authorization and approval set forth in paragraph 1 above, the directors of Angiotech may abandon such transactions if at any time they determine that it is in the best interests of Angiotech to do so; and

3.	any one director or officer is hereby authorized, on behalf of Angiotech, to take all additional steps, and execute and deliver all additional documents, as may be necessary or advisable in order to give full effect to the foregoing resolutions.

Quorum Resolution

BE IT RESOLVED, as a special resolution that:

1.

the quorum requirements for general meetings of shareholders of Angiotech Pharmaceuticals, Inc. (the “Company”) set out under section 11. 3 of the Articles of the Company be amended by deleting the number “5%” and replacing it with “33 1/3%”; and

2.	any one director or officer is hereby authorized, on behalf of the Company, to execute and deliver, and file all additional documents, as may be necessary or advisable in order to give full effect to the foregoing resolution.

A-2

APPENDIX B

Charter of Board Governance and Expectations

ANGIOTECH PHARMACEUTICALS, INC.

Our Charter of Board Governance & Expectations outlines responsibilities of the Company’s Board of Directors, and identifies the personal and professional conduct expected of the directors.

GENERAL BOARD RESPONSIBILITIES

It is the responsibility of the Board of Directors to oversee the direction and management of the Company in accordance with applicable law, the Company’s Bylaws and applicable rules and regulations of the Toronto Stock Exchange and the NASDAQ Stock Market, while adhering to high ethical standards. Specific tasks and actions of the Board in fulfilling these general responsibilities are as follows:

Strategic Planning & Budgets

1.	Meet at least annually in an all-day strategy session to review the Company’s strategic business plan proposed by management, including a statement of our vision, mission and values, and to adopt such a plan with such changes as the Board deems appropriate.

2.	Review the Company’s corporate objectives, financial plans and budgets proposed by management and adopt the same with such changes as the Board deems appropriate.

3.	In connection with such reviews, the Board shall seek to provide a balance of long-term versus short-term orientation towards the Company’s vision, mission and values.

Measurement Against Plan

1.	Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.

Risk Management

1.	Instruct management to regularly advise the Board on the business risks of the Company. Review and discuss with management such risks and the systems designed to monitor and manage such risks.

Communication Oversight

1.	Review annually the Company’s Corporate Disclosure Policy and evaluate Company compliance with the policy.

Executive Personnel

1.	Approve the hiring of senior officers.

2.	Establish, and review annually, job descriptions for executive officers.

3.	Evaluate senior officers’ performance. Replace where necessary, and evaluate management succession plans.

4.	Confirm with management that all executive officers have current employment, non-competition and confidentiality agreements.

5.	Review major Company organizational and staffing issues.

Systems Integrity

1.	Confirm with the Audit Committee that it has reviewed and discussed the adequacy of the Company’s internal controls and management information systems.

2.	Review and adopt and confirm distribution to appropriate personnel of a Code of Ethics for Directors and Executives and other governing policies. Review and evaluate whether the Company, and its executives conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.

3.	Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.

Material Transactions

1.	Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual’s relationship with the Company.

BOARD STRUCTURE & FUNCTION

Composition of the Board of Directors

1.	Ensure that the majority of Directors are “independent”, as defined by the highest test set by the Company’s governing regulatory bodies.

Annual Disclosure of Directors

1.	Publicly disclose conclusions as to the independence of the directors as defined by the rules of the SEC and the NASDAQ Stock Market.

Assessing Directors

1.	Review and discuss promptly any issues regarding Board membership of any director whose employment or professional status has materially changed.

2.	Review and discuss any issues regarding Board membership of any director who is also a standing director and/or officer of any other public company.

Position of Chair of the Board

1.	Appoint as Chair of the Board an independent director.

Board Evaluation

1.	At least annually evaluate the Boards’ own performance in fulfilling its obligations outlined in this charter and any other duties charged to the Board.

2.	Annually review the size of the Board, and any impact of that size on the effectiveness of the Board and whether it is appropriate to reduce or increase the size of the Board.

Compensation of Directors

1.	Annually review the compensation paid to Directors.

Board Committees

1.	Consider that Board committees should generally consist of outside directors.

2.	Ensure that the majority of directors on all committees be independent and unrelated directors.

3.	Annually review the charter for each committee and consider any changes recommended by such committee or the full Board.

Governance and Nominating Committee

1.	Appoint a Governance and Nominating Committee to annually nominate board members for election by stockholders and recommend new board members to fill any vacancy.

2.	Delegate general responsibility for review and evaluation of corporate governance issues to the Governance and Nominating Committee.

3.	Review annually the Governance and Nominating Committee Charter, and suggest changes to its Charter the committee deems appropriate for consideration by the entire Board.

4.	Undertake orientation for new directors.

Audit Committee

1.	Delegate general responsibility to the Audit Committee to (1) select and provide for compensation of the Company’s independent auditors and (2) oversee the audits of Company’s financial statements and its financial reporting and disclosure processes, and (3) evaluate the independence and performance of the Company’s independent auditors.

2.	Ensure that all committee members are independent.

3.	Review annually the Audit Committee Charter and suggest changes to its Charter the committee deems appropriate for consideration by the entire Board.

4.	Prepare an annual Audit Committee Report for inclusion in Company’s annual Information Circular.

Compensation Committee

1.	Delegate general responsibility to the Compensation Committee for senior executive compensation, including a review of compensation and performance in relation to Corporate Objectives.

2.	Prepared annually a report on executive compensation for inclusion in Company’s annual Information Circular.

3.	Review annually the Compensation Committee Charter and suggest changes to its Charter that the committee deems appropriate for consideration by the entire Board.

4.	Review annually the Company’s incentive stock option plan.

5.	Approve all grants under the Company’s incentive stock option plan.

Outside Advisors for Directors

1.	Ensure that the Board of Directors and each committee of the Board are permitted to engage outside advisors at the Company’s expense as they deem appropriate.

Director Succession

1.	Ensure that there is a succession plan for directors and the Company’s independent Chair.

General

1.	Perform such other functions as prescribed by law and in the Company’s By-laws.

Amendments to Charter of Director Governance and Expectations

1.	Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.

PERSONAL AND PROFESSIONAL CHARACTERISTICS OF BOARD MEMBERS

The following characteristics and traits outline the framework for the recruitment and selection of Board of Director nominees.

1.	Conduct and Accountability

2.	Nominee must demonstrate high ethical standards and conduct in their personal and professional lives, and make and be accountable for their decisions in their capacity as board members.

Judgment

1.	Nominee must demonstrate to the satisfaction of the Board a capacity to provide sound advice on a broad range of industry and community issues.

2.	Nominee must have or develop to the satisfaction of the Board a broad knowledge base of the Company’s industry in order to understand the basis from which corporate strategies are developed and business plans produced.

3.	Nominee must be able to provide to the satisfaction of the Board a mature and useful perspective as to the business plan, strategy, risks and objectives of the Company.

Financial Literacy

1.	Nominee must demonstrate to the satisfaction of the Board a sound level of financial literacy including the ability to understand financial statements and use financial metrics to evaluate the financial health and performance of the Company.

Teamwork

1.	Nominee must demonstrate to the satisfaction of the Board that he or she will put Board and Company performance ahead of individual achievements.

Communication

1.	Nominee must demonstrate to the satisfaction of the Board a willingness to listen as well as to communicate their opinions, openly and in a respectful manner.

Experience

1.	Nominee must have demonstrated and continue to demonstrate to the satisfaction of the Board a high level of achievement in their personal and professional lives that reflects high standards of personal and professional conduct.

APPENDIX C

Dissent Provisions of Business Corporations Act (British Columbia)

(Division 2 of Part 8 of the Business Corporations Act (British Columbia))

Definitions and application

237. (1)	In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(1)	in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b)	in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2) (c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement, or

(c)	in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2)	This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a)	the court orders otherwise, or

(b)	in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238. (1)	A shareholder of a company, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a)	under section 260, in respect of a resolution to alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b)	under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c)	under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d)	in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e)	under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking;

(f)	under section 309, in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia;

(g)	in respect of any other resolution, if dissent is authorized by the resolution;

(h)	in respect of any court order that permits dissent.

(2)	A shareholder wishing to dissent must

(a)	prepare a separate notice of dissent under section 242 for

(i)	the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b)	identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c)	dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3)	Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a)	dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b)	cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239. (1)	A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2)	A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a)	provide to the company a separate waiver for

(i)	the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii)	each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b)	identify in each waiver the person on whose behalf the waiver is made.

(3)	If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a)	the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b)	any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4)	If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240. (1)	If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the company must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2)	If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the company may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a)	a copy of the proposed resolution, and

(b)	a statement advising of the right to send a notice of dissent.

(3)	If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favor of the resolution, whether or not their shares carry the right to vote,

(a)	a copy of the resolution,

(b)	a statement advising of the right to send a notice of dissent, and

(c)	if the resolution has passed, notification of that fact and the date on which it was passed.

(4)	Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241.	If a court order provides for a right of dissent, the company must, not later than 14 days after the date on which the company receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a)	a copy of the entered order, and

(b)	a statement advising of the right to send a notice of dissent.

Notice of dissent

242. (1)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a)	if the company has complied with section 240 (1) or (2), send written notice of dissent to the company at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b)	if the company has complied with section 240 (3), send written notice of dissent to the company not more than 14 days after receiving the records referred to in that section, or

(c)	if the company has not complied with section 240 (1), (2) or (3), send written notice of dissent to the company not more than 14 days after the later of

(i)	the date on which the shareholder learns that the resolution was passed, and

(ii)	the date on which the shareholder learns that the shareholder is entitled to dissent.

(2)	A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the company

(a)	on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3) (b) as the last date by which notice of dissent must be sent, or

(b)	if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3)	A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the company

(a)	within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b)	if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4)	A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the company as beneficial owner, a statement to that effect;

(b)	if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the company as beneficial owner, a statement to that effect and

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c)	if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i)	the name and address of the beneficial owner, and

(ii)	a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5)	The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243. (1)	A company that receives a notice of dissent under section 242 from a dissenter must,

(a)	if the company intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i)	the date on which the company forms the intention to proceed, and

(ii)	the date on which the notice of dissent was received, or

(b)	if the company has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2)	A notice sent under subsection (1) (a) or (b) of this section must

(a)	be dated not earlier than the date on which the notice is sent,

(b)	state that the company intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c)	advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244. (1)	A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the company or its transfer agent for the notice shares, within one month after the date of the notice,

(a)	a written statement that the dissenter requires the company to purchase all of the notice shares,

(b)	the certificates, if any, representing the notice shares, and

(c)	if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2)	The written statement referred to in subsection (1) (c) must

(a)	be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b)	set out whether or not the beneficial owner is the beneficial owner of other shares of the company and, if so, set out

(i)	the names of the registered owners of those other shares,

(ii)	the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii)	that dissent is being exercised in respect of all of those other shares.

(3)	After the dissenter has complied with subsection (1),

(a)	the dissenter is deemed to have sold to the company the notice shares, and

(b)	the company is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4)	Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5)	Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6)	A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245. (1)	A company and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the company must

(a)	promptly pay that amount to the dissenter, or

(b)	if subsection (5) of this section applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(2)	A dissenter who has not entered into an agreement with the company under subsection (1) or the company may apply to the court and the court may

(a)	determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the company under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b)	join in the application each dissenter, other than a dissenter who has entered into an agreement with the company under subsection (1), who has complied with section 244 (1), and

(c)	make consequential orders and give directions it considers appropriate.

(3)	Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the company must

(a)	pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the company under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b)	if subsection (5) applies, promptly send a notice to the dissenter that the company is unable lawfully to pay dissenters for their shares.

(4)	If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a)	the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the company is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b)	if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the company, to be paid as soon as the company is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the company but in priority to its shareholders.

(5)	A company must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a)	the company is insolvent, or

(b)	the payment would render the company insolvent.

Loss of right to dissent

246.	The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a)	the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b)	the resolution in respect of which the notice of dissent was sent does not pass;

(c)	the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d)	the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e)	the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f)	a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g)	with respect to the notice shares, the dissenter consents to, or votes in favor of, the resolution in respect of which the notice of dissent was sent;

(h)	the notice of dissent is withdrawn with the written consent of the company;

(i)	the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247.	If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a)	the company must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b)	the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c)	the dissenter must return any money that the company paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX D

Fairness Opinion of Merrill Lynch Canada Inc.

[Letterhead of Merrill Lynch Canada]

July 6, 2008

Special Committee of the Board of Directors

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC Canada V6A 1B6

Members of the Special Committee of the Board of Directors:

Angiotech Pharmaceuticals, Inc. (the “Parent”), Angiotech Pharmaceutical Interventions, Inc., a wholly owned subsidiary of the Parent (the “Company”), and certain other subsidiaries of Parent propose to enter into a Note Purchase Agreement, dated as of July 6, 2008 (the “Agreement”), with Ares Corporate Opportunities Fund III, L.P. (“Ares”), New Leaf Ventures I, L.P. and New Leaf Ventures II, L.P. (collectively, the “Investor”) pursuant to which the Company will (a) issue notes convertible into common stock of the Company (the “Convertible Notes”) to the Investor in an aggregate principal amount of up to $300 million but not less than $200 million (the “Cash Consideration”) and on the terms set forth therein and (b) make the net proceeds from the issuance of the Convertible Notes available to the Parent in order for Parent to commence a tender offer (the “Tender Offer”) for a portion of Parent’s $325 million in aggregate principal amount of Senior Floating Rate Notes and $250 million in aggregate principal amount of Senior Subordinated Notes (collectively, the “Notes”). The issuance of the Convertible Notes to the Investor is referred to as the “Transaction”. Prior to completing the Transaction and as contemplated in the Agreement, Parent will effect a restructuring (the “Restructuring”) by, among other things, transferring certain of its assets to the Company.

You have asked us whether, in our opinion, the Cash Consideration to be received by the Company pursuant to the Transaction is fair from a financial point of view to the Parent.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to the Parent that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Parent and the Company furnished to us by the Parent;

(3)	Performed, with the consent of Parent, a sensitivity analysis with respect to the financial forecast information provided to us by the Parent;

(4)	Conducted discussions with members of senior management and representatives of the Parent concerning the matters described in clauses (1), (2) and (3) above;

(5)	Reviewed the results of operations of the Parent and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of the Parent and the Investor and their financial and legal advisors;

(8)	Reviewed a draft dated July 5, 2008 of the Agreement; and

(9)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Parent or the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Parent or the Company under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Parent or the Company. With respect to the financial forecast information furnished to or discussed with us by Parent, we have assumed that they have been reasonably prepared and reflect the best then currently available estimates and judgment of the Parent as to the expected future financial performance of the Parent and the Company. We have also confirmed with Parent the sensitivity analysis performed by us with respect to such financial forecast information. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us and that the Restructuring will be completed as contemplated in the last draft of the Agreement reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

In connection with the preparation of this opinion, we have not been authorized by the Parent or the Company or their respective Boards of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Parent or the Company. You have advised us that Goldman, Sachs & Co. was authorized to solicit, and did solicit, such third-party indications of interest.

We are acting as financial advisor to the Special Committee of the Board of Directors of the Parent in connection with the Transaction and will receive fees from the Parent for our services, payable upon the delivery of this opinion. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement.

We confirm that for purposes of providing this opinion, we are independent of the Parent, its management, the Company and the Investor. We have, in the past, provided financial advisory and financing services to Parent and its affiliates and affiliates of Ares and may continue to do so and have received, and may receive, fees for the rendering of such services. Those engagements included acting as Book Runner on a term loan facility, and as Co-Manager with respect to a senior notes offering, for GNC Corporation, an affiliate of Ares, each of which occurred in March 2007. We also acted as Book Runner on several occasions between July 2006 and August 2007 in connection with equity offerings conducted by Ares Capital Corporation, an affiliate of Ares, as well as Book Runner in connection with a rights offering by Ares Capital Corporation in April 2008. In addition, in the ordinary course of our business, we or our affiliates may actively trade shares and other securities of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Parent. Our opinion does not address the merits of the underlying decision by the Parent or the Company to engage in the Transaction or the decision of Parent to commence the Tender Offer and does not constitute a recommendation to any shareholder of the Parent as to how such shareholder should vote on the proposed Transaction or any matter related thereto, and does not constitute a recommendation as to whether any holder of either series of Notes should tender its Notes in the Tender Offer. In addition, this opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Parent or Company, other than Parent, as sole stockholder of the Company. Moreover, this opinion does not address the fairness of the terms of the Convertible Notes, but we did consider the conversion price and interest rate of the

Convertible Notes in rendering this opinion. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Transaction, or any class of such persons, and have not incorporated such matters into our analysis. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by the Company pursuant to the Transaction is fair from a financial point of view to the Parent.

Very truly yours,

MERRILL LYNCH CANADA INC.

000001

SAM SAMPLE

123 SAMPLES STREET SAMPLETOWN SS X9X X9X

Security Class COMMON

Holder Account Number

C9999999999 IND

Form of Proxy—Annual and Special General Meeting to be held on TBA, 2008

This Form of Proxy is solicited by and on behalf of Management.

Notes to proxy

1. Every registered shareholder has the right to appoint some other person, who need not be a shareholder, to attend and act on their behalf at the meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse and strike out the other names).

2. If the shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this proxy with signing capacity stated.

3. This proxy should be signed in the exact manner as the name appears on the proxy.

4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management or its agent to the holder.

5. A registered shareholder may direct the manner in which his or her shares are voted or withheld from voting by marking the form of proxy accordingly. Where no instructions are specified, or where the instructions are uncertain, a nominee of management acting as a proxyholder will vote the shares FOR the resolution.

6. The shares represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the registered shareholder, on any ballot that may be called for and, if the registered shareholder has specified a choice with respect to any matter to be acted on, the shares will be voted accordingly.

7. This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Meeting or other matters that may properly come before the meeting.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management.

Proxies submitted must be received by TBA, on TBA, 2008.

ANPQ_PRX_45876/000001/000001

SAM SAMPLE

C9999999999

IND C01

Appointment of Proxyholder

The undersigned shareholder (“Registered Shareholder”) of Angiotech Pharmaceuticals, Inc. (the “Company”) hereby appoints: TBA

OR Print the name of the person you are appointing if this person is someone other than the Management Nominees listed herein.

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special General Meeting of shareholders of Angiotech Pharmaceuticals, Inc. to be held at the offices of the Company located at TBA, Vancouver, British Columbia on TBA, 2008 at TBA AM (Pacific Time) and at any adjournment or postponements thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Fix the Number of Directors

To fix the number of directors at seven.

For Against

2. Election of Directors

For Withhold For Withhold For Withhold

01. William L. Hunter 04. Edward M. Brown 07. Henry A. McKinnell Jr.

02. David T. Howard

05. Arthur H. Willms

03. Hartley T. Richardson

06. Laura Brege

3. Appointment of Auditors

Appointment of PricewaterhouseCoopers LLP as Auditors of the Company of the ensuing year and authorizing the Directors to fix their remuneration.

For Withhold

4. Approval of Transaction Resolution

To approve the special resolution set out as the Transaction Resolution in Appendix A to the accompanying Proxy Statement.

For Withhold

5. Approval of the Shareholder Rights Plan Resolution

To approve the ordinary resolution set out as the Shareholder Rights Plan Resolution in Appendix A to the accompanying Proxy Statement.

For Withhold

6. Approval of Quorum Resolution

To approve the special resolution set out as the Quorum Resolution in Appendix A to the accompanying Proxy Statement.

For Withhold

Authorized Signature(s)—This section must be completed for your instructions to be executed.

Signature(s) Date

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, or if the instructions are uncertain, this Proxy will be voted FOR the resolutions.

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